         As filed with the Securities and Exchange Commission on _________, 1996
                                                     Registration No. 333-_____



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                              ZIONS BANCORPORATION
             (Exact name of registrant as specified in its charter)

            Utah                          6712                    87-0227400
(State or other jurisdiction   (Primary Standard Industrial      (IRS Employer
     of incorporation or        Classification Code Number)  Identification No.)
        organization)
                             1380 Kennecott Building
                           Salt Lake City, Utah 84133
                                 (801) 524-4787
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)
                              --------------------

                                Harris H. Simmons
                      President and Chief Executive Officer
                              Zions Bancorporation
                             1380 Kennecott Building
                           Salt Lake City, Utah 84133
                                 (801) 524-4787
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

                                   Copies to:

Brian D. Alprin, Esq.                         Robert S. Kant, Esq.
Laurence S. Lese, Esq.                        Michelle S. Monserez, Esq.
Metzger, Hollis, Gordon & Alprin              O'Connor, Cavanagh, Anderson,
Suite 1000                                       Killingsworth & Beshears, P.A.
1275 K Street, N.W.                           One East Camelback Road
Washington, D.C.  20005                       Suite 1100
(202) 842-1600                                Phoenix, Arizona  85012-1656
                                              (602) 263-2400

Approximate date of commencement of the proposed sale of the securities to the public: The date of mailing the Proxy Statement/Prospectus contained herein.

- --------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------


=======================================================================================================================
                                                                                           Proposed
                                                                Proposed                    maximum
                                                                 maximum                   aggregate      Amount of
        Title of securities to     Amount to be              offering price                offering      registration
             be registered          registered                  per share                    price           fee
- ------------------------------------------------------------------------------------------------------------------------
Common Stock, no par                  500,000                      NA                      (1)           $3,155.35
value
=========================================================================================================================

         (1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(2) on the basis of the book value of the Common Stock, no par value, of Southern Arizona Bancorp, Inc. on February 29, 1996 of $9,150,515 and the maximum of 1,266,362 shares of such stock to be  converted  in the  Reorganization  described
                  herein    into    Common    Stock    of    the     registrant.

                              --------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================


                              ZIONS BANCORPORATION

                          Cross-Reference Sheet between
                                Items of Form S-4
                   and Captions in Proxy Statement/Prospectus


         Form S-4 Item                                                    Caption(s) or Location in
         Number and Caption                                               Proxy Statement/Prospectus
         ------------------                                               --------------------------
A.       Information About the Transaction

         1.       Forepart of Registration Statement
                  and Outside Front Cover Page of
                  Prospectus.........................                     Outside Front Cover Page of
                                                                          Proxy Statement/Prospectus

         2.       Inside Front and Outside Back
                  Cover Pages of Prospectus..........                     Available Information; Table
                                                                          of Contents
         3.       Risk Factors, Ratio of Earnings
                  to Fixed Charges and Other
                  Information........................                     Summary; Introduction

         4.       Terms of the Transaction...........                     Plan of Reorganization;
                                                                          Comparison of Zions Common
                                                                          Stock and Southern Arizona
                                                                          Common Stock; Information
                                                                          Concerning the Pro Forma
                                                                          Combined Financial Data

         5.       Pro Forma Financial Information....                     Pro Forma Combined Financial
                                                                          Information; Pro Forma
                                                                          Combined Financial
                                                                          Information--Information
                                                                          Concerning the Pro Forma
                                                                          Combined Financial
                                                                          Information; Pro Forma
                                                                          Combined Financial
                                                                          Information

         6.       Material Contracts with the
                  Company Being Acquired.............                     Plan of Reorganization; Plan
                                                                          of Reorganization--
                                                                          Background of and Reasons
                                                                          for the Reorganization; Plan
                                                                          of Reorganization--Voting
                                                                          Agreements; Plan of
                                                                          Reorganization--Interests of
                                                                          Certain Persons in the
                                                                          Transaction

         7.       Additional Information Required
                  for Reoffering by Persons and
                  Parties Deemed to be Underwriters..                     NA





         8.       Interests of Named Experts and
                  Counsel............................                     NA

         9.       Disclosure of Commission Position
                  on Indemnification for Securities
                  Act Liabilities....................                     NA

B.       Information About the Registrant

         10.      Information with Respect to S-3
                  Registrants........................                     Information Concerning Zions

         11.      Incorporation of Certain
                  Information by Reference...........                     Information Concerning
                                                                          Zions--Zions Documents
                                                                          Incorporated by Reference

         12.      Information with Respect to S-2
                  or S-3 Registrants.................                     NA

         13.      Incorporation of Certain
                  Information by Reference...........                     NA

         14.      Information with Respect to
                  Registrants Other than S-3 or S-2
                  Registrants........................                     NA

C.       Information About the Company Being
         Acquired

         15.      Information with Respect to S-3
                  Companies..........................                     NA

         16.      Information with Respect to S-2
                  or S-3 Companies...................                     NA

         17.      Information with Respect to
                  Companies Other Than S-2 or S-3
                  Companies..........................                     Information Concerning
                                                                          Southern Arizona

D.       Voting and Management Information

         18.      Information if Proxies, Consents
                  or Authorizations are to be
                  Solicited:


                                                     - 2 -



         Item Number and Caption in Schedule
         14A under the Securities Exchange                                Caption(s) or Location in
         Act of 1934 or Regulation S-K                                    Proxy Statement/Prospectus
         -----------------------------------                              --------------------------

         (1)      Date, Time and Place Information...                     Outside Front Cover Page of
                                                                          Proxy Statement/Prospectus;
                              Summary; Introduction

         (2)      Revocability of Proxy..............                     Introduction--Voting and
                                                                          Revocation of Proxies

         (3)      Dissenters' Rights of Appraisal....                     Plan of Reorganization--
                                                                          Dissenters' Rights of
                                                                          Southern Arizona
                                                                          Shareholders

         (4)      Persons Making the Solicitation....                     Introduction--Solicitation
                                                                          of Proxies

         (5)      Interest of Certain Persons in
                  Matters to be Acted Upon...........                     Plan of Reorganization--
                                                                          Boards of Directors
                                                                          Following the
                                                                          Reorganization; Interests of
                                                                          Certain Persons in the
                                                                          Transaction

         (6)      Voting Securities and Principal
                  Holders Thereof....................                     Introduction--Record Date;
                                                                          Voting Rights; Principal
                                                                          Holders of Zions Common
                                                                          Stock; Information
                                                                          Concerning Zions--Zions
                                                                          Documents Incorporated by
                                                                          Reference; Information
                                                                          Concerning Southern Arizona-
                                                                          -Principal Shareholders

         (21)     Vote Required for Approval.......                       Plan of Reorganization--
                                                                          Required Vote; Management
                                                                          Recommendation

         (401)    Directors and Executive
                  Officers.........................                       Information Concerning
                                                                          Zions--Zions Documents
                                                                          Incorporated by Reference;
                                                                          Plan of Reorganization--
                                                                          Boards of Directors
                                                                          Following the
                                                                          Reorganization; Information
                                                                          Concerning Southern Arizona-
                                                                          -Southern Arizona Management


                                                     - 3 -



         (402)    Executive Compensation...........                       Information Concerning
                                                                          Zions--Zions Documents
                                                                          Incorporated by Reference

         (404)    Certain Relationships and
                  Related Transactions.............                       Information Concerning
                                                                          Zions--Zions Documents
                                                                          Incorporated by Reference;
                                                                          Information Concerning
                                                                          Southern Arizona--Certain
                                                                          Transactions

                                                                          Caption(s) or Location in
         Form S-4 Item Number and Caption                                 Proxy Statement/Prospectus
         --------------------------------                                 --------------------------

         19.      Information if Proxies, Consents
                  or Authorizations are Not to be
                  Solicited, or in Exchange Offer....                     NA

                         SOUTHERN ARIZONA BANCORP, INC.
                                 Proxy Statement
                         Special Meeting of Shareholders
                           To be Held on May __, 1996

                                       and

                              ZIONS BANCORPORATION
                                   Prospectus
                             Up to 500,000 Shares of
                                  Common Stock


         This Proxy Statement/Prospectus is being furnished to the shareholders of Southern Arizona Bancorp, Inc. ("Southern Arizona"), an Arizona corporation, in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders of Southern Arizona to be held on May __, 1996 (the "Special Meeting") and at any adjournments or postponements thereof. This Proxy Statement/Prospectus and accompanying form of proxy ("Proxy") are first being mailed to the shareholders of Southern Arizona as of April [ ], 1996 (the "Record Date") on or about April [ ], 1996.

         At the Special Meeting, the shareholders of Southern Arizona will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of January 17, 1996 (the "Plan of Reorganization"), between Southern Arizona, Zions Bancorporation, a Utah corporation ("Zions"), Southern Arizona Bank (the "Bank"), a wholly-owned subsidiary of Southern
Arizona, and National Bank of Arizona ("NBA"), a wholly-owned subsidiary of Zions (except for directors' qualifying shares) pursuant to which Southern Arizona will be merged into Zions with Zions being the surviving corporation and the Bank will be merged into NBA with NBA being the surviving institution (together, the "Reorganization"). Upon consummation of the Reorganization, each outstanding share of Southern Arizona's common stock (the "Southern Arizona Common Stock") will be converted into the right to receive that number of shares of Zions common stock (the "Zions Common Stock") calculated by dividing the Benchmark Price (as defined herein) representing $25,330,000 plus certain accretions, by the Average Closing Price (as defined herein) of Zions Common Stock, and by further dividing that number by the number of issued and outstanding shares of Southern Arizona Common Stock at the effective date of the Reorganization. Additionally, in the event that the Unadjusted Average Price (as defined herein) of Zions Common Stock is less than $59.00, a cash payment will be made to the holders of Southern Arizona Common Stock. On April __, 1996, the closing price of Zions Common Stock was $_____ per share and Southern Arizona had issued and outstanding 1,266,362 shares of its Common Stock. If the Reorganization had been consummated as of that date and assuming the Average Closing Price of Zions Common Stock was $_____ and the Benchmark Price equalled $_______ on that date, shareholders of Southern Arizona would have received __ shares of Zions Common Stock for each share of Southern Arizona Common Stock or an equivalent consideration to holders of Southern Arizona Common Stock of $_____ per share. The Zions Common Stock to be distributed to Southern Arizona shareholders will be registered with the Securities and Exchange Commission and for all shareholders, other than shareholders who are affiliates of Southern Arizona or who become affiliates of Zions, will be immediately tradable. See "Plan of Reorganization--Conversion of Southern Arizona Shares."

         Zions has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Zions Common Stock which may be issued in the Reorganization to the shareholders of Southern Arizona. This Proxy Statement/Prospectus also constitutes the prospectus of Zions filed as part of the Registration Statement.
                              --------------------

         FOR THE ACTION OF THE SHAREHOLDERS TO BE EFFECTIVE, TWO-THIRDS OF THE SHAREHOLDERS OF SOUTHERN ARIZONA AND HOLDERS OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF SOUTHERN ARIZONA MUST VOTE IN FAVOR OF THE REORGANIZATION. BEFORE THE REORGANIZATION WILL BE IMPLEMENTED, THE REORGANIZATION MUST ALSO BE APPROVED BY FEDERAL AND STATE BANKING REGULATORS. REGULATORY APPROVALS HAVE NOT YET BEEN OBTAINED.
                              --------------------

         THE SHARES OF ZIONS  COMMON  STOCK TO BE ISSUED IN THE MERGER  HAVE NOT
BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF ZIONS COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by Zions or Southern Arizona. This Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any state in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of Zions Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to its date.

         The information contained in this Proxy Statement/Prospectus with respect to Zions and NBA has been supplied by Zions. The information contained in this Proxy Statement/Prospectus with respect to Southern Arizona and the Bank has been supplied by Southern Arizona. Neither Zions nor Southern Arizona warrants the accuracy or completeness of information relating to the other.

         The date of this Proxy Statement/Prospectus is April __, 1996.

                             AVAILABLE INFORMATION

         Zions has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Zions Common Stock issuable in the Reorganization. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

         Zions is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Suite 4800, 1801 California Street, Denver, Colorado; and 500 Key Bank Tower, Suite 500, 50 S. Main Street, Salt Lake City, Utah. Copies of such material can also be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. Zions Common Stock is quoted on the NASDAQ National Market System, and such reports, proxy statements and other Zions information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C.

         This Proxy Statement/Prospectus incorporates by reference certain documents relating to Zions which are not presented herein or delivered herewith, including the Plan of Reorganization (as described herein). See "Information Concerning Zions -- Zions Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Proxy Statement/Prospectus has been delivered. Requests for the Plan of Reorganization or Zions documents should be directed to Zions Bancorporation, 1380 Kennecott Building, Salt Lake City, Utah 84133, Attention:
Gary L. Anderson, Corporate Secretary (telephone: 801-524-4787). In order to ensure timely delivery of the Plan of Reorganization or Zions documents, any request should be made not later than __________, 1996.



                                                 TABLE OF CONTENTS

                                                                                                               Page


SUMMARY.........................................................................................................  1

INTRODUCTION.................................................................................................... 12
         Record Date; Voting Rights............................................................................. 12
         Purpose of the Special Meeting......................................................................... 12
         Voting and Revocation of Proxies....................................................................... 13
         Solicitation of Proxies................................................................................ 13

PLAN OF REORGANIZATION.......................................................................................... 14
         The Reorganization..................................................................................... 14
         Background of and Reasons for the Reorganization....................................................... 14
         Voting Agreements...................................................................................... 17
         Required Vote; Management Recommendation............................................................... 18
         Opinion of Financial Advisor........................................................................... 18
         Conversion of Southern Arizona Shares.................................................................. 21
         Federal Income Tax Consequences of the Reorganization.................................................. 23
         Interests of Certain Persons in the Transaction........................................................ 25
         Inconsistent Activities................................................................................ 25
         Conduct of Business Pending the Reorganization......................................................... 26
         Conditions to the Reorganization....................................................................... 27
         Representations and Warranties......................................................................... 28
         Amendment and Waiver................................................................................... 28
         Authorized Termination and Damages for Breach.......................................................... 28
         Dissenters' Rights of Southern Arizona Shareholders.................................................... 29
         Restrictions on Resales by Southern Arizona Affiliates................................................. 32
         Expenses .............................................................................................. 32
         Government Approvals................................................................................... 32
         Effective Date of the Reorganization................................................................... 33
         Accounting Treatment....................................................................................33
         Relationship Between Zions and Southern Arizona.........................................................33
         Unaudited Pro Forma Combined Financial Information......................................................33

SUPERVISION AND REGULATION...................................................................................... 34
         Zions    .............................................................................................. 34
         Regulatory Capital Requirements........................................................................ 35
         Other Regulations...................................................................................... 40
         Deposit Insurance Assessments.......................................................................... 42
         Interstate Banking..................................................................................... 43
         NBA.................................................................................................... 44

MONETARY POLICY................................................................................................. 45

INFORMATION CONCERNING ZIONS BANCORPORATION .....................................................................45
         Selected Financial Data................................................................................ 45
         Stock Prices and Dividends on Zions Common Stock....................................................... 48
         Principal Holders of Zions Common Stock.................................................................49
         Zions Documents Incorporated by Reference.............................................................. 51

INFORMATION CONCERNING SOUTHERN ARIZONA......................................................................... 51

                                                     - i -




         Selected Financial Data................................................................................ 55
         Stock Prices and Dividends on Southern Arizona Common Stock.............................................57
         Stockholdings of Directors, Officers and Certain Others................................................ 58

SOUTHERN ARIZONA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS FOR THREE-YEAR PERIOD ENDED
         DECEMBER 31, 1995.......................................................................................62

COMPARISON OF ZIONS COMMON STOCK AND SOUTHERN ARIZONA COMMON STOCK...............................................63

LEGAL OPINIONS...................................................................................................69

EXPERTS..........................................................................................................69

OTHER MATTERS....................................................................................................69

SOUTHERN ARIZONA FINANCIAL STATEMENTS.......................................................................... F-1

STATISTICAL INFORMATION AND ANALYSIS...........................................................................ST-1

APPENDICES:

A.       Statutory Provisions Concerning Dissenters' Rights of Southern Arizona
         Shareholders

B.       Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. as
         to Tax Matters

C.       Fairness Opinion of M One, Inc.


                                     SUMMARY


         The following is a brief summary of certain information which may also be contained elsewhere in this Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus and in the Appendices hereto.

The Parties

         Zions Bancorporation ("Zions") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and organized under the laws of Utah, engaged primarily in the commercial banking business through its banking subsidiaries. Zions' principal executive offices are at 1380 Kennecott Building, Salt Lake City, Utah 84133 (telephone: 801/524-4787). Zions is the second largest bank holding company headquartered in Utah. Zions First National Bank, Salt Lake City, Utah ("Zions Bank"), founded in 1873, is a wholly-owned subsidiary of Zions (except for directors' qualifying shares) and as of December 31, 1995 had 94 offices located throughout the state of Utah, plus one foreign office, for a total of 95 banking offices, including its Head Office. Zions Bank is the second largest commercial banking organization headquartered in the state of Utah. Zions also owns Nevada State Bank, Las Vegas, Nevada, and National Bank of Arizona, Tucson, Arizona ("NBA"). Nevada State Bank, with 25 offices in Nevada, is the fifth largest commercial bank in Nevada. NBA currently has eleven offices in Arizona and is the fifth largest commercial bank in Arizona. At December 31, 1995 Zions had total consolidated assets of $5.62 billion, deposits of $4.09 billion, and shareholders' equity of $428 million. See "Information Concerning Zions Bancorporation."

         National Bank of Arizona ("NBA") is a commercial bank organized under the laws of the United States of America, with its main office located at 335 N. Wilmot Road, Tucson, Arizona 85711 (telephone 520/571-1500). In addition to providing financial services for businesses, including commercial loans, leasing, cash management, payroll processing, lockbox, and customized draft processing, NBA also makes mortgage loans within its service area and provides a wide range of personal banking services for individual customers, including bankcard, installment loans, home equity credit line loans, checking and savings accounts, time certificates, and safe deposit facilities. As of December 31, 1995, NBA had total assets of $829 million, deposits of $751 million, loans of $536 million, and equity of $71 million.

         Southern Arizona Bancorp, Inc. ("Southern Arizona") is a bank holding company organized under the laws of the State of Arizona and registered under the Bank Holding Company Act of 1956, as amended. Southern Arizona's principal executive offices are located at 1800 South Fourth Avenue, Yuma, Arizona 85364 and its telephone number is 520/782-7505. Southern Arizona is primarily engaged in the commercial banking business through its wholly-owned subsidiary, Southern Arizona Bank. As of December 31, 1995, Southern Arizona had total assets of $127 million, loans of $85 million, deposits of $115 million, and shareholders' equity of $9 million.

         Southern Arizona Bank (the "Bank") is the sole subsidiary of Southern Arizona and is an Arizona banking corporation licensed to conduct commercial banking business in the State of Arizona. The Bank currently operates five offices, all in Yuma County, Arizona. The Bank's main office is located at 1800

South Fourth Avenue, Yuma, Arizona 85364. Its telephone number is 520/782-7505. The Bank was founded in 1982. In 1984, pursuant to a plan of reorganization, the Bank became a wholly-owned subsidiary of Southern Arizona and shares of the Bank were converted into shares of Southern Arizona. The Bank provides a full range of commercial banking services, including consumer and commercial loans, residential real estate loans, and construction and permanent mortgage loans. The Bank offers a variety of deposit accounts, including non-interest bearing demand accounts, interest bearing checking and savings accounts, and certificates of deposit.

The Special Meeting; Purpose

         The Special Meeting of Shareholders of Southern Arizona (the "Special Meeting") will be held at 6:30 p.m. local time, on May __, 1996 at Best Western Chilton Inn and Conference Center, 300 East 32nd Street, Yuma, Arizona.

         The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Plan of Reorganization. Only holders of record of Common Stock, no par value, of Southern Arizona ("Southern Arizona Common Stock") at the close of business on April __, 1996 will be entitled to vote at the Special Meeting. At that date, 1,266,362 shares of Southern Arizona Common Stock were outstanding, each share being entitled to one vote except for certain matters which require approval of a specified percentage of holders of shares of Southern Arizona Common Stock. See "Introduction."

Vote Required for Approval

         Approval of the Plan of Reorganization requires the affirmative vote of at least two-thirds of the shareholders of Southern Arizona Common Stock (with each shareholder receiving one vote regardless of the number of shares owned by each shareholder) and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Southern Arizona Common Stock voting in person or by proxy. A failure to vote, an abstention, or a failure by a broker to vote shares held in street name will have the same legal effect as a vote against the approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

         As of December 31, 1995, the directors and executive officers of Southern Arizona beneficially owned an aggregate of 24.5% of the outstanding Southern Arizona Common Stock. As an inducement to Zions to enter into the Plan of Reorganization, all of the directors of Southern Arizona have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Reorganization. These agreements cover an aggregate of 24.5% of the outstanding Southern Arizona Common Stock and represent the holdings of twelve persons or approximately 2.4% of the Southern Arizona shareholders of record. See "Plan of Reorganization--Voting Agreements."

Proposed Reorganization

         At the Special Meeting, the shareholders of Southern Arizona will be asked to consider and approve an Agreement and Plan of Reorganization among Zions, NBA, Southern Arizona, and the Bank, an Agreement of Merger between Southern Arizona and Zions, and an Agreement to Merge between the Bank and NBA (collectively, the

"Plan of Reorganization"). The Plan of Reorganization provides for the merger of Southern Arizona into Zions, whereby Zions will be the surviving corporation and for the subsequent merger of the Bank into NBA, whereby NBA will be the surviving bank. See "Plan of Reorganization." Upon consummation of the Reorganization, shareholders of Southern Arizona Common Stock will be entitled to receive, in exchange for each share of Southern Arizona Common Stock, that number of shares of Common Stock, no par value, of Zions ("Zions Common Stock") calculated by dividing the Benchmark Price (as defined below) by the Average Closing Price (as defined below) of Zions Common Stock, and by further dividing the number so reached by the total number of outstanding shares of Southern Arizona Common Stock. If the Unadjusted Average Price (as defined below) of the Zions Common Stock is less than $59.00, Zions will also make a cash payment to the holders of Southern Arizona Common Stock in an amount per share of Southern Arizona Common Stock equal to (i) the amount by which the Benchmark Price exceeds the product of the Unadjusted Average Price and the number of shares of Zions Common Stock issuable assuming the Unadjusted Average Price had been $59.00 divided by (ii) the number of outstanding shares of Southern Arizona Common Stock at the Effective Date.

         On April __, 1996, the closing price of Zions Common Stock quoted on the National Market System of NASDAQ ("NASDAQ-NMS") was $_____ per share and there were issued and outstanding 1,266,362 shares of Southern Arizona Common Stock. If the Reorganization had been consummated on that date and the Average Closing Price had been $_____ and the Benchmark Price had been $_____ on that date, each shareholder of Southern Arizona Common Stock would have received ____ shares of Zions Common Stock for each share of Southern Arizona Common Stock. This exchange would equate to a value of $_____ for each share of Southern Arizona Common Stock if the exchange were consummated as of such date. The actual exchange ratio of Southern Arizona Common Stock for Zions Common Stock and the amount of any cash payment will depend upon the Benchmark Price and the Average Closing Price on the Effective Date.

         Fractional shares of Zions Common Stock will not be issued in the Reorganization. Southern Arizona shareholders otherwise entitled to a fractional share will be paid the value of such fraction in cash as described herein under "Plan of Reorganization -- Conversion of Southern Arizona Shares -- Payment for Fractional Shares."

Certain Definitions

         In connection with the description of the Reorganization in this Proxy Statement/Prospectus, shareholders of Southern Arizona should be aware of the following terms. The following definitions may not be complete. For a complete definition of each term, please refer to the Plan of Reorganization.

         "Average Closing Price" means the average (rounded to the nearest penny) of each Daily Sales Price of Zions Common Stock for the twenty consecutive trading days ending on and including the fifth trading day preceding the Effective Date. Notwithstanding the foregoing, (A) if the result of the calculation described in the previous sentence is less than $59.00, then the Average Closing Price shall be $59.00, and (B) if the result of the calculation described in the previous sentence is more than $72.00, then the Average Closing Price shall be $72.00.

         "Benchmark Price" means the sum of (i) $25,330,000.00; and (ii) the consolidated net undistributed income of Southern Arizona during the period beginning on October 1, 1995 and ending on the close of business on the last day of the calendar month preceding the Effective Date, calculated in accordance with generally accepted accounting principles in a manner consistent with Southern Arizona Financial Statements (the amount calculated under this subclause (ii) may be a negative number; the effect of summing such a negative number would be a reduction in the Benchmark Price as otherwise would be calculated); and (iii) if the Effective Date does not occur on the first day of a calendar month, an amount calculated by computing the daily average of the net undistributed income of Southern Arizona for the period and in the manner prescribed in subclause (ii) and multiplying the result of such computation by the number of days elapsing during the period beginning on the first day of the month in which the Effective Date occurs and ending on the day immediately preceding the Effective Date.

         "Daily Sales Price" means for any trading day, the last reported sale price or, if no such reported sale takes place, the mean (unrounded) of the closing bid and asked prices of Zions Common Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc. or, in the absence thereof, by such other source upon which Zions and Southern Arizona shall mutually agree.

         "Effective Date" means the date which is the latest of (a) the date following the day upon which the Southern Arizona shareholders approve, ratify, and confirm the transactions contemplated by the Plan of Reorganization; (b) the date following the day upon which the shareholder of the Bank approves, ratifies, and confirms the transaction contemplated by the Plan of Reorganization; (c) the first to occur of (i) the date thirty days following the date on which the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting pursuant to delegated authority (collectively, the "Board of Governors") authorizes consummation of the merger of Southern Arizona into Zions; or (ii) if, pursuant to section 321(a) of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), the Board of Governors shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or (iii) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdiction over the merger of Southern Arizona into Zions; (d) (i) the date thirty days after the date on which the Comptroller of the Currency (the "Comptroller") approves the merger of the Bank into NBA, or (ii) if, pursuant to section 321 (b) of the Riegle Act, the Comptroller shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; (e) if such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by this Agreement;
(f) if such an order shall be required by law, the date ten days following the date upon which the Superintendent of Banks of Arizona (the "Superintendent") approves the Reorganization; (g) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained, or any waiting period mandated by such order, approval, or consent has run; (h) ten days after any stay of the approvals of the Board of Governors, the Comptroller, the Commissioner, or the Superintendent of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (i) such other date as shall be mutually agreed upon by Zions and Southern Arizona.

         "Unadjusted Average Price" means the average (rounded to the nearest penny) of each Daily Sales Price of Zions Common Stock for the twenty consecutive trading days ending on and including the fifth trading day preceding the Effective Date.

Reasons for the Reorganization

         Management and the directors of Southern Arizona believe that the merger of Southern Arizona into Zions and the exchange of Southern Arizona Common Stock for Zions Common Stock (together with any cash payment) is in the best interests of shareholders, employees, customers and the community served by the Bank. In reaching such determination, the Southern Arizona Board determined, among other things, that the Reorganization will provide Southern Arizona shareholders the best means of realizing a significant premium on their investment as well as a liquid market and attractive dividend yield for the stock they receive as a result of the Reorganization. In addition, the Reorganization is expected to preserve employees' jobs within the Bank and enhance the services offered to the Bank's customers and the community it serves. See "Plan of Reorganization-- Background of and Reasons for the Reorganization" for a description of the factors considered by Southern Arizona's board of directors in determining to recommend the Reorganization to shareholders for their approval. Southern Arizona's board of directors believes that the merger with Zions will realize substantial value for Southern Arizona's shareholders and will allow them the option of realizing a significant return on their original investment and continuing to participate in the development of banking in Arizona and in the West by holding the Zions Common Stock they will receive in the Reorganization.

           For Zions, the Reorganization will provide the opportunity to continue to develop its franchise in the Arizona market by expanding its operations to Yuma County, Arizona, a county within which Zions currently has no presence, by broadening its geographical base in the Arizona market and thereby diversifying its Arizona operations, and by expanding the banking services it is able to provide. The combination of the different skills, resources and services offered by the Bank and NBA, together with the additional skills and resources available in the broader Zions organization, will make the resulting bank better able to effectively compete in its markets with other full-service financial institutions. See "Plan of Reorganization--Background of and Reasons for the Reorganization--Zions."

Board of Directors Recommendation

         The Board of Directors of Southern Arizona unanimously believes that the Reorganization is in the best interests of the shareholders, employees, and customers of Southern Arizona and recommends that the shareholders of Southern Arizona vote "FOR" approval of the Plan of Reorganization.

         SHAREHOLDERS OF SOUTHERN ARIZONA ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Opinion of Financial Advisor

         Southern Arizona retained the financial advisory and consulting firm of M One, Inc. ("M One") to render an opinion on the fairness of the merger consideration offered to Southern Arizona shareholders by Zions. M One has rendered an opinion to Southern Arizona dated February 29, 1996 that the consideration offered in the Reorganization is fair, from a financial point of view, to the Southern Arizona shareholders. The opinion is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety for information as to the matters considered and assumptions made in rendering such opinion. See "Plan of Reorganization--Opinion of Financial Advisor."

Interests of Certain Persons in the Transaction

         The Plan of Reorganization provides that, following the Reorganization, Mr. John E. Byrd, currently president and chief executive officer of Southern Arizona and the Bank, will be appointed an executive vice president of NBA, responsible for the general banking operations of NBA in Yuma County, Arizona. Mr. Byrd will enter into the three-year employment agreement with NBA effective as of the Effective Date. See "Plan of Reorganization--Interests of Certain Persons in the Transaction."

Tax Consequences

         Southern Arizona will receive an opinion from O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., legal counsel to Southern Arizona (the "O'Connor Opinion") that, based upon the facts and representations set forth or referred to in such opinion, the merger of Southern Arizona with and into Zions (the "Merger") will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided that the cash received by the Southern Arizona shareholders does not exceed the fair market value of the Zions Common Stock received by the Southern Arizona shareholders. As a result, the Southern Arizona shareholders will recognize no gain or loss upon the exchange of their shares of Southern Arizona Common Stock for Zions Common Stock in the Merger, except with respect to cash received in lieu of fractional shares, cash received as a portion of the consideration paid in the Merger, and cash paid to shareholders who elect to exercise and perfect their dissenters' rights under Arizona law. If the cash received by the Southern Arizona shareholders does exceed the fair market value of the Zions Common Stock received by the Southern Arizona shareholders, the Merger may be treated as a fully taxable exchange (or sale) of Southern Arizona Common Stock and therefore taxable to the shareholders of Southern Arizona because the Merger will fail to meet IRS published guidelines, which require that the Southern Arizona shareholders exchange at least 50 percent by value of their Southern Arizona Common Stock for Zions Common Stock in the Reorganization. For further discussion, see "Federal Income Tax Consequences of the Reorganization." A copy of the O'Connor Opinion is attached to this Proxy Statement/Prospectus in Appendix B.

Dissenters' Rights

         Record holders of Southern Arizona Common Stock who object to the Reorganization and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Arizona Business Corporation Act (Arizona Revised Statutes, Title 10, ss.ss. 10-1301 et seq.) and paid to them in lieu of the shares of Zions Common Stock they would otherwise be entitled to receive in the Reorganization. A copy of the pertinent statutory provisions is attached to this Proxy Statement/Prospectus as Appendix
A. Failure
to follow such provisions precisely may result in a loss of dissenters' rights. Under the Plan of Reorganization, Zions is not obligated to consummate the Plan of Reorganization if the holders of more than 6% of Southern Arizona Common Stock exercise and perfect their dissenters' rights. See "Plan of Reorganization-- Dissenters' Rights of Southern Arizona Shareholders."

Conditions; Regulatory Approval

         Consummation of the Reorganization is subject to satisfaction of a number of conditions, including (i) obtaining requisite approval from Southern Arizona shareholders, (ii) obtaining regulatory approvals from the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Superintendent of Banks of Arizona, (iii) the receipt of an opinion of counsel with respect to certain tax aspects of the Reorganization,
(iv) the absence of any adverse change with respect to Southern Arizona, (v) confirmation that not more than 6% of the total shares of Southern Arizona Common Stock have properly exercised their dissenters' rights as of the Effective Date; and (vi) the satisfaction of other customary closing conditions. See "Plan of Reorganization--Conditions to the Reorganization." Applications for the regulatory approvals have been filed and are expected to be approved, although no assurances can be given as to whether or when such approvals may be received.

Amendment; Termination

         Notwithstanding prior shareholder approval, the Plan of Reorganization may be amended at any time prior to the Effective Date of the Reorganization in any respect that would not prejudice the economic interests of the Southern Arizona shareholders.

         The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders, as follows: (i) by mutual consent of Zions and Southern Arizona; (ii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made; (iii) by either party in the event of a material breach or material failure by the other party to the Plan of
Reorganization of any covenant or agreement contained in the Plan of Reorganization which has not been, or cannot be, cured within thirty days after written notice has been given; (iv) by the board of directors of Southern Arizona if they determine in good faith, based upon the advice of outside counsel, that such termination is required for the board of directors to comply with their fiduciary duties to the shareholders imposed by law by reason of an Alternative Proposal (as defined in the Plan of Reorganization); (v) by either party if the Reorganization has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the Reorganization; or
(vi) by either party on or after August 31, 1996, if the Effective Date has not occurred on or before that date. In the event of termination by Southern Arizona by reason of an Alternative Proposal, Southern Arizona has agreed to pay Zions a termination fee of $750,000.

Effective Date of the Reorganization

         It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of Southern Arizona, the Reorganization will become effective in the second quarter of 1996. However, there can be no assurance that all conditions necessary to the consummation of the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the

Reorganization to become effective at the anticipated time. See "Plan of Reorganization--Effective Date of the Reorganization."

Accounting Treatment

         It is intended that the Reorganization will be accounted for as a purchase under generally accepted accounting principles ("GAAP").

Comparison of Shareholders' Rights

         See "Comparison of Zions Common Stock and Southern Arizona Common Stock" for a summary of the material differences between the rights of holders of shares of Southern Arizona Common Stock and holders of shares of Zions Common Stock.

"Anti-Takeover" Provisions

         The Articles of Incorporation and Bylaws of Zions contain provisions which may be considered to be anti-takeover in nature, including staggered terms of office for directors, absence of cumulative voting and special shareholder vote requirements for certain types of extraordinary corporate transactions. See "Comparison of Zions Common Stock and Southern Arizona Common Stock."

Exchange of Certificates

         Instructions on how to effect the exchange of Southern Arizona Common Stock certificates for Zions Common Stock certificates will be sent, as promptly as practicable after the Reorganization becomes effective, to each shareholder of record of Southern Arizona. Shareholders should not send in stock certificates until they receive written instructions to do so.

Trading Markets; Pre-Announcement Prices

         The outstanding shares of Zions Common Stock currently are traded on NASDAQ-NMS under the symbol "ZION". The shares of Zions Common Stock to be issued in the Reorganization will be listed on NASDAQ-NMS, subject to official notice of issuance. The closing sale price for Zions Common Stock on the NASDAQ-NMS on January 16, 1996, the last trading day prior to the first public announcement of the Reorganization, was $66.75. On April __, 1996, the last date prior to the printing of this Proxy Statement/Prospectus, the closing sale price for Zions Common Stock was $_____. If the Average Closing Price equated to this price and the Benchmark Price equalled $________ on that date, _____ shares of Zions Common Stock would be issued in exchange for each share of Southern Arizona Common Stock, and the equivalent per share price (as calculated above) for Southern Arizona Common Stock, in each case assuming consummation of the Plan of Reorganization, would have been $_____.

         Southern Arizona's Common Stock is not listed with a national securities exchange or quoted on any automated quotation system. No established public trading market for Southern Arizona's Common Stock presently exists and the private market that has existed is thin and not necessarily indicative of the value of Southern Arizona Common Stock. For the year ended December 31, 1995, the high and low prices for Southern Arizona Common Stock ranged from $11.00 to $15.00 per share. There have been no trades in Southern Arizona Common Stock in the fourth quarter of 1995 and the first quarter of 1996 and since the Plan of Reorganization was publicly announced. See "Stock Prices and Dividends on Southern Arizona Common Stock," below.

Selected Financial Information

         The following table sets forth certain historical financial information for Zions and Southern Arizona. With respect to pro forma combined financial information for Zions giving effect to the Reorganization using the purchase method of accounting, see "Information Concerning the Pro Forma Combined Financial Data." This information is based on the historical financial statements of Zions appearing elsewhere herein and incorporated herein by reference and the Southern Arizona financial statements appearing elsewhere herein, and should be read in conjunction with such statements and information and the related notes.


                                                                Year Ended December 31,
                               ------------------------------------------------------------------------------------------
                                      1995               1994             1993              1992             1991
                                      ----               ----             ----              ----             ----

                                                        (In Thousands, Except Per Share Amounts)
Zions
Earnings
  Net interest income....        $       227,094   $        198,606  $       174,657   $      157,282   $       139,871
  Provision for loan
   losses................                  2,800              2,181            2,993           10,929            25,561
  Net income.............                 81,328             63,827           58,205           47,209            30,449

Per Share
  Net income ............        $          5.53   $           4.37  $          4.08   $         3.42   $          2.23
  Dividends..............                   1.41               1.16              .98              .75               .72

Statement of Condition at
 Period End
  Assets.................        $     5,620,646   $      4,934,095  $     4,801,054   $    4,107,924   $     3,883,938
  Deposits...............              4,097,114          3,705,976        3,432,289        3,075,110         2,877,860
  Long-term debt.........                 56,229             58,182           59,587           99,223            81,134
  Shareholders' equity...                428,506            365,770          312,592          260,070           220,753

Southern Arizona
Earnings
  Net interest income....        $         7,042   $          6,049  $         5,162   $        4,474   $         3,573
  Provision for loan
   losses................                    401                429              756              753               422
  Net income.............                  1,999              1,632            1,291              950               725

Per Share
  Net income.............        $          1.58   $           1.29  $          1.02   $          .75   $           .57
  Dividends..............                    .36                .30              .24              .17               .13

Statement of Condition at
 Period End
  Assets.................        $       127,418   $        101,254  $        91,225   $       81,938   $        71,603
  Deposits...............                114,762             91,205           82,316           76,435            66,983
  Long-term debt.........                  2,980              2,500            2,500               --                --
  Shareholders' equity...                  8,858              7,284            6,024            5,036             4,302



Comparative Per Share Data

         The following table sets forth for the periods indicated historical earnings, book values and dividends per share for Zions and Southern Arizona Common Stock. The following data are based on the historical financial statements of Zions appearing elsewhere herein and incorporated herein by reference and of Southern Arizona appearing elsewhere herein and should be read in conjunction with such financial statements and such information and the related notes to each.



                                                                       Year Ended December 31,
                                          -----------------------------------------------------------------------------
                                                  1995            1994            1993            1992           1991
                                                  ----            ----            ----            ----           ----


Net Income Per Common Share
     Zions........................              $ 5.53          $ 4.37          $ 4.08          $ 3.42         $ 2.23
     Southern Arizona.............                1.58            1.29            1.02             .75            .57

Book Value Per Common Share
     Zions........................              $29.44          $25.12          $22.01          $18.95         $16.23
     Southern Arizona.............                7.00            5.75            4.76            3.98           3.40

Cash Dividends Declared Per Common
Share
     Zions (1)....................              $ 1.41          $ 1.16          $  .98          $  .75         $  .72
     Southern Arizona.............                 .36             .30             .24             .17            .13




(1) While Zions is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.



Unaudited Pro Forma Combined Financial Information

         The following unaudited pro forma combined financial information reflects the application of the purchase method of accounting. The following table, which shows comparative historical per Common Share data for Zions and Southern Arizona (separately and pro forma combined), and equivalent pro forma per share data for Southern Arizona, should be read in conjunction with the financial information appearing elsewhere in this Proxy Statement/Prospectus or as incorporated herein by reference to other documents. The pro forma data in the table, presented as of and for the year ended December 31, 1995, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Reorganization been consummated during the periods or as of the dates for which the information in the table is presented:

                                                      Historical                              Pro Forma
                                              -------------------------              ---------------------------
                                                                                     Zions
                                                                                     and Southern      Southern
                                                                                     Arizona           Arizona
                                                                Southern             Pro-Forma         Equivalent
Per Common Share                              Zions             Arizona              Combined(4)       Pro-Forma(5)
- ----------------                              -----             -------              -----------       ------------
NET INCOME (1)
 For the year ended
 December 31, 1995                            $ 5.53              $1.58                $ 5.41             $1.51

CASH DIVIDENDS(2)
 For the year ended
 December 31, 1995                            $ 1.41              $ .36                $ 1.41             $ .39

BOOK VALUE:(3)
 As of December 31, 1995                      $29.44              $7.00                $30.33             $8.46

- ----------------------

(1) Net Income per share is based on weighted average common and common equivalent shares outstanding.
(2)      Pro forma cash dividends represent historical cash dividends of Zions.
(3) Book value per common share is based on total period-end of Zions shareholders' equity.
(4) Pro forma combined net income per share represents historical net income of Zions and Southern Arizona adjusted for expenses related to prepayment of $2,500,000, 8.75% Senior Notes of Southern Arizona Bancorp Inc. and amortization of goodwill resulting from purchase accounting computed using historical weighted average common and common equivalent shares of Zions adjusted by computed common and common equivalent shares to be issued in the purchase. Pro forma combined book value per share represents historical total shareholders' equity of Zions adjusted by the purchase price less expenses related to prepayment of Senior Notes and amortization of goodwill resulting from purchase accounting computed using Zions' historical common shares outstanding adjusted by computed common shares to be issued in the purchase.
(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the estimated exchange ratio as of April __, 1996 and assume a Benchmark Price of $_____, an Average Closing Price of $_____ as of April __, 1996, and a resulting exchange ratio of ___ shares of Zions Common Stock for each share of Southern Arizona Common Stock.

                         SOUTHERN ARIZONA BANCORP, INC.
                                 Proxy Statement
                                       for
                         Special Meeting of Shareholders
                        of Southern Arizona Bancorp, Inc.
                                  to be held on
                                  May __, 1996

                                       and

                              ZIONS BANCORPORATION
                                   Prospectus
                             Up to 500,000 Shares of
                                  Common Stock





                                  INTRODUCTION


         This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Southern Arizona Bancorp, Inc. ("Southern Arizona") of proxies to be voted at the Special Meeting of Shareholders of Southern Arizona to be held on May __, 1996 and at any adjournment or adjournments thereof. The Special Meeting will be held at 6:30 p.m., local time, at Best Western Chilton Inn and Conference Center, 300 East 32nd Street, Yuma, Arizona. The approximate date on which this Proxy Statement/Prospectus will first be mailed to the shareholders of Southern Arizona is April __, 1996.

Record Date; Voting Rights

         The Board of Directors of Southern Arizona has fixed the close of business on April __, 1996 as the record date for determining the shareholders of Southern Arizona entitled to notice of and to vote at the Special Meeting or any postponements or adjournments thereof. At that date, 1,266,362 shares of Common Stock, no par value, of Southern Arizona ("Southern Arizona Common Stock") were outstanding, held by approximately 500 shareholders of record. Each such share of Southern Arizona Common Stock entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the Special Meeting except that the vote required by Southern Arizona's articles of incorporation to approve the Plan of Reorganization also entitles each holder of shares of Southern Arizona Common Stock to one vote, irrespective of the number of shares of Southern Arizona Common Stock that such shareholder owns. Southern Arizona has no other outstanding class of capital stock.

Purpose of the Special Meeting

         At the Special Meeting, the shareholders of Southern Arizona will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of January 17, 1996 among Southern Arizona, Southern

Arizona Bank (the "Bank"), Zions Bancorporation ("Zions"), and National Bank of Arizona ("NBA"), a related Agreement of Merger between Southern Arizona and Zions, and an Agreement to Merge between the Bank, Southern Arizona's wholly-owned subsidiary, and NBA, Zions' wholly-owned subsidiary (except for directors' qualifying shares) (these agreements are hereinafter referred to collectively as the "Plan of Reorganization"). As more fully described below under "Plan of Reorganization," the Plan of Reorganization provides for the merger of Southern Arizona into Zions and the merger of the Bank into NBA (hereinafter, the two mergers will be referred to collectively as the
"Reorganization"). Upon the Effective Date, each holder of Southern Arizona Common Stock will be entitled to receive, in exchange for each share of Southern Arizona Common Stock held by him, that number of shares of Zions Common Stock calculated by dividing the Benchmark Price (as defined in "Summary" above) of $25,330,000 plus accretions by the Average Closing Price (as defined in "Summary" above) of Zions Common Stock, and by further dividing the number so reached by the total number of outstanding shares of Southern Arizona Common Stock. If the Unadjusted Average Price of Zions Common Stock is less than $59.00, Zions will also make a cash payment to the holders of Southern Arizona Common Stock in an amount per share of Southern Arizona Common Stock equal to
(i) the amount by which the Benchmark Price exceeds the product of the Unadjusted Average Price and the number of shares of Zions Common Stock issuable assuming the Unadjusted Average Price had been $59.00 divided by (ii) the number of outstanding shares of Southern Arizona Common Stock at the Effective Date.

         On April __, 1996, the closing price of Zions Common Stock quoted on NASDAQ-NMS was $____ per share and 1,266,362 shares of Southern Arizona Common Stock were outstanding. If the Reorganization had been consummated on that date, holders of Southern Arizona Common Stock would have received _____ shares of Zions Common Stock for each share of Southern Arizona Common Stock, assuming that the Average Closing Price was $___ and assuming the Benchmark Price equalled $_____ on that date. This exchange would equate to a value of $_____ for each share of Southern Arizona Common Stock if the exchange were consummated as of such date.

         Southern Arizona has received an opinion from the independent financial advisory and consulting firm M One, Inc. ("M One") that the merger consideration to be paid pursuant to the Plan of Reorganization is fair to the shareholders of Southern Arizona from a financial point of view. See "Plan of Reorganization-- Opinion of Financial Advisor."

         THE BOARD OF DIRECTORS OF SOUTHERN ARIZONA UNANIMOUSLY BELIEVES THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF SOUTHERN ARIZONA AND RECOMMENDS THAT SOUTHERN ARIZONA SHAREHOLDERS VOTE TO APPROVE THE PLAN OF REORGANIZATION.

Voting and Revocation of Proxies

         All properly executed proxies not theretofore revoked will be voted at the Special Meeting or any postponements or adjournments thereof in accordance with the instructions thereon. Southern Arizona proxies containing no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, proxies will be voted in accordance with the judgment of the proxyholders named thereon.

         A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by filing with the Secretary of Southern Arizona written notice of such revocation or a later dated proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, of itself, constitute a revocation of a proxy.

Solicitation of Proxies

         In addition to solicitation by mail, directors, officers and employees of Southern Arizona may solicit proxies from the shareholders of Southern Arizona in person or by telephone or otherwise for no additional compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy soliciting materials to beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses. Southern Arizona and Zions will share expenses in connection with the printing and solicitation of proxies for the Special Meeting. Zions will pay for all costs attributable to registering the Zions Common Stock under applicable federal and state law. See "Plan of Reorganization--Expenses."

                             PLAN OF REORGANIZATION

         This section of the Proxy Statement/Prospectus describes certain important aspects of the Plan of Reorganization. The following description does not purport to be complete and is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization has been filed with the SEC as an exhibit to the Registration Statement. The Plan of Reorganization is incorporated into this Proxy Statement/Prospectus by reference to such filing and is available upon request to Gary L. Anderson, Corporate Secretary, Zions Bancorporation. See "Available Information."

The Reorganization

         The Plan of Reorganization provides for the merger of Southern Arizona into Zions with Zions being the surviving corporation and immediately thereafter for the merger of the Bank with NBA with NBA being the surviving corporation. Upon consummation of the latter merger, NBA will continue as a direct wholly-owned subsidiary of Zions (except for directors' qualifying shares). Zions is a bank holding company incorporated in Utah. The principal subsidiaries of Zions are Zions First National Bank with 94 offices located throughout the state of Utah and one foreign office, Nevada State Bank with 25 offices in Nevada, and NBA with eleven offices in Arizona. Southern Arizona's only subsidiary is the Bank which has five offices in Yuma County, Arizona.

         In the Reorganization, the shareholders of Southern Arizona (except dissenting shareholders) will become shareholders of Zions. The approximately 1,266,362 outstanding shares of Southern Arizona Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive that number of shares of Zions Common Stock calculated by dividing the Benchmark Price of $25,330,000 plus certain accretions determined on the Effective Date of the Reorganization by the Average Closing Price of Zions Common Stock. If the Unadjusted Average Price is less than $59.00, the shareholders of Southern
Arizona will also be entitled to a cash payment. See "Conversion of Southern Arizona Shares."

Background of and Reasons for the Reorganization

         Southern Arizona. Over the past several years, Southern Arizona has been approached by several bank holding companies concerning the possibility of a merger or purchase of Southern Arizona. Until the past year, none of such possibilities offered sufficient shareholder value to justify deviation from Southern Arizona's strategy of continued growth as an independent institution. However, during the past year, the Board of Directors of Southern Arizona determined to consider two possible mergers as a result of the offerors' apparent interest in paying a substantial premium over the market price of the Southern Arizona Common Stock and the opportunity presented by such offerors for Southern Arizona's shareholders to own stock with increased market liquidity after the merger in a larger, more diversified institution.

         On December 12, 1994, Mr. Harris Simmons, President of Zions, Mr. John Gisi, President of NBA, and Mr. James Lee, Vice Chairman of NBA, met in Yuma, Arizona with Mr. Stephen Shadle, Southern Arizona's Chairman of the Board, and Mr. John Byrd, President and Chief Executive Officer of Southern Arizona. During the meeting, a discussion took place concerning the possibility of a merger between Zions and Southern Arizona and preliminary information about Zions and Southern Arizona was exchanged. It was not until Mr. Byrd contacted Mr. Gisi in late July 1995, however, that the parties commenced a series of telephonic discussions, culminating in a telephonic discussion on October 2, 1995 between Messrs. Simmons and Byrd during which Zions made a preliminary offer to merge with Southern Arizona for a purchase price of $23,500,000. On that same date, Messrs. Shadle and Byrd met with an officer of Norwest Bank who proposed a merger transaction at a purchase price of $15,980,000 which Messrs. Shadle and Byrd advised such officer was too low. On October 16, 1995, the Norwest officer contacted Mr. Byrd with a merger proposal of $20,400,000 which Mr. Byrd again rejected. On October 18, 1995, the Southern Arizona Board met to discuss Zions' revised proposal and, after extensive discussions, determined that a merger with Zions presented a meritorious opportunity for the Southern Arizona shareholders at a higher purchase price of $25,330,000 and directed Mr. Byrd to inform Zions that Southern Arizona would proceed with further negotiations at the new purchase price. During an October 23, 1995 telephone call, Messrs. Byrd and Simmons agreed to such purchase price. As a result of such agreement, throughout November and December, Mr. Byrd on behalf of Southern Arizona, assisted by the law firm of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A, proceeded to negotiate with Mr. Simmons on behalf of Zions, assisted by the law firm of Metzger, Hollis, Gordon & Mortimer, regarding a definitive agreement between Zions and Southern Arizona.

         The Southern Arizona Board of Directors discussed the progress of the negotiations and the proposed terms at each of its November 15, 1995 and December 20, 1995 meetings. Messrs. Simmons and Gisi were present for a portion of the December 20 meeting to provide the Southern Arizona directors with information regarding Zions and to respond to their questions.

         Prior to the December 20, 1995 meeting, drafts of the Plan of Reorganization were circulated for review by the directors. On December 29, 1995, the Southern Arizona Board of Directors held a special meeting of the Board for the purpose of considering the proposed merger. At that meeting, the directors determined that further negotiation should take place respecting the impact of the market price of Zions' Common Stock on the purchase price. After resolution of such issue, the Southern Arizona Board approved the merger at a meeting of the Board held on January 17, 1996. The definitive Plan of Reorganization was thereafter executed by the parties on January 17, 1996.

         In approving the Plan of Reorganization, the Board of Directors of Southern Arizona considered a number of factors. Without assigning any relative or specific weights to the factors, the Southern Arizona Board of Directors considered the following:

         o The current and anticipated economic and regulatory environment and competitive constraints facing relatively small, independent financial institutions. Recent changes in applicable law have placed the smaller community banks in more direct competition with larger banks and other non-bank financial intermediaries for originating deposits and loans. The trend towards industry consolidation, emerging technology changes, and increasing regulatory and other costs of operation create a difficult environment for independent institutions of Southern Arizona's size to compete effectively. In addition, future extensions of Southern Arizona's operations could be difficult to achieve considering the size of and number of competitors in the Arizona market.

         o Business operations and financial condition of Zions. Based in part on presentations by Zions' management, the Southern Arizona Board considered the business, operations, earnings and financial condition of Zions on both an historical and a prospective basis (particularly its capital position and asset quality), the enhanced opportunities for growth in shareholder values that the Reorganization would make possible, and the respective customer bases, product lines, and other contributions the respective institutions would bring to a combined institution. The Southern Arizona Board believes that Zions' community bank orientation to the banking business, as evidenced by NBA's operations since its merger with Zions, with emphasis on quality products and customer service, would complement and enhance the business of Southern Arizona. The Southern Arizona Board believes, based upon an analysis of the anticipated financial effects of the Reorganization, that upon consummation of the Reorganization, Zions and its bank subsidiaries would be well-capitalized institutions.

         o Terms of Merger. The Southern Arizona Board considered the financial terms of the Reorganization, including the Benchmark Price, an estimate of the future value of Southern Arizona as an independent entity, and the relationship of the market value of Zions Common Stock to the market value, tangible book value, and earnings per share of Southern Arizona Common Stock. The Southern Arizona Board also considered that the Benchmark Price represents a significant premium over the consideration that seemed likely to result from consummation of other transactions proposed to Southern Arizona during the same time period. In addition, the directors compared such Benchmark Price to the prices and premiums paid in comparable acquisition transactions involving other financial institutions of which Southern Arizona's Board was aware.

         o Impact on Employees. The Southern Arizona Board considered the prospects of continued employment by most Southern Arizona employees. Because NBA currently does not have any presence in the Yuma market, the Southern
Arizona Board believed that the Reorganization provided an opportunity for Southern Arizona's employees that other merger candidates would not be able to offer.

         o Impact on Community. The Southern Arizona Board considered Zions' history of providing its community banks with a substantial amount of operating autonomy, as evidenced by NBA's operations, generally leaving existing management in place to manage the institution consistent with past management culture, so long as such culture is not inconsistent with Zions' policies and produces results consistent with results achieved while the institution was independent. The Southern Arizona Board believes that the continuity of Southern Arizona's management following the Reorganization will enable Southern Arizona's continued service to its customers and contribute to shareholder values for Southern Arizona shareholders who will acquire Zions Common Stock in the Reorganization.

         o Service to Customers. The Southern Arizona Board considered the additional products of Zions that would be available to Southern Arizona customers. After the Reorganization, in addition to existing services, the Bank anticipates that it will be able to provide customers with an expanded array of services, including additional mortgage services, lease financing services, personal investment services, alternative delivery channels for banking services, discount brokerage services and other investment services.

         o Dividend Yield. The Southern Arizona Board considered that the Zions Common Stock offers an annual dividend yield that exceeds the historical yield on the Southern Arizona Common Stock and a broader and more liquid market.

         o Tax-Free Nature of Transaction. The Southern Arizona Board reviewed with its advisors of the provisions of the Plan of Reorganization and the treatment of the Reorganization as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Code for federal income tax purposes.

         o Likelihood of Regulatory Approval. The Southern Arizona Board considered the likelihood of the Reorganization being approved by applicable regulatory authorities without undue conditions or delay.

         o Ability to Consider Other Proposals. The Southern Arizona Board also considered that, although the Plan of Reorganization provides that Southern Arizona may not solicit any Acquisition Proposal (as defined in the Plan of Reorganization), if Southern Arizona receives an unsolicited Acquisition Proposal, Southern Arizona may, before the Reorganization is consummated, provide information to, engage in discussions with, and enter into an agreement with a third party relating to an unsolicited Acquisition Proposal that the Southern Arizona Board reasonably believes is superior to the shareholders of Southern Arizona from a financial point of view to the terms of the Reorganization, if the Southern Arizona Board, upon advice of counsel, determines that the failure to do so would result in a breach of fiduciary duty under applicable law. The Southern Arizona Board noted that the Plan of Reorganization provides for the payment to Zions of a termination fee of $750,000 in certain circumstances as described under "Plan of Reorganization -- Authorized Termination and Damages for Breach" and was aware that Zions would probably not have agreed to enter into the Plan of Reorganization without such a provision. The Southern Arizona Board concluded that, while the existence of the termination fee provision might reduce the likelihood that a third party would propose an alternative merger with Southern Arizona pending completion of the Reorganization, the increased cost to a third party would not be material and the benefits of the Reorganization to Southern Arizona outweighed the risks.

         Based upon its consideration of the foregoing factors, the Board of Directors of Southern Arizona concluded that the Reorganization offers Southern Arizona's shareholders the best means of realizing the value of their investment, preserving employees' jobs within the Bank, and offering the Bank's customers and the community enhanced services and a stronger and more competitive banking institution which will result from the merger of Southern Arizona into Zions. Accordingly, the Southern Arizona Board unanimously approved the Reorganization as being in the best interests of Southern Arizona and its stockholders.

         Each member of the Board of Directors of Southern Arizona has agreed to vote those shares of Southern Arizona Common Stock which such director owns in favor of the Reorganization and the Plan of Reorganization. The executive officers and directors of Southern Arizona beneficially own approximately 24.5% of the outstanding shares of Southern Arizona Common Stock but represent 2.4% of the total number of Southern Arizona shareholders and will receive the same price per share under the Plan of Reorganization as all other shareholders. See "Plan of Reorganization -- Interests of Certain Persons in the Transaction."

         Zions. On October 1, 1986, Zions acquired Mesa Bank, a small commercial bank in the fast-growing East Valley section of the greater Phoenix area. In 1987, Mesa Bank received a new national charter and was renamed Zions First National Bank of Arizona ("Zions Arizona"). On December 31, 1987, Camel Bank in Phoenix, Arizona, was acquired in an exchange of stock and merged into Zions Arizona. In January 1994 Zions Arizona acquired National Bank of Arizona ("NBA"), with offices in Tucson, Phoenix, and Scottsdale, and changed its name to NBA. Thereafter, also in 1994, NBA acquired Rio Salado Bank, with offices in Tempe and Mesa. NBA currently has eleven offices. NBA has provided Zions with the opportunity to enter the Arizona commercial banking market by establishing its operations in the Phoenix, Mesa, Tucson, and Flagstaff, Arizona areas.

         For Zions, the Reorganization will provide the opportunity to continue its expansion in the Arizona market by initiating its presence and offering its services in Yuma County. The expansion will be evidenced by Zions' both broadening its geographical base in this market and expanding the banking services it is able to provide. Additionally, the Zions' expansion into a new geographical region of Arizona will allow Zions to diversify its Arizona operations.

         The combination of Zions and Southern Arizona and their respective Arizona banking subsidiaries will bring together the different skills and resources of the two organizations and, together with the additional skills and resources available in the broader Zions organization, will result in the ability to make a wider spectrum of banking services available to consumers, businesses and professionals in the geographic areas currently served by both institutions.

Voting Agreements

         In connection with the Plan of Reorganization, all of the shareholder-directors of Southern Arizona, whose common share holdings aggregate 24.5% of the outstanding Southern Arizona Common Stock, but who represent 2.4% of the total number of Southern Arizona shareholders, have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization and to support the Plan of Reorganization and to recommend its adoption by the other shareholders of

Southern  Arizona.  The  shareholder-directors  also agreed in their capacity as directors, until the earlier of consummation of the Reorganization or termination of the Plan of Reorganization, to refrain from soliciting or, subject to their fiduciary duties to shareholders or to Section 7.8 of the Plan of Reorganization, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of Southern Arizona or the Bank.

         The voting agreements are applicable to the directors only in their capacities as shareholders and do not legally affect the exercise their responsibilities as a director of Southern Arizona.

         The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated herein by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

Required Vote; Management Recommendation

         Approval of the Plan of Reorganization requires the affirmative vote of at least two-thirds of the shareholders of Southern Arizona Common Stock (with each shareholder receiving one vote regardless of the number of shares owned by each shareholder) and the affirmative vote of the holders of at least two-thirds of the outstanding shares of Southern Arizona Common Stock at the Special Meeting by the holders of Southern Arizona Common Stock voting in person or by proxy. Because approval requires the affirmative votes of at least two-thirds of all shareholders and two-thirds of all outstanding shares, a failure to vote, an abstention, or a broker's failure to vote shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. In order to evaluate the merger consideration offered to Southern Arizona shareholders by Zions, Southern Arizona retained M One to render an opinion on the fairness of Zions' offer from a financial point of view. See " -- Opinion of Financial Advisor," below. THE BOARD OF DIRECTORS OF SOUTHERN ARIZONA UNANIMOUSLY RECOMMENDS THAT SOUTHERN ARIZONA SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF REORGANIZATION.

         The   Board  of   Directors   of  Zions  has   approved   the  Plan  of
Reorganization, and under the Utah Business Corporation Act no approval of the Plan of Reorganization by the shareholders of Zions is required.

Opinion of Financial Advisor

         In January, 1996, Southern Arizona retained Marilyn Seymann and William Seidman, president and chairman of the Advisory Board, respectively, of M One, Inc. ("M One"), an independent financial advisory and consulting firm based in Phoenix, Arizona, on the basis of its experience, to render a written fairness opinion (the "Fairness Opinion") to the board of directors and shareholders of Southern Arizona. Ms. Seymann and Mr. Seidman have extensive experience in the strategic operations and financial affairs of American depository institutions. Ms. Seymann has broad experience on a national basis in the public, regulatory and private sectors of the banking industry and served as vice chair of the Federal Housing Finance Board (formerly the Federal Home Loan Bank Board) from 1990-1993. Mr. Seidman has extensive experience in the banking industry having served as the Chairman of the Federal Deposit Insurance Corporation and the

Chairman of the Resolution Trust Corporation. M One has reviewed the negotiated terms of the Plan of Reorganization including exchange ratio and corporate governance matters. Except as described herein, M One is not affiliated in any way with Southern Arizona or Zions or their respective affiliates.

         The full text of M One's Fairness Opinion to Southern Arizona, which sets forth the assumptions made, matters considered, and limitations of the review of M One, is attached hereto as Appendix C and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Proxy Statement/Prospectus. The following summary of M One's Fairness Opinion is qualified in its entirety by reference to the full text of the Fairness Opinion. The Fairness Opinion is addressed to the Southern Arizona Board of Directors only and does not constitute a recommendation to any shareholder of Southern Arizona as to how such shareholder should vote at the Special Meeting or as to any other matter; however, the foregoing is not intended to limit reliance by shareholders on the Fairness Opinion or any of their rights with respect to the Fairness Opinion.

         In connection with the Fairness Opinion, M One reviewed and analyzed material bearing upon the financial and operating condition of Southern Arizona and Zions and material prepared in connection with the Merger, including, among other things: (i) the Plan of Reorganization; (ii) Zions Form S-4, dated January 31, 1996, as well as Zions' last three Form 10-K Annual Statements; (iii) Zions Unaudited 1995 Annual Financial Statements; (iv) Zions last three Annual Reports; (v) Zions last two Proxy Reports; (vi) Zions Quarterly Report, dated September 30, 1995; (vii) Southern Arizona preliminary 1995 Annual Financial Statements; (viii) Southern Arizona last two Annual Reports; and (ix) Southern Arizona-Bank Deposit by County Report - Yuma County, dated December 31, 1995. M One also held discussions with members of the senior management of Southern Arizona and Zions regarding their respective past and current business operations, financial condition and future prospects. In addition, M One reviewed the reported price and trading history for Southern Arizona Common Stock and Zions Common Stock, compared certain financial and stock market information for Southern Arizona and Zions with similar information for certain other companies, reviewed the financial terms of certain recent business combinations in the commercial banking industry, and performed such other studies and analysis as M One deemed appropriate.

         In connection with its review, M One did not independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. With respect to the financial forecasts for Southern Arizona and Zions provided to M One by their respective managements, M One assumed for purposes of its opinion that such forecasts were reasonably prepared on basis reflecting the best available estimates and judgments of the Southern Arizona and Zions managements at the time of preparation as to the future financial performance of Southern Arizona and Zions. M One did not review individual credit files and did not make an independent evaluation or appraisal of the assets and liabilities of Southern Arizona and Zions or any of their respective subsidiaries. In addition, M One did not make an independent evaluation of the allowance for loan losses of Zions or Southern Arizona in relation to their respective loan portfolios. M One has assumed that the allowance for loan losses for Southern Arizona and Zions are adequate to cover future loan portfolio losses as they may occur from time to time.

         Set forth below is a brief summary of the selected analyses performed by M One in reaching its February 29, 1996 opinion.

         Analysis of Zions' Offer. M One reviewed the terms of the proposed transaction as reflected in the Plan of Reorganization. The Benchmark Price is constant, as defined, between the price range of Zions Common Stock from $59.00 per share to $72.00 per share. M One has calculated that each share of Southern Arizona Common Stock has an economic value of $20.00 at the Benchmark Price of $25,330,000 (with no accretions). The number of shares of Zions' stock exchanged for Southern Arizona stock will vary according to the average price of Zions' stock divided into the Benchmark Price. The economic value of the exchange price of $20.00 compares to $14.77 per share for the average trading value of Southern Arizona Common Stock for the 90 days prior to September 30, 1995. The Benchmark Price represents a purchase price which was 2.86 times Southern Arizona's book value as of September 30, 1995.

         Dividend Analysis. M One evaluated the effect of Zions' offer on the dividends received by Southern Arizona shareholders. Assuming the current indicated annual dividends for Zions Common Stock of $1.64 per share, the annual yield is 2.46% based on the closing price of Zions Common Stock on January 17, 1996 (the date that the Plan of Reorganization was signed). Assuming the current indicated dividend for Southern Arizona Common Stock of $0.36 per share, the annual yield is 2.4% based on the closing price of Southern Arizona Common Stock on the date the Plan of Reorganization was signed. The equivalent Zions' dividend is $0.49 per share based upon the $20.00 economic value of the exchange offer compared to the $0.36 dividend per share currently received on Southern Arizona Common Stock.

         Analysis of Selected Merger Transactions. M One reviewed selected financial data related to announced bank holding company acquisitions throughout the United States during 1995. In addition, M One reviewed selected bank acquisitions in certain Southwestern states in which the acquired banks had an asset size ranging from $70 million to $350 million (the "Selected Transactions"). For each of the Selected Transactions, M One reviewed the purchase price as a percentage of the acquiree's book value, tangible book value and total assets; as a multiple of the acquiree's latest 12 months earnings per share; and as a premium over the acquiree's market price and recent public share purchases prior to the acquisition. The Selected Transactions included the following transactions: Vectra Banking Group/Bank Land Company; CVB Financial Corp./Citizens Commercial; Pacific Bank, N.A./Burlingame Bankcorp.; Shinhan Bank/Marine National Bank; First Financial Bankshares/Citizens Equity Corp.; FP Bancorp./Rancho Sante Fe NB; Cullen/Frost Bankers/Park NB of Houston; Dartmouth Capital/Liberty National Bank-CA; ValliCorp. Holdings/CoBank Financial Corp.; Norwest Corporation/Bank of Robstown; California State Bank/Landmark Bancorp.; Comerica Inc./QuestStar Bank, N.A.; Plains Capital Corp./Friona Bancorp.; Norwest Corporation/Liberty National Bank; Norwest Corporation/Alice Bancshares; Coastal Bancorp/Texas Capital Bancshares; Eldorado Bancorp/Mariners Bancorp; ValliCorp Holdings/El Capitan Bancshares; Texas Bancorp Shares/Camino Real Bancshares; Norwest Corporation/First N.B.-Big Spring; Victoria Bankshares/Cattlemen's Financial; California Bancshares/Centennial Bank; Norwest Corporation/Valley-Hi Inv. Co.; First Interstate/Tomball National Bancshares; CRB Financial Corp./Camino Real Bancshares; Northern Trust Corp./Tanglewood Bancshares; Texas Financial Bancorp/First Bank; and Western Bank/Pacific Bank, N.A.

         Based on Southern Arizona's full year results for 1995 and the most recently available figures for the Selected Transactions, M One's analysis yielded the following statistics: (i) the purchase price offered as a percentage of book value was 286% for the Reorganization compared to an average of 154% for the Selected Transactions; (ii) the price offered as a percentage of assets was 19.9% for the Reorganization compared to an average of 14.2% for the Selected Transactions; (iii) the price offered as a multiple of the latest twelve months earnings was 12.67x for the Reorganization compared to an average of 17.5x for the Selected Transactions (M One conducted an additional sampling of 80 commercial banks acquired during 1995 with return on equity levels similar to Southern Arizona and found that the average price offered as a multiple of the latest twelve months earnings per share was 12.5x for such transactions). The core deposit premium (price offered less tangible book value divided by core deposits) was 14.4% for the Reorganization compared to an average of 6.57% for the Selected Transactions. The above-mentioned comparisons are limited in that no company is identical to Southern Arizona or Zions and no transaction is identical to the Reorganization.

         Discounted Cash Flow Analysis. M One completed a discounted cash flow analysis to compare the offered reorganization price against the intrinsic value of Southern Arizona as an ongoing concern. Based upon projected earnings and reasonable assumptions concerning a future terminal value and discount rate on cash flows, the analysis concluded that the current intrinsic value of Southern Arizona as an ongoing concern ranges between $13.30 and $17.66, depending on discount rate applied and the timing of the future sale. This analysis is not necessarily indicative of actual future results and does not purport to reflect pricing multiples at which any securities may trade at any time in the future.

         Zions' Analyses. M One reviewed the historical performance of Zions and its publicly traded peers, the historical and current stock market valuations of Zions and its peers, and management and financial analysts' earnings projections for Zions. M One compared the financial performance of Zions based on various financial measures of earnings performance, capital adequacy, asset quality and operating efficiencies with selected other banking companies that operate in the western states (the "Selected Banking Companies"). The Selected Banking Companies include Banc One Corp., Bancorp. Hawaii Inc., BankAmerica Corp., Comerica Inc., First Bank System Inc., First Interstate Bancorp., First Security Corp./Del., Norwest Corp., Union Bank/San Francisco, US Bancorp., Wells Fargo & Company, and WestAmerica Bancorporation. The calculations yielded the following statistics as of September 30, 1995: (i) the price to earnings ratio for Zions was 13.47x compared to an average of 12.56x for the Selected Banking Companies;
(ii) the price to book value ratio for Zions was 2.64x compared to an average of 1.92x for the Selected Banking Companies; (iii) the return on assets ratio for Zions' was 1.31% compared to an average of 1.22% for the Selected Banking Companies; (iv) the return on equity ratio for Zions' was 18.82% compared to an average of 15.87% for the Selected Banking Companies; (v) the reserve for loan losses as a percentage of total loans for Zions was 2.68% compared to an average of 2.16% for the Selected Banking Companies; (vi) the dividend payoff ratio for Zions was 26.30% compared to an average of 34.26% for the Selected Banking Companies; (vii) non-performing assets as a percentage of total loans for Zions was .83% compared to an average of .87% for the Selected Banking Companies; and
(viii) the tangible book value to asset ratio for Zions was 6.65% (calculated with December 31, 1995 figures) compared with an average of 6.80% for the Selected Banking Companies.

         For services as independent financial analysts for the Reorganization, including the rendering of its Fairness Opinion referred to above, Southern Arizona has paid M One aggregate fees and reimbursed expenses totalling $17,500. The fee is payable irrespective of whether or not the Reorganization is consummated. Prior to being retained for this assignment, M One provided Southern Arizona with a one-day strategic planning seminar in 1994 for which M One was paid $5,000. M One has not previously provided professional services or products to Zions.

Conversion of Southern Arizona Shares

         Exchange Formula. According to the valuation formula set forth in the Plan of Reorganization, the total number of shares of Zions Common Stock and the amount of cash, if any, to be received by each Southern Arizona shareholder (other than a dissenting shareholder) will not be determined until the Effective Date of the Reorganization. The number of shares of Zions Common Stock to be received by each Southern Arizona shareholder is based upon the actual average trading price of Zions Common Stock as reported on NASDAQ-NMS over the twenty consecutive trading days ending on the fifth trading day preceding the Effective Date (the "Average Closing Price") and upon the Benchmark Price, comprising the sum of $25,330,000 and the amount of consolidated net undistributed income of Southern Arizona during the period beginning on October 1, 1995 and ending on the close of business on the day immediately preceding the Effective Date except that the amount of consolidated net undistributed income of Southern Arizona for the month that includes the Effective Date will be imputed by prorating the consolidated net undistributed income from October 1, 1995 until the beginning of that month over the portion of that month that precedes the Effective Date. On the Effective Date of the Reorganization, each outstanding share of Southern Arizona Common Stock (other than shares of a dissenting shareholder) as of the Effective Date will be converted into the right to receive that number of shares of Zions Common Stock calculated by dividing the Benchmark Price of $25,330,000 plus certain accretions (as more specifically described in the "Summary" section above) by the Average Closing Price of Zions Common Stock, and by further dividing the number so reached by the number of shares of Southern Arizona Common Stock outstanding at the Effective Date. In the event that the Unadjusted Average Price of Zions Common Stock is less than $59.00, Zions will pay to the Southern Arizona shareholders an amount of cash equal to the difference between the Benchmark Price and the product of the Unadjusted Average Price (as defined in "Summary" above) and the number of shares Zions Common Stock issuable assuming the Unadjusted Average Price had been $59.00.

         On April __, 1994, the closing sale price for Zions Common Stock reported on the NASDAQ-NMS was $_____. Assuming on that date that a total of 1,266,362 shares of Southern Arizona Common Stock were outstanding and further assuming that the Average Closing Price was $_____, then each share of Southern Arizona Common Stock would be exchangeable for _____ shares of Zions Common Stock, excluding any shares for which dissenters' rights were perfected. In view of the method of calculating the Average Closing Price and possible accretions due to the consolidated net undistributed income of Southern Arizona between October 1, 1995 and the Effective Date, it is not possible at the date of this Proxy Statement/Prospectus to specify the rate of exchange at the Effective Date.

         Surrender of Certificates. As promptly as practicable after the Effective Date of the Reorganization, Zions First National Bank, Salt Lake City, Utah, the exchange agent designated by Southern Arizona and Zions in the Plan of Reorganization, will send to each shareholder of record of Southern Arizona Common Stock a letter of transmittal containing instructions as to how to effect the exchange of Southern Arizona Common Stock certificates for certificates representing the shares of Zions Common Stock into which their shares have been converted. Southern Arizona shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

         Any dividends declared on Zions Common Stock after the Effective Date of the Reorganization will apply to all whole shares of Zions Common Stock into which shares of Southern Arizona Common Stock will have been converted in the Reorganization. However, no former Southern Arizona shareholder will be entitled to receive any such dividend until such shareholder's Southern Arizona Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal. Upon such surrender, the shareholder will be entitled to receive all such dividends payable on the whole shares of Zions Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have in fact been imposed or paid thereon).

         Payment for Fractional Shares. No fractional shares of Zions Common Stock will be issued in connection with the Reorganization. Instead, each Southern Arizona shareholder who surrenders for exchange Southern Arizona Common Stock certificates representing a fraction of a share of Zions Common Stock will be entitled to receive, in addition to a certificate for the whole shares of Zions Common Stock represented by the surrendered certificates, cash in an amount equal to such fractional part of a share multiplied by the Average Closing Price of Zions Common Stock.

         Unexchanged Certificates. On the Effective Date of the Reorganization, the stock transfer books of Southern Arizona will be closed, and no further transfers of Southern Arizona Common Stock will be made or recognized. Certificates for Southern Arizona Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, only a certificate for the whole shares of Zions Common Stock represented by such certificates, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest thereon.

         Adjustment of Exchange Formula. The Plan of Reorganization contains provisions for the proportionate adjustment of the exchange ratio in the event of a stock dividend, stock split, recapitalization or similar event involving the Zions Common Stock or the Southern Arizona Common Stock which occurs prior to the Reorganization. Nevertheless, the total purchase price to be paid by Zions for all of the outstanding shares of Southern Arizona Common Stock will not be less than the Benchmark Price of $25,330,000 plus certain accretions and will not be adjusted (except for such accretions and except to the extent of any cash payment in the event the Unadjusted Average Price of Zions Common Stock were less than $59.00 per share). Neither Zions nor Southern Arizona anticipates declaring any stock dividend, stock split, or recapitalization prior to the Effective Date.

Federal Income Tax Consequences of the Reorganization

         The following discussion is a summary of the material federal income tax consequences of the merger of Southern Arizona with and into Zions (the "Merger") to Southern Arizona and to the existing shareholders of Southern Arizona, but does not purport to be a complete analysis of all the potential tax effects of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such change may be applied retroactively. No information is provided herein with respect to foreign, state or local tax laws or estate and gift tax considerations. Shareholders of Southern Arizona are urged to consult their own tax advisors as to specific tax consequences to them of the Merger. In addition, the federal income tax consequences of the merger of the Bank with and into NBA are not addressed.

          Southern Arizona will receive an opinion from O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., legal counsel to Southern Arizona (the "O'Connor Opinion") that, based upon the facts and representations set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, provided that the cash received by the Southern Arizona shareholders does not exceed the fair market value of the Zions Common Stock received by the Southern Arizona shareholders. If the cash received by the Southern Arizona shareholders does exceed the fair market value of the Zions Common Stock received by the Southern Arizona shareholders, the Merger may be treated as a fully taxable exchange (or sale) of Southern Arizona Common Stock because the Merger will fail to meet IRS published guidelines, which would require that the Southern Arizona shareholders exchange at least 50 percent by value of their Southern Arizona Common Stock for Zions Common Stock in order for the Merger to be treated as a tax-free reorganization. No ruling will be requested from the IRS with respect to the federal income tax consequences of the Merger. An opinion of counsel only represents counsel's best judgment and is not binding on the IRS or the courts. Accordingly, no assurance can be given that the IRS will agree with counsel's conclusions, that the IRS will not challenge the tax treatment of the Merger, or that such a challenge, if made, will not be successful.

         Based upon the facts and representations which will be set forth or referred to in the O'Connor Opinion (including compliance with the continuity of interest requirement), such opinion will provide, among other things, that Southern Arizona will not recognize gain or loss for federal income tax purposes upon the Merger and that the shareholders of Southern Arizona will have the following federal income tax consequences upon the Merger: (i) no taxable gain or loss will be recognized upon the receipt of Zions Common Stock; (ii) income or gain will be recognized (the "Boot Income") to the extent of the lesser of
(a) the income or gain which would have been recognized had the Merger been a fully taxable transaction or (b) the amount of cash actually received in the Merger; (iii) the tax basis of the Southern Arizona Common Stock surrendered in the Merger will be allocated to the Zions Common Stock to be received in the Merger reduced by cash received and increased by any income or gain recognized;
(iv) the holding period of the Zions Common Stock to be received in the Merger will include the holding period of the Southern Arizona Common Stock surrendered in exchange therefor; and (v) if any cash is received in lieu of a fractional share of Zions Common Stock, gain (or loss) will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in that fractional share.

         The character of any Boot Income realized by a Southern Arizona shareholder will depend upon a Southern Arizona shareholder's individual circumstances. If the Southern Arizona Common Stock surrendered by a Southern Arizona shareholder in the Merger was a capital asset in the hands of that Southern Arizona shareholder, any Boot Income should be treated as capital gain for that Southern Arizona shareholder. Each Southern Arizona shareholder should consult its tax advisor regarding the character of any Boot Income realized by that shareholder.

         If the Merger is not treated as a reorganization  within the meaning of
Section 368(a) of the Code because the cash received by the Southern Arizona shareholders exceeds the fair market value of the Zions Common Stock received by the Southern Arizona shareholders, it may be treated as a sale in which shares of Southern Arizona Common Stock are exchanged for shares of Zions Common Stock and cash. If it were so treated, each Southern Arizona shareholder will recognize taxable gain or loss in an amount equal to the difference between the shareholder's amount realized and the shareholder's tax basis in the Southern Arizona Common Stock sold. The amount realized is the sum of any cash received plus the fair market value of the Zions Common Stock received. The fair market value of Zions Common Stock will be the market price on the Effective Date of the Reorganization multiplied by the number of shares of Zions Common Stock received by a Southern Arizona shareholder. If the Southern Arizona Common Stock surrendered by a Southern Arizona shareholder in the Holding Company Merger was a capital asset in the hands of that Southern Arizona shareholder, any taxable gain or loss would be treated as capital gain or capital loss for that Southern Arizona shareholder.

         The foregoing is intended only as a summary of certain federal income tax consequences of the Reorganization under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice and any such change might be retroactively applied to the Reorganization. Among other things, the summary does not address state income tax consequences, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his Southern Arizona Common Stock pursuant to an employee stock option or other special circumstances. Accordingly, it is recommended that Southern Arizona shareholders consult their own tax advisors for specific advice concerning their own tax situations, potential changes in the applicable tax law and all federal, state and local tax matters in connection with the Reorganization.

         A copy of the O'Connor Opinion rendered as to the material federal income tax consequences relating to the Reorganization is attached and set forth in Appendix B of the Proxy Statement/Prospectus.

Interests of Certain Persons in the Transaction

         In connection with the Plan of Reorganization, all of Southern Arizona's shareholder-directors, whose common shareholdings aggregate 24.5% of the outstanding Southern Arizona Common Stock and who represent approximately 2.4% of the Southern Arizona shareholders of record, have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization and to support the Plan of Reorganization and to recommend its adoption by the other shareholders of Southern Arizona. The shareholder-directors have also agreed in their capacity as directors, until the earlier of the consummation of the Reorganization or the termination of the Plan of Reorganization, to refrain from soliciting or, subject to their fiduciary duties to shareholders and to section
7.8 of the Plan of Reorganization, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or substantially all of the assets of Southern Arizona or the Bank.

         The Plan of Reorganization provides that after the Reorganization becomes effective, NBA will employ John E. Byrd, currently president and chief executive officer of Southern Arizona and the Bank, pursuant to a three-year agreement as an executive vice president of NBA. The agreement provides that Mr. Byrd will receive an initial annual salary substantially the same as his current annual salary with Southern Arizona, will be considered annually for a discretionary bonus, based upon the financial performance of NBA and upon individual performance factors (the target level for the bonus being 25%-35% of his then current salary), and will be entitled to other benefits normally afforded executive employees, including employee benefit and stock option plans participation, an automobile allowance, country club membership, retirement and life insurance policies, and consideration for periodic raises or bonuses, based upon performance and responsibility. NBA will also continue to maintain a term life insurance policy on the life of Mr. Byrd and will pay all the premiums therefor. The policy will be owned by Mr. Byrd and will provide for the payment of death benefits to his estate.

         The employment agreement provides for severance benefits for Mr. Byrd upon the termination of his employment agreement for reasons other than his death or disability or "for cause" (as defined in his employment agreement). In the event of termination for reasons other than set forth in the preceding sentence, Mr. Byrd shall receive (i) salary payable (as defined in the employment agreement) for the period commencing on the date immediately following the termination date and ending upon the third anniversary of the effective date of the employment agreement and (ii) such benefits as Mr. Byrd has accrued under NBA's Value Sharing Plan, Incentive Stock Option Plan and employee benefit plans, reimbursement for expenses accrued as of the date of termination of his employment, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the date of termination of his employment.

         Under his employment agreement, Mr. Byrd has agreed that he will not for a period of five years from the effective date of the employment agreement
(i) engage in the banking business within Yuma County, Arizona other than on behalf of NBA or affiliated companies; (ii) own or operate any entity engaged in the banking business within Yuma County, Arizona other than NBA or affiliated companies; and (iii) solicit or intentionally cause an officer, director or employee of NBA to engage in the banking business or own or operate an entity engaged in the banking business in Yuma County, Arizona. In consideration of such five-year covenant not to compete, Mr. Byrd will receive a one-time cash payment of $250,000.

Inconsistent Activities

         Southern Arizona and the Bank have agreed in the Plan of Reorganization that unless and until the Reorganization has been consummated or the Plan of Reorganization has been terminated in accordance with its terms, Southern Arizona and the Bank will not (i) solicit or encourage any inquiries or proposals by any third person to acquire more than 1% of the Southern Arizona Common Stock, any stock of the Bank or any significant portion of Southern Arizona's or the Bank's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford any third party which may be considering any such transaction access to Southern Arizona's or the Bank's properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding with respect to any such transaction or
(iv) authorize or permit any of Southern Arizona's directors, officers, employees or agents to do any of the foregoing. Notwithstanding the foregoing, Southern Arizona may take an action referred to in clause (ii) or (iii) of the previous sentence (or permit its directors, officers, employees or agents to do so) if Southern Arizona's Board of Directors, after consulting with counsel, determines that such actions should be taken or permitted in the exercise of its fiduciary duties. If Southern Arizona or the Bank becomes aware of any offer or proposed offer to acquire any shares of Southern Arizona or any significant portion of its assets, Southern Arizona is required to give immediate notice thereof to Zions and to keep Zions informed of the matter. Notwithstanding the foregoing, the right of the board of directors to comply with its fiduciary duties as cited in the previous sentence does not permit Southern Arizona or the Bank to terminate the Plan of Reorganization (other than as expressly provided in section 10.1 or 10.2 of the Plan of Reorganization) or to enter into any agreement with respect to any of the above-referenced transactions.

Conduct of Business Pending the Reorganization

         The Plan of Reorganization contains covenants, representations and warranties by Southern Arizona and the Bank as to matters which are typical in transactions similar to the Reorganization.

         Prior to the Effective Date, Southern Arizona and the Bank have agreed that neither Southern Arizona nor the Bank will, without Zions' prior written consent: (i) declare or pay cash dividends or property dividends with the exception of customary cash dividends in a manner consistent with past practice;
(ii) except for the issuance of Southern Arizona Common Stock upon exercise of existing stock options, declare or distribute any stock dividend, authorize any stock split, authorize, issue or make any distribution of its capital stock or other securities or grant any option to acquire such securities; (iii) except as contemplated by the Plan of Reorganization, merge into, consolidate with or sell any of its assets to any other person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business or engage in any discussions concerning such a possible transaction; (iv) convert the charter of the Bank from that of an Arizona banking corporation to any other charter or form of entity; (v) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock; (vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any agreement or engage in any transaction, except in the ordinary course of its business; (vii) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of its business; (viii) institute or agree to any increase in the compensation of any employee, except for ordinary increases in accordance with past practices not to exceed 4% per annum of the aggregate payroll as of October 1, 1995; (ix) create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or any other fringe benefit; or (x) except to directly facilitate the Reorganization, enter into any employment or personal services contract with any person.

         Southern Arizona has also agreed to carry on its business and manage its assets and property diligently in the same manner as it has previously done and to use its best efforts to preserve its business organization. Pending completion of Reorganization or termination of the Plan of Reorganization, Southern Arizona has agreed to provide Zions with certain information and reports and access to other information.

Conditions to the Reorganization

         The obligations of Southern Arizona and Zions to consummate the Reorganization are subject to, among other things, the satisfaction of the following conditions: (i) the shareholders of Southern Arizona shall have approved the Plan of Reorganization; (ii) Southern Arizona and Zions shall have received all relevant orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganization; (iii) there shall be an absence of certain litigation, as specified in the Plan of Reorganization; (iv) the registration statement to be filed by Zions pursuant to the Securities Act in connection with the registration of the shares of Zions Common Stock to be used as consideration in connection with the Reorganization shall have become effective under the Securities Act, and Zions shall have received all required state securities laws ("Blue Sky") permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue Zions Common Stock in the Reorganization, and neither the registration statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority; (v) Southern Arizona and Zions shall have determined that the Reorganization shall qualify as a tax free reorganization under the Code and the regulations and rulings promulgated thereunder; and (vi) there shall be no adverse legislation or government regulation which would make the transaction contemplated impossible or which would materially and adversely affect the economic assumptions of the transactions contemplated by the Plan of Reorganization or the business of Zions and Southern Arizona or which would otherwise materially impair the value of Southern Arizona to Zions.

         The obligations of Zions to consummate the Reorganization are subject to satisfaction or waiver of certain additional conditions, including: (i) the shareholders of Southern Arizona shall have authorized the Plan of Reorganization, and dissenters' rights shall have been exercised and perfected by owners of not more than 6% of the outstanding shares of Southern Arizona Common Stock; (ii) all representations and warranties made by Southern Arizona and the Bank in the Plan of Reorganization shall be true in all material respects on the Effective Date and Southern Arizona and the Bank shall have performed in all material respects all of its respective obligations under the Plan of Reorganization on or prior to the Effective Date; (iii) O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., special counsel to Southern Arizona, shall have rendered a legal opinion to Zions in form and substance satisfactory to Zions; (iv) during the period from September 30, 1995 to the Effective Date, there shall be no material adverse change in the financial position or results of operations, properties, liabilities or businesses of Southern Arizona or the Bank nor shall Southern Arizona or the Bank have become (or have been threatened to be made) a party to any litigation which in the judgment of Zions would make the Reorganization inadvisable or impracticable to Zions or NBA; (v) on the Effective Date the consolidated net worth of Southern Arizona shall not be less than the consolidated net worth of Southern Arizona as of September 30, 1995; (vi) during the period from September 30, 1995 to the Effective Date of the Reorganization, Southern Arizona and the Bank shall have continued to employ the loan loss reserve methodology which it employed on September 30, 1995; and (vii) Mr. Byrd shall have entered into an employment and non-competition agreement with Zions and NBA in the form set forth in the Plan of Reorganization. See " -- Interests of Certain Persons in the Transaction," above.

         The obligations of Southern Arizona to consummate the Reorganization are subject to the satisfaction or waiver of certain additional conditions, including: (i) all representations and warranties made by Zions and NBA in the Plan of Reorganization shall be true in all material respects on the Effective Date and Zions and NBA shall have performed all of its respective obligations under the Plan of Reorganization on or prior to the Effective Date; (ii) receipt of a legal opinion of Metzger, Hollis, Gordon & Alprin, special counsel to Zions, satisfactory to Southern Arizona; (iii) during the period from September 30, 1995 to the Effective Date, there shall be no material adverse change in the financial position or results of operations, properties, liabilities or business of Zions; (iv) Southern Arizona shall have received from M One a written opinion to the effect that, as of the date of the opinion, the terms of the Reorganization are fair to Southern Arizona and its shareholders from a financial point of view; (v) the directors and shareholders of NBA shall have authorized and approved the Reorganization; and (vi) the Zions Common Stock to be issued in the Reorganization shall be quoted on NASDAQ or shall be listed on a national securities exchange.

Representations and Warranties

         The representations and warranties of Zions and Southern Arizona contained in the Plan of Reorganization relate, among other things, to the organization and good standing of Zions, Southern Arizona, and their subsidiaries; the capitalization of Zions and Southern Arizona; the authorization by Zions and Southern Arizona of the Plan of Reorganization and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since September 30, 1995; the absence of undisclosed liabilities; and compliance with laws. Southern Arizona has additionally warranted that there will be no material deterioration in the quality of its loan portfolio or any major component thereof and no material increase in the level of its nonperforming assets or non-accrual loans at the Bank or in the level of its provision for credit losses or its reserve for possible credit losses.

Southern Arizona has also warranted that its consolidated reserve for possible credit losses as of September 30, 1995, was adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of Southern Arizona in view of the size and character of such portfolios, current economic conditions, and other factors.

         Zions and Southern Arizona have additionally warranted that there are no facts known to them respectively which might materially adversely affect their respective business, assets, liabilities, financial condition, results of operations or prospects which have not been disclosed in their respective financial statements or a certificate delivered to the other party.

Amendment and Waiver

         Notwithstanding prior approval by the shareholders of Southern Arizona, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of Southern Arizona. Zions or Southern Arizona may also, at any time prior to the Effective Date, waive any condition or term of the Plan of Reorganization provided that any such waiver must be in writing signed by the party entitled to the benefit thereof and will be permitted only if it will not have a materially adverse effect on the benefits intended under the Plan of Reorganization to the shareholders of its or his corporation.

Authorized Termination and Damages for Breach

         The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of Southern Arizona or the Bank, as follows: (i) by mutual consent of Zions and Southern Arizona; (ii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made or in the event of a material breach or material failure by the other party of any covenant or agreement which has not been, or cannot be, cured within thirty days after written notice has been given; (iii) by Southern Arizona if its board of directors, based upon the advice of outside counsel, determines in good faith that such termination is required for the board to comply with its fiduciary duties to the shareholders imposed by law by reason of a proposal to acquire more than 1% of Southern Arizona's Common Stock or any significant portion of its or the Bank's assets (an "Alternative Proposal"); (iv) by either party if the Reorganization has become inadvisable by reason of federal or state litigation to restrain or invalidate the Reorganization; or (v) by either party on or after August 31, 1996, if the Effective Date has not occurred on or before that date.

         If either party terminates the Plan of Reorganization because any of the representations and warranties of a party were materially incorrect when made, or because of a material breach by a party of a covenant made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached its covenant shall be liable to the other party or parties to the Plan of Reorganization for such party's actual, reasonable out-of-pocket expenses, not to exceed $250,000, incurred by the other party in connection with the negotiation and preparation of the Plan of Reorganization and the carrying out of the transactions contemplated thereby.

         If on the other hand termination of the Plan of  Reorganization  occurs
(1) because of an Alternative Proposal; or (2) because of any representation or warranty is materially incorrect when made by Southern Arizona or the Bank or because of a material breach or material failure by Southern Arizona or the Bank of any covenant or agreement contained in the Plan of Reorganization which has not been or cannot be cured within thirty days after written notice of such breach or failure has been given and a definitive agreement with respect to an Alternative Proposal is executed by Southern Arizona or the Bank within one year after such termination, then in either case Southern Arizona shall be liable to Zions in the amount of $750,000.

Dissenters' Rights of Southern Arizona Shareholders

         A holder of shares of Southern Arizona Common Stock is entitled to exercise the rights of a dissenting shareholder under Chapter 13 of the Arizona Business Corporation Act (the "Act") to object to the Plan of Reorganization and demand that Zions, as the surviving corporation, pay the fair value of the shares of Southern Arizona Common Stock held as determined in accordance with such statutory provisions. The Act became effective on January 1, 1996 and substantially revises shareholder dissenters' rights provisions under Arizona law. Several provisions of the Act that address dissenters' rights are ambiguous, including the requirements for delivery of the dissenters' notice, as described below, and the provisions regarding delivery of payment, also described below. The following summary attempts to interpret the statute in a consistent and logical manner, and does not purport to be a complete statement of the provisions of Arizona law and is qualified in its entirety by reference to Chapter 13 of the Act, which is set forth in full as Appendix D to this Proxy Statement/Prospectus.

         Arizona law requires that Southern Arizona shareholders must follow certain prescribed procedures in their exercise of the statutory right to dissent in connection with the Reorganization. The failure to follow these procedures on a timely basis, in the manner required by Chapter 13 of the Act, may result in a loss of a shareholder's dissenters' rights.

         To  be  entitled  to  payment  as  a  dissenting   shareholder  to  the
Reorganization, a shareholder must (i) deliver written notice of the shareholder's intent to demand payment, (ii) not vote in favor of the proposed Reorganization, and (iii) make a payment demand, in each case as provided below.

         Any shareholder electing to exercise the right to dissent must deliver to Southern Arizona, prior to the taking of the vote at the Special Meeting to be held on May ____, written notice of the shareholder's intent to demand payment for such shareholder's shares if the proposed Reorganization is effectuated. Additionally, a shareholder who wishes to assert dissenters' rights cannot vote in favor of the proposed Reorganization. If the shareholder does not comply with these two requirements, the shareholder will not be entitled to payment for the shareholder's shares of Southern Arizona Common Stock.

         If the proposed Reorganization is authorized at the shareholders' meeting, the Act requires Zions, as the surviving corporation, to send a written dissenters' notice to all dissenting shareholders no later than ten (10) days after the Reorganization is effectuated. The dissenters' notice must: (i) state where the dissenting shareholder must send the shareholder's payment demand and where and when the dissenting shareholder shall deposit the shareholder's certificates for certificated shares; (ii) inform any dissenting shareholder who holds uncertificated shares to what extent transfer of the shares will be restricted after the dissenting shareholder's payment demand is received; (iii) supply the dissenting shareholder with a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Reorganization and that requires the dissenting shareholder to certify whether or not the dissenting shareholder acquired beneficial ownership of the shares before that date; (iv) set a date by which Zions must receive the dissenting shareholder's payment demand, which date shall be at least thirty
(30) but not more than sixty (60) days after the date the dissenters' notice is delivered; and (v) be accompanied by a copy of Chapter 13, Article 2 of the Act.

         Upon receipt of a dissenters' notice from Zions, the Act requires a dissenting shareholder to: (i) demand payment; (ii) certify whether the shareholder acquired beneficial ownership of the shares before the date required, as set forth in the dissenters' notice; and (iii) deposit the shareholder's share certificates in accordance with the terms of the dissenters' notice. A dissenting shareholder who demands payment and deposits the shareholder's share certificates retains all other rights of a shareholder until such rights are cancelled or modified by the effectuation of the Reorganization. A dissenting shareholder who does not demand payment or does not deposit the shareholder's certificates, if required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under Chapter 13, Article 2 of the Act.

         Except in the case of after-acquired shares, as soon as the Reorganization is effectuated, on receipt of a payment demand, the Act provides that Zions, as the surviving corporation, must pay the dissenting shareholder who has demanded payment the amount that Zions estimates to be the fair value of the dissenting shareholder's shares plus accrued interest. Any appreciation or depreciation in the value of dissenting shareholder's shares attributable to the Reorganization shall be excluded for determining the fair value of such shares, unless such exclusion is inequitable. The payment must be accompanied by: (i) Southern Arizona's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholder's equity for that year and the latest available interim financial statements, if any; (ii) a statement of Zions' estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter's right to demand payment if such dissenter is dissatisfied with Zions' payment; and (v) a copy of Chapter 13, Article 2 of the Act.

         If Zions does not effectuate the Reorganization within sixty (60) days after the date set for demanding payment and depositing share certificates, the Act requires Zions to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If Zions effectuates the Reorganization after returning the deposited certificates and releasing the transfer restrictions imposed on uncertificated shares, Zions must send a new dissenters' notice and repeat the payment demand procedure.

         The Act permits Zions to elect to withhold payment from a dissenting shareholder unless such dissenting shareholder was the beneficial owner of shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed Reorganization. If Zions elects to withhold payment, the Act provides that Zions must estimate the fair value of the shares plus accrued interest and pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of the shareholder's demand for payment. The Act requires Zions to send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting shareholder's right to demand payment under Chapter 13 of the Act.

         The Act permits a dissenting shareholder to notify Zions in writing of the dissenting shareholder's own estimate of the fair value of the dissenting shareholder's shares and amount of interest due and either demand payment for the dissenting shareholder's estimate, less any payment made by Zions, or reject Zions' offer and demand payment of the fair value of the dissenting shareholder's shares and interest due, if: (i) the dissenting shareholder believes that the amount paid by Zions or offered with respect to after-acquired shares is less than the fair value of the dissenting shareholder's shares or that the interest due is incorrectly calculated; (ii) Zions fails to make payment within sixty (60) days after the date set for demanding payment; or
(iii) Zions, having failed to effectuate the Reorganization, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         A dissenting shareholder waives the right to demand payment as set forth in the proceeding paragraph unless the dissenting shareholder notifies Zions of the shareholder's demand in writing within thirty (30) days after Zions made or offered payment for the dissenting shareholder's shares.

         If a dissenting shareholder's demand for payment remains unsettled, the Act requires Zions to commence a proceeding within sixty (60) days after receiving the payment demand and to petition the court to determine the fair value of the shares and accrued interest. If Zions does not commence the proceeding within the sixty (60) day period, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded by each such dissenting shareholder. Zions must commence the action in the court in Yuma County, make all dissenting shareholders, whether or not residents of Arizona, whose demands remain unsettled, parties to the proceeding as in an action against their shares, and serve all such dissenting shareholders with a copy of the petition. The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive and there is no right to trial by jury.

         The court in an appraisal proceeding will determine all costs of the proceeding and assess those costs against Zions, except that the court shall assess costs against all or some of the dissenting shareholders to the extent the court finds that the fair value does not materially exceed the amount offered by Zions or that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable to the extent set forth in Chapter 13, Article 3 of the Act. If the court determines that the services of an attorney for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, that court may award to these attorneys reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefitted.

         SOUTHERN ARIZONA SHAREHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF ARIZONA LAW.


Restrictions on Resales by Southern Arizona Affiliates

         The shares of Zions Common Stock issuable in the Reorganization have been registered under the Securities Act, and such shares will generally be freely tradable by the Southern Arizona shareholders who receive Zions shares as a result of the Reorganization. However, this registration does not cover resales by Southern Arizona shareholders who may be deemed to control or be under common control with Southern Arizona or Zions and who therefore may be deemed "affiliates" of Southern Arizona or Zions as that term is defined in Rule 144 under the Securities Act. Such affiliates are not permitted to sell their shares of Zions Common Stock acquired in the Reorganization except pursuant to
(i) an effective registration statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of Southern Arizona will notify those persons who it believes may be such affiliates.

Expenses

         Each party to the Plan of Reorganization will pay its own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. Southern Arizona and Zions will share the cost of printing and delivering this Proxy Statement/Prospectus to the Southern Arizona shareholders. Zions will pay all costs attributable to registering its stock issuable pursuant to this Proxy Statement/Prospectus under federal and state securities laws.

Government Approvals

         Applications for approval (or requests for waiver of application requirements) of the Reorganization must be made to, and approvals and consents must be obtained from, appropriate federal and Arizona regulators, including the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Arizona State Banking Department. Submissions have been made to each of these regulatory authorities. Federal law prohibits consummation of the Reorganization until 30 days after the approvals of the federal regulators have been obtained, except that this period may be shortened to 15 days with the concurrence of the Attorney General of the United States. There can be no assurance that the Arizona or federal regulatory approvals or waivers will be granted, and if they are granted, there can be no assurance as to the dates of such approvals or waivers. Management of Zions and Southern Arizona are not presently aware of any reasonable basis for regulatory disapproval of the Reorganization.

Effective Date of the Reorganization

         It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of Southern Arizona, the Reorganization will become effective during the second quarter of 1996. However, as noted above, consummation of the Reorganization is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective during the second quarter of 1996. In addition, as also noted above, Zions and Southern Arizona retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

Accounting Treatment

         The Reorganization will be accounted for as a "purchase" for financial reporting purposes. Under this method of accounting, Zions will adjust the assets and liabilities of Southern Arizona to their fair values as of the Effective Date. The purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values at the Effective Date. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated fair values. Income of the combined company will not include income (or loss) of Southern Arizona prior to the Effective Date.

Relationship Between Zions and Southern Arizona

         Neither Zions nor Southern Arizona is aware of any material relationship between Zions, its directors or officers or their affiliates, and Southern Arizona, its directors or executive officers, except as contemplated by the Plan of Reorganization or as described herein. Southern Arizona has determined to redeem and prepay its 8.75% Senior Notes Due July 1, 2000 (the "Notes") prior to the Effective Date of the Reorganization. All $2,500,000 of the principal amount of the Notes are currently outstanding. In connection with the redemption and prepayment of the Notes, Southern Arizona has entered into an agreement with Zions whereby Zions will loan Southern Arizona an amount sufficient to permit Southern Arizona to pay the aggregate principal of $2,500,000, as well as accrued but unpaid interest to the date of prepayment and a prepayment premium. The terms and conditions of the loan agreement between Southern Arizona and Zions are substantially similar to the terms and conditions set forth in the Notes. Both the redemption and prepayment of the Notes by Southern Arizona and the loan by Zions to Southern Arizona will be conditioned upon an assessment of the likelihood of the consummation of the Reorganization as of the date of prepayment. In the ordinary course of business and from time to time, Zions may enter into banking transactions with certain of Southern Arizona's directors, executive officers and their affiliates.

Unaudited Pro Forma Combined Financial Information

         The following unaudited pro forma combined financial information reflects the application of the purchase method of accounting. The following table, which shows comparative historical per Common Share data for Zions and Southern Arizona (separately and pro forma combined), and equivalent pro forma per share data for Southern Arizona, should be read in conjunction with the financial information appearing elsewhere in this Proxy Statement/Prospectus or as incorporated herein by reference to other documents. The pro forma data in the table, presented as of and for the year ended December 31, 1995, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the Reorganization been consummated during the periods or as of the dates for which the information in the table is presented:

                                                      Historical                              Pro Forma
                                              -------------------------              ----------------------------
                                                                                     Zions
                                                                                     and Southern      Southern
                                                                                     Arizona           Arizona
                                                                Southern             Pro-Forma         Equivalent
Per Common Share                              Zions             Arizona              Combined(4)       Pro-Forma(5)
- ----------------                              -----             -------              -----------       ------------
NET INCOME (1)
 For the year ended
 December 31, 1995                            $ 5.53              $1.58                $ 5.41             $1.51

CASH DIVIDENDS(2)
 For the year ended
 December 31, 1995                            $ 1.41              $ .36                $ 1.41             $ .39

BOOK VALUE:(3)
 As of December 31, 1995                      $29.44              $7.00                $30.33             $8.46

- ----------------------

(1) Net Income per share is based on weighted average common and common equivalent shares outstanding.
(2)      Pro forma cash dividends represent historical cash dividends of Zions.
(3) Book value per common share is based on total period-end of Zions shareholders' equity.
(4) Pro forma combined net income per share represents historical net income of Zions and Southern Arizona adjusted for expenses related to prepayment of $2,500,000, 8.75% Senior Notes of Southern Arizona Bancorp Inc. and amortization of goodwill resulting from purchase accounting computed using historical weighted average common and common equivalent shares of Zions adjusted by computed common and common equivalent shares to be issued in the purchase. Pro forma combined book value per share represents historical total shareholders' equity of Zions adjusted by the purchase price less expenses related to prepayment of Senior Notes and amortization of goodwill resulting from purchase accounting computed using Zions' historical common shares outstanding adjusted by computed common shares to be issued in the purchase.
(5) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the estimated exchange ratio as of April __ 1996 and assume a Benchmark Price of $_____, an Average Closing Price of $_____ as of April __, 1996, and a resulting exchange ratio of ___ shares of Zions Common Stock for each share of Southern Arizona Common Stock.

                           SUPERVISION AND REGULATION

         The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of Zions and its subsidiaries. These summaries do not purport to be complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

Zions

         Zions is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Federal Reserve Board. Under the current terms of that Act, Zions' activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         Bank holding companies, such as Zions, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Pursuant to the Riegle-Neal Interstate Branching and Efficiency Act of 1994 ("Riegle-Neal Act"), subject to approval by the Federal Reserve Board, bank holding companies are authorized acquire either control of, or substantial assets of, a bank located outside the bank holding company's home state. These acquisitions are subject to limitations, the most significant of which include adequate capitalization and management of the acquiring bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, existence of state laws that condition acquisitions on institutions making assets available to a "state-sponsored housing entity," limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose lower deposit concentration limits, so long as those limits apply to all bank holding companies equally. The Riegle-Neal Act reaffirms the right of states to segregate and tax separately incorporated subsidiaries of a bank or bank holding company. The Riegle-Neal Act also affects interstate branching and mergers. See "Interstate Banking" below.

         The Federal Reserve Board is authorized to adopt regulations affecting various aspects of bank holding companies. Pursuant to the general supervisory authority of the Bank Holding Company Act and directives set forth in the International Lending Supervision Act of 1983, the Federal Reserve Board has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

Regulatory Capital Requirements

         Risk-Based Capital Guidelines. The Federal Reserve Board established risk- based capital guidelines for bank holding companies effective March 15, 1989. The guidelines define Tier 1 Capital and Total Capital. Tier 1 Capital consists of common and qualifying preferred shareholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated subsidiaries. Total Capital consists of Tier 1 Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other designated subsidiaries or other associated companies at the discretion of the Federal Reserve Board, certain intangible assets, a portion of limited-life capital instruments approaching maturity and reciprocal holdings of banking organizations' capital instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital.

         Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets -- 0%, 20%, 50% and 100%. Zero percent risk-weighted assets include, generally, cash and balances due from Federal Reserve Banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, generally, claims on U.S. Banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or other political subdivisions of the United States. Fifty percent risk-weighted assets include, generally, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at least 4% must consist of Tier 1 Capital. At December 31, 1995, Zions' Tier 1 and Total Capital ratios were 11.38% and 14.23% respectively.

         The current risk-based capital ratio analysis establishes minimum supervisory guidelines and standards. It does not evaluate all factors affecting an organization's financial condition. Factors which are not evaluated include
(i) overall  interest rate exposure;  (ii) liquidity,  funding and market risks;
(iii) quality and level of earnings; (iv) investment or loan portfolio concentrations; (v) quality of loans and investments; (vi) the effectiveness of loan and investment policies; (vii) certain risks arising from nontraditional activities; and (viii) management's overall ability to monitor and control other financial and operating risks, including the risks presented by concentrations of credit and nontraditional activities. The capital adequacy assessment of federal bank regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets.

          The following table presents Zions' regulatory capital position at December 31, 1995 under the risk-based capital guidelines and as adjusted to give effect to the offering of its stock in the Reorganization.


                                                Risk-Based Capital

                                                              Zions                                  Pro Forma Combined
                                                      ---------------------------                  ----------------------------
                                                                            (Dollars in thousands)

                                                                          Percent                                       Percent
                                                                          of Risk-                                      of Risk-
                                                                          Adjusted                                      Adjusted
                                                       Amount              Assets                    Amount              Assets
                                                       ------              ------                    ------              ------

Tier 1 Capital...................................    $ 370,931               11.38%                $  379,815            11.33%
Minimum Requirement..............................      130,340                4.00                    134,103             4.00
                                                     ---------             -------                 ----------            -----
  Excess.........................................    $ 240,591                7.38%                $  245,712             7.33%
                                                     =========             =======                 ==========            =====

Total Capital....................................    $ 463,593               14.23%                $  473,669            14.13%
Minimum Requirement..............................      260,679                8.00                    268,206             8.00
                                                     ---------             -------                 ----------            -----
  Excess.........................................    $ 202,914                6.23%                $  205,463             6.13%
                                                     =========             =======                 ==========            =====

Risk-Adjusted Assets,
  net of goodwill, excess deferred
  tax assets and excess allowance................    $3,258,488             100.00%                $3,352,576            100.00%
                                                     ==========            =======                 ==========            ======


Minimum Leverage Ratio. On June 20, 1990 the Federal Reserve Board adopted new capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with the final risk-based ratio of 8% that took effect at the end of 1992.

         The Federal Reserve Board has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having well- diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indices of capital strength in evaluating proposals for expansion or new activities.

         The following table presents Zions' leverage ratio at December 31, 1995 as adjusted to give effect to the offering of its common stock made hereby. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Federal Reserve Board, other banking organizations would be expected to maintain capital at higher levels.

                                                              Zions                                Pro Forma Combined
                                                      ---------------------------               -----------------------------
                                                                          (Dollars in thousands)

                                                                          Percent                                     Percent
                                                                        of Average                                  of Average
                                                                        Assets, Net                                 Assets, Net
                                                       Amount           of Goodwill              Amount             of Goodwill
                                                       ------           -----------              ------             -----------

Tier 1 Capital. . . . . . . . . . .                  $  370,931                6.28            $  379,815                  6.29

Minimum Requirement . . . . . . . .                     177,262                3.00               181,190                  3.00
                                                     ----------            ---------           ----------               -------

Excess. . . . . . . . . . . . . . .                  $  193,669                3.28%           $  198,625                  3.29%
                                                     ==========            =========           ==========               ========

Average Assets, net of goodwill and
  deferred tax assets . . . . . . .                  $5,908,733              100.00%           $6,039,678                100.00%
                                                     ==========            =========           ==========               ========


         Other Issues and Developments Relating to Regulatory Capital. Pursuant to such authority and directives set forth in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Federal Reserve Board have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to Zions' banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to Zions. As of December 31, 1995, the risk-based and leverage ratios of each of Zions' banking subsidiaries exceeded the minimum requirements.

         By Federal Register notice dated August 2, 1995, the Federal Reserve Board, the Comptroller and the FDIC sought public comment on a proposed policy statement pursuant to which a bank's interest risk exposure would be measured utilizing a supervisory model or approved internal bank model, but would also take into account such factors as the quality of an institution's interest rate risk management, internal controls and overall financial condition, including earnings capacity, capital base and the level of other risks which may impair future earnings or capital. Unless specifically exempted, banks would be required to submit additional information to their primary federal regulator regarding the maturity, repricing or price sensitivity of their various on- and off-balance sheet instruments. The agencies expect that they will incorporate an explicit minimum capital charge for interest rate risk (based in part on their experience in applying the proposed policy statement) into their risk-based capital standards. Zions does not anticipate that the adoption of the proposed policy statement in its current form will result in a material increase in the capital requirements applicable to it. However, until the final terms of the proposed policy statement are known, Zions cannot predict the effect of its implementation on the capital requirements applicable to it.

         On December 19, 1991, the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") was signed into law. Among other changes to federal banking law effected by the legislation, FDICIA amended Section 38 of the Federal Deposit Insurance Act to require the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies in September 1992 and effective on December 19, 1992 define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters.

         Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of significantly undercapitalized, critically undercapitalized and certain undercapitalized banks may be required to obtain the approval of the Federal Reserve Board before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their retention of senior executive officers.

         Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (i.e., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors as well as to the mandatory appointment of a conservator or receiver within 90 days of becoming critically undercapitalized unless periodic determinations are made by the appropriate federal banking agency, with the concurrence of the FDIC, that forbearance from such action would better protect the affected deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal banking agency with the concurrence of the FDIC, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Other Regulatory and Supervisory Issues

         FDICIA requires the federal banking agencies to adopt regulations prescribing standards for safety and soundness of insured banks and their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality, earnings and stock valuation, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth or increase its ratio of tangible equity to assets, or imposing other operating restrictions. The Riegle Community Development and Regulatory Improvement Act of 1994, signed into law on September 23, 1994 (the "Riegle Act"), modified this provision of FDICIA to authorize the federal banking agencies to prescribe safety and soundness standards by regulation or by guidelines for all insured depository institutions, afford the federal banking agencies flexibility to establish asset quality, earnings and stock valuation standards that they determine to be appropriate and eliminate the requirement that such standards apply to depository institution holding companies.

         On July 10, 1995, the federal banking agencies published proposed guidelines setting forth standards for asset quality and earnings, final guidelines with respect to other safety and soundness standards required under FDICIA and a final rule establishing deadlines and procedures for submission and review of safety and soundness compliance plans and issuance of compliance orders. In the view of the federal banking agencies, neither the proposed nor the final standards represents a change in existing policies but, instead, formalizes fundamental standards already applied by the agencies. In general, the standards establish objectives of proper operations and management while leaving the specific methods for achieving those objectives to each institution. The final rule also implements the requirements of FDICIA regarding the submission and review of safety and soundness plans by institutions failing to meet the prescribed standards and the issuance of orders where institutions have failed to submit acceptable compliance plans or implement an accepted plan in any material respect. Zions does not believe that implementation of the final guidelines and rule will have a material adverse effect upon the operations or earnings of its bank subsidiaries. Until final guidelines prescribing asset quality and earnings standards are adopted by the federal banking agencies, Zions cannot predict the effect of their application to its operations or earnings or the operations or earnings of its subsidiaries.

         FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those eligible for national banks, impose limitations on deposit account balance determinations for the purpose of the calculation of interest, and require the federal banking regulators to prescribe, implement or modify standards, respectively, for extensions of credit secured by liens on interests in real estate or made for the purpose of financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every 12 months.

         In connection with an institutional failure or FDIC rescue of a financial institution, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself). FIRREA also explicitly allows bank holding companies to acquire healthy as well as troubled savings associations (including savings and loan associations and federal savings banks) without geographic restriction under Section 4 of the Bank Holding Company Act. In connection with this authorization, the Federal Reserve Board has been instructed not to impose so-called "tandem operating restrictions" which might otherwise limit the joint marketing or joint operations of affiliated banks and thrifts beyond those restrictions otherwise embodied in law. FIRREA also relieves bank holding companies that own savings associations of certain duplicative or intrusive savings and loan holding company regulations and, in some instances, allows savings associations that have been acquired by bank holding companies to merge into affiliated banks or become banks themselves.

         The nature of the banking and financial services industry, as well as banking regulation, may be further affected by various legislative and regulatory measures currently under consideration. The most important of such measures include legislation designed to permit increased affiliations between commercial and financial firms (including securities firms) and federally-insured banks, reduce regulatory burdens on financial institutions, limit the prerogative of federal banking regulators to expand the range of permissible activities for banks (particularly in the field of insurance), eliminate or revise the features of the specialized savings association charter, and establish standards for federal supervision of derivatives activities of insured institutions. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what the effect of their adoption will be on the Zions or its subsidiaries.

Deposit Insurance Assessments

         The insured bank subsidiaries of Zions are required to pay semiannual deposit insurance assessments to the BIF. Pursuant to a directive in FDICIA, the FDIC revised its deposit insurance regulation, effective October 1, 1993, to establish a permanent risk-based assessment system. Under this system, each insured bank's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured bank in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized" banks, "adequately capitalized" banks or "less than adequately capitalized" banks, with each category of banks divided into subcategories of banks which are either "healthy," of "supervisory concern" or of "substantial supervisory concern."

         Until May 31, 1995, the FDIC deposit insurance regulation established an eight basis point spread between the assessment rate established for the highest and lowest risk classification, so that banks classified as strongest by the FDIC were subject to a rate of .23% while those classified as weakest by the FDIC were subject to a rate of .31% (with intermediate rates of .26%, .29% and
 .30%). On August 8, 1995, in recognition of the achievement by the BIF of a target reserve ratio of 1.25% of insured deposits mandated by FDICIA, the FDIC adopted a new assessment schedule, applied retroactively as of June 1, 1995, providing for an assessment rate range of up to .31% (with intermediate rates of
 .07%, .14%, .21% and .28%, depending upon an institution's supervisory risk group). (The revised regulation also established a procedure for adjusting assessment rates semiannually within a range up to five basis points without seeking public comment.) The FDIC acted on November 14, 1995 to further reduce BIF assessment rates, effective for the semiannual period commencing on January 1, 1996 and ending on June 30, 1996. The rate schedule adopted establishes an assessment rate range of 0% to .27% (with intermediate rates of .03%, .10%, .17% and .24%, depending upon an institution's supervisory risk group) subject to a minimum assessment of $1,000 per semiannual period. The FDIC also possesses authority to impose special assessments from time to time. Implementation of the permanent risk-based deposit insurance assessment system has not had a material adverse impact on the financial condition or results of operations of the Zions or upon those of its bank subsidiaries.

         The FDIC is also considering whether the deposit assessment base, against which the applicable assessment rate is multiplied in determining the deposit insurance assessment to be paid by each insured institution, should be redefined in light of the adoption of the risk-based assessment system and certain statutory and other developments effecting insured depository institutions. Currently, the assessment base is defined to include the total domestic deposits of each insured institution as adjusted for certain elements. Depending upon the nature of the changes, if any, made by the FDIC to the definition of the assessment base, the aggregate liabilities of each insured institution subject to assessment could increase or could be reduced, or an assessment base consisting of other than bank liabilities could be adopted, thereby potentially affecting the earnings of each institution. Until the nature of the changes to be adopted by the FDIC to the assessment base definition are known, Zions cannot predict their effect upon its overall financial condition or results of operations or upon those of its bank subsidiaries.

Interstate Banking

         Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interstate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states and the Congress have enacted legislation intended to allow certain interstate banking combinations.

         The Riegle-Neal Act dramatically affects interstate banking activities. As discussed previously, the Riegle-Neal Act allows the Federal Reserve Board to approve the acquisition by a bank holding company of control or substantial assets of a bank located outside the bank holding company's home state. Beginning on June 1, 1997, and earlier if permitted by applicable state law, an insured bank may apply to the appropriate federal agency for permission to merge with an out-of-state bank and convert its offices into branches of the resulting bank. States retain the option to prohibit out-of-state mergers if they enact a statute specifically barring such mergers before June 1, 1997 and such law applies equally to all out-of-state banks.

         Interstate mergers authorized by the Riegle-Neal Act are subject to conditions and requirements, the most significant of which include adequate capitalization and management of the acquiring bank or bank holding company, existence of the acquired bank for up to five years before purchase where required under state law, and limitations on control by the acquiring bank holding company of not more than 10% of the total amount of deposits in insured depository institutions in the United States or not more than 30% of the deposits in insured depository institutions within that state. States may impose lower deposit concentration limits, so long as those limits apply to all bank holding companies equally. Additional requirements placed on mergers include conformity with state law branching requirements and compliance with "host state" merger filing requirements to the extent that those requirements do not discriminate against out-of-state banks or out-of-state bank holding companies.

         The Riegle-Neal Act also permits banks to establish and operate a "de novo branch" in any state that expressly permits all out-of-state banks to establish de novo branches in such state, if the law applies equally to all banks. (A "de novo branch" is a branch office of a national bank or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger, or consolidation.) Utilization of this authority is conditioned upon satisfaction of most of the conditions applicable to interstate mergers under the Riegle-Neal Act, including adequate capitalization and management of the branching institution, satisfaction with certain filing and notice requirements imposed under state law and receipt of federal regulatory approvals.

         Because important components of the Riegle-Neal Act have not yet become effective, Zions cannot predict the effects of the Act's implementation upon its operations or earnings or upon those of its subsidiaries.

NBA

         NBA, as a national bank, is subject to the supervision of, and regulation and examination by, the Comptroller. Deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, mergers and consolidations, electronic funds transfers, management practices, and other aspects of NBA's operations are subject to regulation. The approval of the Comptroller is required for the establishment of additional branch offices by NBA, subject to applicable state law restrictions.

         NBA is a member of the Federal Reserve System, and the deposits of NBA are insured by the FDIC. Accordingly, NBA is subject to certain regulations of the Federal Reserve Board and the FDIC as well as those of the Comptroller. Some of the aspects of the lending and deposit business of NBA that are subject to regulation by the Federal Reserve Board or the FDIC include disclosure requirements in connection with personal and mortgage loans, interest on deposits, and reserve requirements. In addition, NBA is subject to numerous federal, state, and local laws and regulations which set forth specific restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms, and discrimination in credit transactions.

         As a consequence of the extensive regulation of the commercial banking business in the United States, the business of NBA is particularly susceptible of being affected by federal and state legislation and regulations, which may increase the cost of doing business.

                                 MONETARY POLICY

         The earnings of Zions, NBA, Southern Arizona, and the Bank are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Federal Reserve Board has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans and investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of Zions, NBA, Southern Arizona, and the Bank cannot be predicted.


                   INFORMATION CONCERNING ZIONS BANCORPORATION

Selected Financial Data

         The following unaudited table of selected financial data should be read in conjunction with the related notes included herein and Zions' consolidated financial statements and the related notes thereto incorporated by reference herein. See "Zions Documents Incorporated by Reference."


ZIONS BANCORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share and ratio data)
                                                                                 As of, and for the
                                                                               Year Ended December 31,
                                                     --------------------------------------------------------------------------
                                                                1995         1994          1993           1992            1991
                                                                ----         ----          ----           ----            ----
EARNINGS SUMMARY
- ----------------
Taxable-equivalent net interest income                    $  232,417  $   203,313   $   178,636    $   160,854     $   142,614
Net interest income                                          227,094      198,606       174,657        157,282         139,871
Noninterest income                                            86,714       73,202        79,880         62,849          52,456
Provision for loan losses                                      2,800        2,181         2,993         10,929          25,561
Noninterest expenses (1)                                     188,730      174,900       167,750        139,069         122,999
Income taxes                                                  40,950       30,900        27,248         22,924          13,318
Income before cumulative effect of changes
     in accounting principles                                 81,328       63,827        56,546         47,209          30,449
Cumulative effect of changes in
     accounting principles (2)                                     -            -         1,659              -               -
Net income                                                    81,328       63,827        58,205         47,209          30,449

COMMON STOCK DATA
- ------------------
Earnings per common share:
Income before cumulative effect of
     changes in accounting principles                   $       5.53 $       4.37  $       3.96   $       3.42    $       2.23
Net income                                                      5.53         4.37          4.08           3.42            2.23
Dividends paid per share                                        1.41         1.16           .98            .75             .72
Dividend payout ratio (%)                                     25.27%       27.06%        21.81%         20.31%          29.89%
Book value per share at year end                               29.44        25.12         22.01          18.95           16.23
Market to book value at year end (%)                         272.59%      142.83%       168.11%        200.53%         132.47%
Weighted average common and common
     equivalent shares outstanding during the year        14,717,000   14,601,000    14,280,000     13,790,000      13,634,000
Common shares outstanding at year end                     14,555,920   14,559,552    14,201,367     13,727,544      13,603,812

AVERAGE BALANCE SHEET DATA
- --------------------------
Money market investments                                  $  936,846  $   869,709   $   788,694    $   469,062     $   670,584
Securities                                                 1,632,253    1,545,704     1,209,165        927,976         702,027
Loan and leases, net                                       2,599,071    2,574,995     2,222,182      2,104,679       1,875,928
Total interest-earning assets                              5,168,170    4,990,408     4,220,041      3,501,717       3,248,539
Total assets                                               5,658,690    5,456,613     4,643,918      3,807,832       3,536,809
Interest-bearing deposits                                  3,021,060    2,744,976     2,449,275      2,356,384       2,219,341
Total deposits                                             3,858,271    3,583,094     3,178,926      2,912,860       2,701,131
FHLB advances and other borrowings                           114,270      151,164       195,097        128,856         154,564
Long-term debt                                                57,506       59,493        75,623         82,219          86,967
Total interest-bearing liabilities                         4,320,229    4,197,865     3,556,746      2,962,079       2,792,239
Shareholders' equity                                         397,268      339,181       286,331        240,411         208,729

YEAR END BALANCE SHEET DATA
- ---------------------------
Money market investments                                  $  687,251  $   403,446   $   597,680    $   616,180     $   714,238
Securities                                                 1,540,489    1,663,433     1,258,939        981,695         852,861
Loans and leases, net                                      2,806,956    2,391,278     2,486,346      2,107,433       1,979,726
Allowance for loan losses                                     67,555       67,018        68,461         59,807          58,238
Total assets                                               5,620,646    4,934,095     4,801,054      4,107,924       3,883,938
Total deposits                                             4,097,114    3,705,976     3,432,289      3,075,110       2,877,860
FHLB advances and other borrowings                           101,084      127,319       288,249        205,222         203,685
Long-term debt                                                56,229       58,182        59,587         99,223          81,134
Shareholders' equity                                         428,506      365,770       312,592        260,070         220,753


                                                                                 As of, and for the
                                                                               Year Ended December 31,
                                                     --------------------------------------------------------------------------
                                                                1995         1994          1993           1992            1991
                                                                ----         ----          ----           ----            ----
Nonperforming assets:
     Nonaccrual loans                                        $ 7,438  $    13,635   $    23,364    $    21,556     $    33,497
     Restructured loans                                          249          567         4,006          4,003           3,225
     Other real estate owned and other
          nonperforming assets                                 1,609        4,741         3,267          5,971           9,938
     Total nonperforming assets                                9,296       18,943        30,637         31,530          46,660
Accruing loans past due 90 days or more                        5,232        3,041        10,821          6,409           5,315

SELECTED RATIOS
Net interest margin (3)                                        4.50%        4.07%         4.23%          4.59%           4.39%
Return on average assets                                       1.44%        1.17%         1.25%          1.24%            .86%
Return on average common equity                               20.47%       18.82%        20.33%         19.64%          14.59%
Ratio of average common equity to average assets               7.02%        6.22%         6.17%          6.31%           5.90%
Tier I risk-based capital - year end                          11.38%       11.81%        10.85%         10.23%           8.40%
Total risk-based capital - year end                           14.23%       14.96%        14.12%         15.13%          12.09%
Leverage ratio - year end                                      6.28%        6.24%         5.44%          6.21%           5.86%
Ratio of nonperforming assets to total
     assets - year end                                          .17%         .38%          .64%           .77%           1.20%
Ratio of nonperforming assets to net loans and
     leases and other real estate owned and
     other nonperforming assets at year end                     .33%         .79%         1.23%          1.49%           2.35%
Ratio of net charge-offs (recoveries) to average
     loans and leases                                           .10%         .19%        (.23)%           .44%           1.51%
Ratio of allowance for loan losses to net loans
     and leases outstanding at year end                        2.41%        2.80%         2.75%          2.84%           2.94%
Ratio of allowance for loan losses to
     nonperforming loans at year end                         878.82%      471.89%       250.13%        234.00%         158.59%


(1) Noninterest expenses for the year ended December 31, 1993 included a one-time expense of $6,022,000 in the first quarter of 1993, related to the early extinguishment of debt which was necessitated by the decision in March 1993, to notify holders of floating rate notes totaling $37,450,000 and industrial revenue bonds totaling $4,720,000 that the debt would be redeemed during the second quarter of 1993. The expense consisted of marking to market an interest rate exchange agreement entered into several years ago in conjunction with the issuance of the floating rate notes and writing off deferred costs associated with the notes and bonds. Early redemption of the bonds and notes in the second quarter of 1993, allowed Zions Bancorporation to avail itself of lower cost funding.

(2) Cumulative effect of changes in accounting principles for the year ended December 31, 1993 resulted from the cumulative effect of changes in accounting principles in the first quarter of 1993, arising from the adoption as of January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The election of immediate recognition of the cumulative effect (transition obligation) of such change in accounting method for postretirement benefit other than pensions of SFAS No. 106 decreased pretax and after-tax net income by $5,760,000 and $3,631,000, respectively. In addition to the $2,129,000 deferred tax benefit resulting from the adoption of SFAS No. 106, the election to apply SFAS No. 109 prospectively and not restate prior years resulted in net deferred tax benefits of $5,290,000 for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

(3) Net interest margin represents net interest income on a taxable-equivalent basis as a percentage of average earning assets.

Stock Prices and Dividends on Zions Common Stock

         Zions Common Stock is traded in the over-the-counter market under the symbol "ZION" and is listed in the NASDAQ National Market System. The following table sets forth the high and low bid quotations for Zions Common Stock for the periods indicated, in each case as reported by NASDAQ, and the cash dividends per share declared on Zions Common Stock for such periods. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                     Quarterly Bid
                                                                      Price Range                  Cash
                                                               ------------------------          Dividends
                                                                 High             Low            Declared
                                                                 ----             ---            --------
1993
First Quarter...........................                       $49.00          $41.50              $ .21
Second Quarter..........................                        48.75           38.50                .21
Third Quarter...........................                        44.25           38.50                .28
Fourth Quarter..........................                        45.50           36.00                .28
                                                                                                   -----
                                                                                                   $ .98
                                                                                                   =====
1994
First Quarter...........................                       $39.75          $36.50              $ .28
Second Quarter..........................                        42.00           37.00                .28
Third Quarter...........................                        40.63           38.50                .30
Fourth Quarter..........................                        39.25           33.50                .30
                                                                                                   -----
                                                                                                   $1.16
                                                                                                   =====
1995
First Quarter...........................                       $40.50          $35.50              $ .30
Second Quarter..........................                        50.00           38.13                .35
Third Quarter...........................                        61.50           49.50                .35
Fourth Quarter..........................                        81.13           60.88                .41
                                                                                                   -----
                                                                                                   $1.41
                                                                                                   =====

1996
First Quarter
  (through March 31, 1996)..............                       $_____          $______             $___


         On January 16, 1996, the last NASDAQ trading day prior to the public announcement of the Reorganization, the closing sale price for the Zions Common Stock was $66.75. On April __, 1996, the date this Proxy Statement/Prospectus was sent to the printers, the closing sale price for the Zions Common Stock was $_____. On February 27, 1996, there were approximately 14,500,299 shares of Zions Common Stock outstanding, held by approximately 3,889 shareholders of record.

         While Zions is not obligated to pay cash dividends, Zions' Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

Principal Holders of Zions Common Stock

         The following table sets forth as of February 27, 1996, the record and beneficial ownership of Zions Common Stock by the principal common shareholders of Zions.



                                                                        No. of        % of        % of Class After
Name and Address                             Type of Ownership          Shares        Class       Reorganization(4)
- ----------------                             -----------------          ------        -----       -----------------

Roy W. Simmons, David E. Simmons,            Record                      614,132      4.24%            ____%
  Harris H. Simmons, I.J. Wagner,
  and Louis H. Callister, Jr., as
  Voting Trustees(1)
         One Main Street
         Salt Lake City, Utah  84133

Roy W. Simmons                               Record and Beneficial       423,721      2.91%            ____%
         One Main Street                     Beneficial(2)               635,238      4.36%                %
                                                                       ---------      ----             ----
         Salt Lake City, Utah  84133                                   1,058,959      7.27%            ____%



Zions First National Bank                    Record(3)                 1,107,956      7.64%            ____%
         One Main Street
         Salt Lake City, Utah  84133

- ---------------------

(1) The voting trust will expire on December 31, 1996, unless sooner terminated by a vote of two-thirds of the shares deposited under the voting trust. The voting trustees, three of the five of whom are directors of Zions and/or its subsidiaries, have exclusive voting rights with respect to the shares, and have the further right to sell any or all of the shares after consultation with the beneficial owners as to their desires to such sale and the price thereof. The beneficial owners may transfer their voting trust certificates, but are prohibited from selling any of the underlying shares held by the voting trustees without the consent of a majority of the voting trustees. The addresses of the voting trustees are as follows: Roy W. Simmons, 1 South Main Street, Salt Lake City, Utah; David E. Simmons, 1000 Kennecott Building, Salt Lake City, Utah; Harris H. Simmons, 1 South Main Street, Salt Lake City, Utah; I.J. Wagner, 680 Kennecott Building, Salt Lake City, Utah; and Louis H. Callister, Jr., 900 Kennecott Building, Salt Lake City, Utah.

(2) Includes Roy W. Simmons' beneficial ownership interest in 89,084 shares deposited with the voting trust referred to in note (1) above, and 497,844 shares held by a company in which Mr. Simmons serves as a director.

(3)      These  shares are owned of record as of  February  27,  1996,  by Zions
         First National Bank, a subsidiary of Zions, in its capacity as fiduciary for various trust and advisory accounts. Of the shares shown, Zions First National Bank has sole voting power with respect to a total of 776,743 shares (5.36% of the class) it holds as trustee for the Zions Bancorporation Employee Stock Savings Plan, the Zions
         Bancorporation Employee Investment Savings Plan, and the Zions Bancorporation Dividend Reinvestment Plan, which holds 253,136 shares (1.75% of the class) and the Zions Bancorporation PAYSOP Plan, which holds 78,077 shares (.54% of the class) as to which Zions First National Bank does not have or share voting power.

                                     - 51 -



(4) Assumes a Benchmark Price of $_____, an Average Closing Price of Zions Common Stock of $_____ as of April ___, 1996, and the issuance of ____ shares of Zions Common Stock in the Reorganization.

         Set forth below is the beneficial ownership, as of February 27, 1996, of the Company's common stock by each of the Company's directors, and all directors and officers as a group.



                                    No. of Shares                      % of                      % of Class After
Directors                           Beneficially Owned                 Class                     Reorganization (5)
- ---------                           ------------------                 -----                     --------------
Jerry C. Atkin                         1,700                           * (1)                          * (1)

R.D. Cash                              6,000                           * (1)                          * (1)

Grant R. Caldwell                      1,000                           * (1)                          * (1)

Richard H. Madsen                     49,129                           * (1)                          * (1)

Roger B. Porter                           --                           * (1)                          * (1)

Robert G. Sarver                     115,577                           * (1)                          * (1)

Harris H. Simmons                    578,381 (2)(4)                    3.97

L. E. Simmons                        535,288 (2)(4)                    3.67

Roy W. Simmons                     1,058,959 (2)(4)                    7.27

I. J. Wagner                         103,028 (2)                       * (1)                          * (1)

Dale W. Westergard                    40,391                           * (1)                          * (1)

All directors and officers
  as a group                       2,344,408 (3)                      16.09
(32 persons)

- ----------------------------

(1)      Immaterial percentage of ownership.
(2) Totals shown do not include shares of which the following persons may be deemed beneficial owners as trustees of the Zions Bancorporation Voting Trust in the respective amounts as follows: Roy W. Simmons (525,048 shares); Harris H. Simmons (606,772 shares); and I. J. Wagner (554,132 shares). Such persons disclaim beneficial ownership in such shares.
(3)      Includes  all 614,132  shares held by the Zions  Bancorporation  Voting
         Trust.
(4) Totals include 497,844 shares attributed to each individual through serving as a director in a company holding such shares in the Company. Of such 497,844 shares attributed to Harris H. Simmons, Mr. Simmons holds an option to acquire 46,698 shares, all of which are vested and presently exercisable.
(5) Assumes a Benchmark Price of $____, an Average Closing Price of Zions Common Stock of $___ as of April __, 1996, and the issuance of ____ shares of Zions Common Stock in the Reorganization.


Zions Documents Incorporated By Reference

         The following document previously filed by Zions with the SEC pursuant to the Exchange Act is hereby incorporated by reference in this Proxy Statement/Prospectus:

         1. Zions' Annual Report on Form 10-K for the year ended December 31, 1995 ("Zions Form 10-K").

         For the convenience of Southern Arizona shareholders, a copy of Zions' 1995 Annual Report to Shareholders ("Zions Annual Report") is being mailed to Southern Arizona shareholders along with this Proxy Statement/Prospectus. No portion of the Zions Annual Report has been incorporated herein by reference into this Proxy Statement/Prospectus and therefore the Zions Annual Report is not part of this Proxy Statement/Prospectus. Southern Arizona shareholders who wish to obtain copies of Zions Form 10-K or any other document incorporated by reference herein may do so by following the instructions under "Available Information" above.

         All documents filed by Zions with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy
Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                     INFORMATION CONCERNING SOUTHERN ARIZONA

         Southern Arizona is an Arizona corporation incorporated in 1985 and is registered as a bank holding company under the Bank Holding Company Act. Its sole subsidiary is Southern Arizona Bank (the "Bank"). The Bank provides a wide variety of general commercial and retail banking services, which include lending, depository, and related financial services to individuals, businesses, governmental units, and financial institutions in Arizona. The Bank is a state banking association chartered under the laws of the State of Arizona. It commenced operations in Yuma, Arizona on August 2, 1982. At December 31, 1995, the Bank had assets of $127 million, net loans of $85 million, and deposits of $115 million. The Bank operates five banking facilities in Yuma County, Arizona.

         Commercial Banking and Related Services. The Bank is engaged in the financing of commerce and industry by providing credit facilities and related services for business of all sizes. The bank offers all forms of commercial lending, including lines of credit, revolving credits, term loans, accounts receivable financing, residential mortgage lending and commercial real estate and other forms of secured financing.

        Personal Banking Services. A wide range of personal banking services is provided to individuals at each of the Bank's branch offices. Among the services provided are interest-bearing and non-interest-bearing checking accounts, savings and time accounts, installment and other personal loans, home improvement loans, home equity loans, automobile and other consumer financing, safe deposit services and residential mortgage loans. The Bank is a member of regional, national, and international automated teller machine ("ATM") networks, which permit customers to access their accounts at thousands of electronic terminals in the Southwest region, as well as nationally and internationally.

         See "Selected Financial Data," "Management's Discussion and Analysis," "Consolidated Financial Statements," and "Statistical Information" for additional information concerning the business of Southern Arizona and the Bank.


Selected Financial Data

         The following selected financial data should be read in conjunction with Southern Arizona's consolidated financial statements and the related notes and with Southern Arizona's management's discussion and analysis of financial condition and results of operations, provided elsewhere herein. See "Index to Financial Statements" for the historical financial statements of, and other financial information regarding, Southern Arizona.


SOUTHERN ARIZONA BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
- --------------------------------------------------------------------------------------------------------------------------------




                                                                                 As of, and for the
                                                                               Year Ended December 31,
                                                             ------------------------------------------------------------
(Dollars and outstanding shares in thousands,                   1995          1994         1993         1992         1991
                                                             ----------    ----------   ----------   ----------   -------
except per share and ratio data)
EARNINGS SUMMARY
Net interest income                                               $7,042       $6,049       $5,162       $4,474      $3,652
Provision for loan losses                                            401          429          756          753         422
Other operating income                                             1,281        1,221        1,394          733         438
Other operating expense                                            4,700        4,289        3,828        3,136       2,714
Net income                                                         1,999        1,632        1,291          950         719

COMMON STOCK DATA
Earnings per common share                                          $1.58        $1.29        $1.02        $0.75       $0.57
Book value per share at period end                                  7.00         5.75         4.76         3.98        3.40
Weighted average common and common
    equivalent shares outstanding during
    the period                                                     1,266        1,266        1,266        1,266       1,266
Common shares outstanding at period end                            1,266        1,266        1,266        1,266       1,266

AVERAGE BALANCE SHEET DATA
Securities                                                      $ 10,637     $ 12,650     $ 14,990     $ 14,830    $ 10,737
Loans and leases, net                                             82,615       71,365       57,553       48,198      40,987
Total interest-earning assets                                    105,018       91,575       79,442       66,579      54,746
Total assets                                                     112,240       97,323       84,742       71,245      59,314
Interest-bearing deposits                                         73,063       63,464       57,390       50,882      43,290
Total deposits                                                   100,619       87,532       77,596       66,336      54,790
Long-term debt                                                     2,980        2,500        1,143           --          --
Shareholders' equity                                               8,071        6,654        5,530        4,669       4,025

END OF PERIOD BALANCE SHEET DATA
Securities                                                      $  1,887     $  7,672      $13,552      $13,477     $10,665
Loans and leases, net                                             85,585       80,689       65,147       54,388      43,515
Allowance for loan losses                                          2,467        2,393        1,990        1,332         873
Total assets                                                     127,418      101,254       91,225       81,938      71,600
Total deposits                                                   114,762       91,205       82,316       76,435      66,981
Long-term debt                                                     2,980        2,500        2,500           --          --
Shareholders' equity                                               8,858        7,284        6,024        5,036       4,302

Nonperforming assets:
    Nonaccrual loans                                                  11          202           18           82          --
    Other real estate owned                                           --           15           18           --          59
    Total nonperforming assets                                        11          217           36           82          59

SELECTED RATIOS
Net interest margin                                                69.08%       74.53%      73.67%       68.97%        59.86%
Return on average assets                                            1.78%        1.68%       1.52%        1.33%         1.21%
Ratio of average common equity to
    average assets                                                  7.19%        6.84%       6.53%        6.55%         6.79%
Ratio of nonperforming assets to total
    assets                                                           .01%         .22%        .04%         .12%          .10%
Ratio of allowance for loan losses to
    net loans and leases outstanding at
    period end                                                      2.88%        2.97%       3.05%        2.45%         2.01%
Ratio of allowance for loan losses to
    nonperforming loans                                        22,427.27%    1,184.65%  11,055.56%    1,624.39%      infinite


Stock Prices and Dividends on Southern Arizona Common Stock


         Southern Arizona Common Stock is not listed with a national securities exchange or quoted on any automated quotation system. No established public trading market for Southern Arizona Common Stock presently exists and the private market that has existed is thin and not necessarily indicative of the value of Southern Arizona Common Stock. There have been no trades in Southern Arizona Common Stock in the fourth quarter of 1995 and the first quarter of 1996 and since the date of the public announcement of the Plan of Reorganization on January 17, 1996. The following table sets forth the high and low prices for Southern Arizona Common Stock during the calendar quarters shown below, through March 31, 1996, of which Southern Arizona is aware, and the cash dividends per share declared on Southern Arizona Common Stock for such periods.


                                                                        Sales Prices                    Cash
                                                                   -----------------------            Dividends
                                                                   High               Low             Declared
                                                                   ----              -----             --------

         1994     First Quarter.................                  $ 9.00            $ 7.62             $  --
                  Second Quarter................                    9.00              9.00                --
                  Third Quarter.................                    9.50              9.00                --
                  Fourth Quarter................                   10.50             10.00               .30
                                                                                                       -----
                                                                                                       $ .30
                                                                                                       =====
         1995     First Quarter.................                  $15.00            $11.00             $  --
                  Second Quarter................                   12.50             12.50                --
                  Third Quarter.................                   15.00             14.00                --
                  Fourth Quarter................                  NO SALES          NO SALES             .36
                                                                                                       -----
                                                                                                       $ .36
                                                                                                       =====
         1996     First Quarter
                  (through March 31, 1996)......                  NO SALES          NO SALES              --

         Based upon information available to management of Southern Arizona, it appears that during the years ended December 31, 1994 and 1995, a total of 159,869 shares and 169,424 shares, respectively, of Southern Arizona Common Stock were traded (some of which may not have effected changes in the beneficial ownership of the shares transferred). The foregoing table may not accurately reflect the full trading range of Southern Arizona Common Stock during the periods indicated because other transactions may have occurred during such periods, the terms of which were not conveyed to management. Additionally, Southern Arizona's books and records do not reflect trading prices. Other than with respect to trades involving officers and directors and trades for which management may have received information relating to prices, Southern Arizona has no mechanism by which to reconstruct information relating to the per share market price at which its shares have historically traded.

         The holders of Southern Arizona Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Southern Arizona's ability to pay dividends is governed by Arizona law. Generally, Arizona law prohibits corporations from paying dividends when after giving the dividend effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights on dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Southern Arizona's articles provide that the Board of Directors may, from time to time, distribute dividends out of the capital surplus of Southern Arizona.

         The Bank is subject to certain limitations on the amount of cash dividends that it can pay. Arizona law allows the board of directors of a bank to declare dividends as permitted by the general laws governing Arizona corporations, except that dividends payable other than in the bank's own stock may be paid out of capital surplus only with the approval of the superintendent of banks. Additionally, the prior approval of the Board of Governors of the Federal Reserve System (herein, the "Board") is required if the total of all cash dividends declared by a state-chartered member bank, such as the Bank, in any calendar year will exceed the total of such bank's net profits (as defined by statute) for that year combined with its retained net profits for the preceding two calendar years less any required transfers to surplus. In addition, the Board is authorized to determine under certain circumstances relating to the financial condition of a state-chartered member bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof.

         Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of undercapitalized banks may be required to obtain the approval of the Board before making capital distributions to their shareholders. See "Supervision and Regulation -- Regulatory Capital Requirements
- -- Other Issues and Developments Relating to Regulatory Capital."

         On April ___, 1996, the record date for the Special Meeting, Southern Arizona had approximately 500 stockholders, based upon the number of stockholders of record. At such date, 1,266,362 shares of Southern Arizona Common Stock were outstanding.

Stockholdings of Directors, Officers and Certain Others


         Persons who were beneficial owners of 5% or more of the issued and outstanding Southern Arizona Common Stock as of the record date are shown in the following table:


                                          Amount and
                                          Nature of
Name of                                   Beneficial            Percent of
Beneficial Owner(1)                       Ownership(2)         Common Stock
- -------------------                       ------------         ------------

Forrest C. Braden                         71,511(3)               5.65%

Stephen P. Shadle                         75,325(4)               5.95%

Southern Arizona Bank                        69,111               5.46%
  Employee Stock Ownership
  Plan

- --------------------------

(1)       The address of each named individual is that of Southern Arizona.

(2) The table includes, when applicable, any shares owned of record by such person's minor children and spouse, and by other individuals and entities over whose shares such person has custody, voting control, or power of disposition. The number of shares shown includes shares owned by trusts of which the beneficial owner is trustee, with sole voting and investment power.

(3) Includes 21,300 shares of Common Stock as to which Mr. Braden has sole voting power as the trustee of the Braden Trust, 1,800 shares of Common Stock as to which Mr. Braden has sole voting power as the trustee of a trust for his grandson, Charles Arthur Braden, and 2,500 shares of Common Stock as to which Mr. Braden has sole voting power as trustee of a trust for his granddaughter, Meghann Braden.

(4) Includes 2,000 shares of Common Stock as to which Mr. Shadle has sole voting power as the general partner of the Shadle Family Limited Partnership, 3,150 shares of Common Stock as to which Mr. Shadle has sole voting power as the personal representative of the Francis T. Shadle Estate, 600 shares of Common Stock as to which Mr. Shadle has sole voting power as the trustee of the Robert E. Harman Children's Trust, 56,857 shares of Common Stock as to which Mr. Shadle has shared voting power as the co-trustee of the Stephen P. Shadle and Roberta G. Shadle Trust, and 12,718 shares of Common Stock as to which Mr. Shadle has sole voting power as the trustee of the Westover, Choules & Shadle 401(k) Profit Sharing Trust.

          As of the record date, directors and officers as a group were beneficial owners of that number of shares of Common Stock shown below.


                                          Amount of
Name of                                 and Nature of               Percent of
Beneficial Owner(1)                      Beneficial                Common Stock
- -------------------                      ----------                ------------
                                         Ownership(2)
                                         ------------

Forrest C. Braden                        71,511 (3)                    5.65%

John E. Byrd                              40,523                       3.20%

Thomas M. Howell                         50,238 (4)                    3.97%

Robert W. Kennerly                         4,274                           *

Jimmy J. Naquin                          37,598 (5)                    2.97%

Colleen J. Newman                        11,000 (6)                        *

Donald S. Olsen                           10,000                           *

Stephen P. Shadle                        75,325 (7)                    5.95%

Charles N. Urtuzuastegui                  9,443 (8)                        *

                                          Amount of
Name of                                 and Nature of               Percent of
Beneficial Owner(1)                      Beneficial                Common Stock
- -------------------                      ----------                ------------
                                         Ownership(2)
                                         ------------

All directors and officers       310,150 (3)(4)(5)(6)(7)(8)            24.49%
as a group (12 persons)

- -----------------------

*         Less than 1.0% of the outstanding securities or voting power.

(1)       The address of each named individual is that of Southern Arizona.

(2) The table includes, when applicable, shares owned of record by such person's minor children and spouse, and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The number of shares shown includes shares owned by trusts of which the beneficial owner is trustee, with sole voting and investment power.

(3) Includes 21,300 shares of Common Stock as to which Mr. Braden has sole voting power as the trustee of the Braden Trust, 1,800 shares of Common Stock as to which Mr. Braden has sole voting power as the trustee of a trust for his grandson, Charles Arthur Braden, and 2,500 shares of Common Stock as to which Mr. Braden has sole voting power as trustee of a trust for his granddaughter, Meghann Braden.

(4) Includes 100 shares of Common Stock as to which Mr. Howell has shared voting power as a one-half owner of Quail Trail Corporation and 50,138 shares of Common Stock as to which Mr. Howell has shared voting power as a co-trustee of the Thomas M. Howell & Lea Rae Howell Trust.

(5) Includes 3,098 shares of Common Stock as to which Mr. Naquin has sole voting power as the manager of the Naquin Farms Inc. Profit Sharing Plan.

(6) Includes 2,306 shares held by the Colleen Newman Realty, Inc. Employees Defined Contribution Plan & Trust-Money Purchase Plan and 4,449 shares held by Colleen Newman Realty, Inc. Employees Defined Contribution Plan & Trust-Profit Sharing.

(7) Includes 2,000 shares of Common Stock as to which Mr. Shadle has sole voting power as the general partner of the Shadle Family Limited Partnership, 3,150 shares of Common Stock as to which Mr. Shadle has sole voting power as the personal representative of the Francis T. Shadle Estate, 600 shares of Common Stock as to which Mr. Shadle has sole voting power as the trustee of the Robert E. Harman Children's Trust, 56,857 shares of Common Stock as to which Mr. Shadle has shared voting power as the co-trustee of the Stephen P. Shadle and Roberta G. Shadle Trust, and 12,718 shares of Common Stock as to which Mr. Shadle has sole voting power as the trustee of the Westover, Choules & Shadle 401(k) Profit Sharing Trust.

(8) Includes 630 shares of Common Stock as to which Mr. Urtuzuastegui has sole voting power as the trustee of a trust for his granddaughter, Erica Urtuzuastegui, and 630 shares of Common Stock as to which Mr. Urtuzuastegui has sole voting power as the trustee of a trust for his granddaughter, Melisa Urtuzuastegui.


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THREE-YEAR PERIOD ENDED DECEMBER 31, 1995

          The following analysis of Southern Arizona's financial condition and results of operations as of and for the three year period ended December 31, 1995, should be read in conjunction with the Consolidated Financial Statements of Southern Arizona.

Overview

          Southern Arizona does not engage in any substantial business activity other than as a bank holding company that holds all of the issued and outstanding stock of Southern Arizona Bank (herein, the "Bank"), its principal asset. Unless otherwise noted, the following discussion relates to Southern Arizona and the Bank on a consolidated basis.

Results of Operations

Net Income

          Net income for 1995 was  $1,999,007,  increasing  $366,793,  or 22.5%, from 1994. This increase was primarily attributable to growth in Southern Arizona's assets, which resulted in an increase in net interest income of $992,387.

          Net income for 1994 was $1,632,214 compared to $1,291,151 in 1993. The 1994 increase of $341,063, or 26,4%, was primarily attributable to growth in Southern Arizona's assets as well as a decrease in Southern Arizona's provision for loan losses, which resulted from improvement in the quality of Southern Arizona's loan portfolio.

Net-Interest Income

          Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and debt, is the principal component of Southern Arizona's earnings.

          During 1995, net interest income was $7,041,643, increasing $992,387, or 16.4%, from 1994. This increase was primarily attributable to growth in Southern Arizona's earning assets as well as the utilization of pricing strategies aimed at maintaining an appropriate net interest spread. Average interest-earning assets of Southern Arizona were $105,018,000 during 1995, an increase of 14.7% or $13,443,000 from $91,575,000 in 1994.

          During 1994, net interest income was $6,049,256 compared lo $5,162,110 in 1993. The 1994 increase of $887,146, or 17.2%, was primarily attributable to growth in Southern Arizona's earning assets. Average interest-earning assets of

Southern Arizona were $91,575,000 during 1994, an increase of $12,133,000, or 15.3% from $79,442,000 in 1993.

Non-Interest Income

          During 1995, non-interest income was $1,280,584, an increase of 4.9% from $1,220,741 in 1994. This increase was primarily attributable to an increase in customer service fees of $136,564 resulting from increased volume, pricing of the Bank's services, and fees income from additional checking accounts opened and maintained at the Bank.

          Non-interest income for 1994 had decreased $172,790, or 12.4%, from the non-interest income of $1,393,531 in 1993. This decrease was primarily attributable to exceptional gains on the sale of loans and investments realized in 1993. In 1993, due to favorable interest rates and Southern Arizona's focus on optimum asset allocation, Southern Arizona realized gains on the sale of mortgage loans and investment securities of $882,406 as compared to $513,741 in 1994.

Non-Interest Expense

          Non-interest expense was $4,699,650 for the year ended December 31, 1995 compared to $4,288,619 and $3,827,811 for the years ended December 31, 1994 and December 31, 1993, respectively. Historically, Southern Arizona's non-interest expense has increased relatively proportionately to the growth of Southern Arizona's assets. The increases in non-interest expense for the years 1995 and 1994 have resulted from Southern Arizona's expansion of staff, premises, and other resources to support the economic progress of Southern Arizona.

Financial Condition

Assets

          At December 31, 1995, total assets were $127,417,893 as compared to $101,254,421 on December 31, 1994, representing an increase of 25.8%. This increase was primarily attributable to the Bank's implementation of an aggressive strategy to acquire large, commercial deposits.

          Total assets for 1994 had increased 12.7% from total assets of $90,116,000 in 1993. This increase was primarily attributable to an increase in net loans of $15,542,000 and branch remodelings that facilitated customer service.

Investment

          Investment securities held by Southern Arizona were $1,886,870 at December 31, 1995 compared to $7,672,189 at December 31, 1994. This decrease was primarily attributable to a reallocation of investment securities to Fed Funds. In addition, Southern Arizona had short-term investments in time deposits with other banks and Fed Funds sold of $25,788,000. Southern Arizona's portfolio mix is structured to meet the liquidity needs of the Bank brought about by loan demand and seasonal swings in the deposit base.

          Investment securities held by Southern Arizona as of December 31, 1994 decreased 43.4% from investment securities held by Southern Arizona of

$13,551,719 as of December 31, 1993. This decrease was primarily attributable to strong loan demand for the year 1994, which was partially funded by matured securities.

Loans

          Loan growth has been somewhat lower than asset growth in order to maintain acceptable liquidity and to reduce Southern Arizona's loan deposit ratio to between 75% and 80%.

          Southern Arizona's loan portfolio grew in 1995 to $85,584,967, increasing $4,895,982, or 6.1%, from 1994. Southern Arizona's loan portfolio also grew in 1994 to $80,688,985, increasing $15,541,589, or 23.9%, from 1993.
This growth in Southern Arizona's loan portfolio in both 1995 and 1994 was primarily attributable to Southern Arizona's emphasis on competitive pricing, favorable interest rates, and strength in the local economy.

          Southern Arizona's loan portfolio mix has not varied significantly over the last three years. Commercial loans comprised 73.7% of Southern Arizona's loan portfolio in 1995, decreasing from 77.3% and 77.0% of Southern Arizona's loan portfolio in 1994 and 1993, respectively. Real Estate loans comprised 11.6% of Southern Arizona's loan portfolio in 1995, compared to 10.2% and 11.5% of Southern Arizona's loan portfolio in 1994 and 1993, respectively. Installment and other loans comprised primarily of automobile loans and home improvement loans, made up 18.2% of Southern Arizona's loan portfolio in 1995, compared to 16.2% and 15.3% of Southern Arizona's loan portfolio in 1994 and 1993, respective]y. The 1995 increase in installment loans was primarily attributable to Southern Arizona's emphasis on mobile home lending and Southern Arizona's management's desire for greater liquidity. The Bank does not have foreign or energy loans.

          Loans that were 90-days or more past due or non-accrual constituted .01% of Southern Arizona's net loan portfolio as of December 31, 1995, compared to .27% and .06% of Southern Arizona's loan portfolio at December 31, 1994 and December 31, 1993, respectively. The 1995 decrease was primarily attributable to Southern Arizona's management's desire to reduce the delinquency ratio of the Southern Arizona loan portfolio. Management does not presently anticipate any material changes in the percentage of loans which are 90-days or more past due or non-accrual as compared to Southern Arizona's net loan portfolio for the period ending December 31, 1996.

Allowance for Loan Losses

          Southern Arizona's allowance for loan losses at December 31, 1995, was $2,466,513, compared to $2,393,242 and $1,990,428 at December 31, 1994 and
December 31, 1993, respectively. The allowance for loan losses as a percent of gross loans was 2.78%, 2.86%, and 2.94% for the years 1995, 1994, and 1993, respectively.

          Amounts charged-off to the allowance for loan losses in 1995 were $349,214, compared to $45,294 and $109,455 in 1994 and 1993, respectively.
Factors such as economic conditions and problems with individual borrowers have affected amounts charged-off to the allowance for loan losses over the last three years. However, as a result of prudent lending policies and periodic review, Southern Arizona has experienced minimal loan losses.

Deposits

          Typically, Southern Arizona experiences a large increase in deposits at year end due to the seasonal local economy, which is not accompanied by a large increase in loan demand.

          Southern Arizona's deposits at December 31, 1995 were $114,761,830, increasing $23,556,446, or 25.8%, from 1994. This increase was primarily attributable to Southern Arizona's focus on acquiring larger, commercial depositors. Additionally, the merger and closing of several competitors contributed to the growth in Southern Arizona's deposits.

          Southern Arizona's deposits at December 31, 1994 were $91,205,384, increasing $8,889,090, or 10.8%, from 1993. This increase was primarily attributable to the growing local economy and the expansion of two branch facilities.

Liquidity

          Southern Arizona has maintained liquidity and continues to maintain adequate liquidity. Although Southern Arizona's loan/deposit ratio was 85.10% in 1995, Southern Arizona has reduced its loan growth to lower its loan/deposit ratio to between 75% and 80% and, as a result, has adequately maintained its liquidity. Additionally, Southern Arizona had $25,194,000 in Federal Funds as of December 31, 1995 and currently has substantial unused borrowing lines available through correspondent banks. These borrowing lines are available to Southern Arizona in the event that the seasonal swing in deposits is greater than anticipated.

          One source of funds for Southern Arizona is dividends received from the Bank. The amount of dividends that a bank may pay in any year is subject to certain regulatory restrictions. Generally, dividends paid in a given year by a bank are limited to its net profit, as defined by regulatory agencies, for the year combined with its retained net income for the preceding two years. However, a bank may not pay dividends if such payments would leave the bank inadequately capitalized. Hence, the ability of the Bank to pay dividends will depend on its future net income and capital requirements.

Capital Resources

          In 1993, Southern Arizona issued $2,500,000 in senior notes. The proceeds of such issuance were used as capital for the continued expansion of the Bank. Quantitative measures established by regulation to ensure capital adequacy require the bank to maintain certain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. As of December 31, 1995, management believes that the Bank has met all capital adequacy requirements to which it is subject. Southern Arizona has maximized growth opportunities while maintaining adequate levels of capital.

Effects of Inflation

          The net income of Southern Arizona depends to a great extent upon its net interest margin. Net interest margin is the difference between the income Southern Arizona receives from its loans, securities, and other interest earning assets and the interest it pays on its deposits and other interest paying liabilities. Inflation and interest rates are highly sensitive to many factors beyond the control of Southern Arizona, including general economic conditions and policies of various governmental and regulatory authorities. Southern Arizona attempts to limit adverse exposure to inflation and interest rate changes by properly matching rate sensitive assets and liabilities.

       COMPARISON OF ZIONS COMMON STOCK AND SOUTHERN ARIZONA COMMON STOCK


General

          Upon consummation of the Reorganization, shareholders of Southern Arizona will become shareholders of Zions, a Utah corporation. Thus, the Utah
Revised Business Corporation Act and Zions' Articles of Incorporation ("Articles") and Bylaws will govern the rights of the Southern Arizona shareholders who become shareholders of Zions. In addition, since the Articles and Bylaws of Zions and Southern Arizona are not the same, the Reorganization will result in certain differences in the rights of the holders of Southern
Arizona Common Stock. The following is a summary of certain of the more significant differences.

Voting Rights

          General. The holders of Zions Common Stock like the holders of Southern Arizona Common Stock (except as stated below), are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote. The holders of Southern Arizona Common Stock currently have cumulative voting rights in the election of directors, meaning that in all elections for directors every shareholder shall have the right to vote, in person or by proxy, that number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled and give one candidate that resulting amount or distribute the shareholder's votes in the manner and among as many candidates as the shareholder so determines. The directors who receive the most votes are elected for the available directorships being voted upon. The holders of Zions Common Stock do not have cumulative voting rights. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

          Special Votes for Certain Transactions. The Articles of Zions contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

          Zions' Articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80% of the voting power of all outstanding voting stock of Zions. A "related person" is generally defined by Zions' Articles to mean a person, corporation, partnership, or group acting in concert that beneficially owns 10% or more of the voting power of Zions' outstanding voting stock.

          The "business transactions with a related person" subject to Zions' special vote requirements include (1) a merger or consolidation involving Zions or a subsidiary of Zions with a related person; (2) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person; (3) the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more; (4) any liquidation, spinoff, splitoff, splitup, or dissolution of Zions by or on behalf of a related person; (5) any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and (6) any agreement, contract, or other arrangement providing for any of the transactions set forth above.

          Zions' special shareholder vote requirements for business transactions with related persons do not apply to any transaction approved by a majority of the "continuing directors" or if various specified conditions are met. A continuing director is any member of the Zions Board who is not a related person or an interested shareholder or an affiliate or associate of a related person and who (1) was a director on February 21, 1986 or (2) became a director subsequent to that date and whose election or nomination for election by Zions' shareholders was approved by a majority of the continuing directors then on the Board.

          Southern Arizona's bylaws require Southern Arizona's Board of Directors, when evaluating certain transactions, including tender or exchange offers, mergers or consolidations with another entity, or the sale of all or substantially all of the assets of Southern Arizona, in connection with the exercise of its judgment in determining what is in the best interests of Southern Arizona and its shareholders, to give due consideration to all relevant factors. Such factors include, without limitation, the social and economic effects of acceptance of such offer on the customers and employees of the Bank and Southern Arizona and on the community in which the Bank operates. Other factors include whether a more favorable offer could be obtained for Southern Arizona and the Bank, whether the offer is acceptable based upon the historical operating results and financial condition of Southern Arizona and the Bank, the reputation and business practices of the acquiring party and its management and affiliates as they would affect the employees and customers of Southern Arizona, the future value of Southern Arizona's stock, the value of the acquiring party's stock, and other legal and regulatory issues raised by the offer. Southern Arizona's Board of Directors carefully considered these factors in determining to recommend approval of the Plan of Reorganization by shareholders. See "Plan of Reorganization -- Background of and Reasons for the Reorganization."

          Under Arizona law, Southern Arizona may not merge or consolidate with another entity or conduct a sale of substantially all of its assets without the prior approval of a majority of its outstanding voting stock. However, Southern Arizona's articles of incorporation and bylaws require the affirmative vote of two-thirds of the holders of Southern Arizona Common Stock and two-thirds of the outstanding shares of Southern Arizona Common Stock to approve a merger, consolidation, or sale of all or substantially all of its assets if such merger, consolidation or sale is approved by the Board of Directors. In the event that the Board of Directors has not approved such merger, consolidation or sale, Southern Arizona's articles require an affirmative vote of three-fourths of the holders of Southern Arizona Common Stock for approval. See "Plan of Reorganization -- Vote Required; Management Recommendation."

Board of Directors

          Director Liability. Zions' articles of incorporation contain a "director liability" provision. This provision generally shields a director from monetary damages to the corporation or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, and (iv) transactions in which a director receives an improper benefit.

          Arizona law provides that a corporation's articles of incorporation may set forth a provision that eliminates or limits the liability of a director to the corporation for money damages for any action taken or any failure to take any action as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation involving an unlawful distribution as described in Arizona Revised Statutes ss.10- 833, and (iv) an intentional violation of criminal law. Southern Arizona's articles do not contain any provision that eliminates director liability to the corporation as provided for by Arizona law.

          Classified Board. The articles of incorporation of Zions and the bylaws of Southern Arizona divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. Arizona law requires that each class have at least three directors and contain as equal a number of directors as possible. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years.

          The number of directors which constitute Zions' full Board of Directors may be increased or decreased only by amendment of the bylaws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire Board, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on Zions' Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors. Zions' directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

          Southern Arizona's articles of incorporation provide for a Board of Directors to be comprised of a maximum of fifteen persons. The bylaws provide for the number of directors to be no fewer than five nor more than fifteen, as determined by resolution of the Board of Directors. Southern Arizona's bylaw provisions governing vacancies are similar to Zions', with the exception that any directors elected by the Board shall continue in office only until their successor has been elected at the next annual election.

          Removal of Directors. Zions' articles provide that any director (or the entire Board of Directors) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

          Southern Arizona's bylaws provide that, at a meeting of shareholders called expressly for that purpose, any or all directors may be removed with or without cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. However, if less than the entire Board is to be removed, no director may be removed if the number of votes cast against his removal would be enough to elect him if then cumulatively voted at an election of the entire Board of Directors.

Shareholder Meetings

          Utah law provides that special meetings of a corporation's shareholders may be called by the board of directors or such other persons authorized by the bylaws to call a special meeting or by the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under Zions' bylaws, special meetings may be called by the president or by the Board of Directors.

          Under Southern Arizona's bylaws, special meetings of shareholders may be called by the president, the Board of Directors, or shareholders entitled to cast at least one-half of the shares entitled to vote.

Amendment of Articles and Bylaws

          Zions' articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve any amendment to Zions' articles, except that to repeal or amend the provisions in the article regarding business transactions with related persons requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' bylaws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire Board or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

          Under Arizona law, Southern Arizona's articles of incorporation may be amended at an annual or special shareholder meeting by an affirmative majority vote of all holders of the shares entitled to vote. Nevertheless, Southern
Arizona's articles of incorporation require the affirmative vote of three-fourths of the Southern Arizona shareholders to amend Southern Arizona's articles. Southern Arizona's bylaws may be amended at an annual or special shareholder meeting by an affirmative vote of the majority of all shares entitled to vote, or, with respect to those matters which are not by statute reserved exclusively to the shareholders, by an affirmative vote of a majority of the Board of Directors at any Board meeting.

Dissenters' Rights

          Zions is incorporated under the laws of Utah. Utah law provides for dissenters' rights in a variety of transactions including: (i) any plan of merger to which a corporation is a party (other than mergers or consolidations not requiring a shareholder vote); (ii) certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation; and (iii) certain share exchanges. However, shareholders of a Utah business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or on the National Market System of NASDAQ or held of record by 2,000 or more shareholders. The aforementioned provisions do not apply if the shareholder will receive for his shares anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange,
(b) shares of a corporation whose shares are listed on a national securities exchange or the National Market System of NASDAQ or held of record by not less than 2,000 holders, or (c) cash in lieu of fractional shares. Zions Common Stock currently is listed for trading in the National Market System of NASDAQ and has more than 2,000 shareholders of record.

          Southern Arizona is incorporated under the laws of Arizona. Arizona law provides that any shareholder of an Arizona corporation shall have the right to dissent from any of the following corporate actions in which such shareholder is entitled to vote: (1) consummation of a plan of merger to which the corporation is a party if either (i) shareholder approval is required by Arizona Revised Statutes ss. 10-1103 or the corporation's articles or (ii) the corporation is a subsidiary that is merged with its parent under Arizona Revised Statute ss.10-1104; (2) consummation of a sale or exchange of all, or substantially all, of the property of the corporation not made in the usual and regular course of business; (3) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired. In addition, Arizona Law provides shareholders with the right to dissent from (1) any corporate action taken pursuant to a shareholder vote to the extent the articles, the bylaws or resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares or (2) any amendment of the corporation's articles that materially and adversely affects rights in respect of a dissenting shareholder's shares because it (i) alters or abolishes a preferential right of the shares, (ii) creates, alters or abolishes a right in respect of redemption,
(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (iv) excludes or limits the right of the shares to vote on any matter or to accumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights or (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Arizona Revised Statutes ss.10-604.

          Shareholders of an Arizona corporation are not entitled to dissent from a plan of merger if the shares held by the shareholders are part of a class or series of shares registered on a national securities exchange, were listed on the national market system of NASDAQ or were held of record by at least 2,000 shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action. Southern Arizona's common stock is held by fewer than 2,000 holders of record and is not traded on a national securities exchange or such national market system. As a result, shareholders of Southern Arizona will be entitled to exercise all applicable rights of dissenting shareholders under Arizona law. See "Plan of Reorganization--Dissenters' Rights of Southern Arizona Shareholders."

Preferred Stock

          The articles of Zions authorize the corporation to issue shares of preferred stock. Zions' articles authorize up to 3,000,000 shares of Zions preferred stock.

          The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Zions providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of common stock.

          Southern Arizona's articles of incorporation do not authorize the issuance of preferred stock.

Dividend Rights

          Utah law generally allows a corporation, subject to restrictions in its certificate of incorporation, to declare and pay dividends in cash or property, but only if the corporation is solvent and payment would not render the corporation insolvent. Zions' articles place no further restrictions on distributions. Thus, the holders of Zions Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Zions preferred stock is issued, the Board of Directors of the corporation may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the corporation's common stock unless and until specified dividends on the preferred stock had been paid.

          Arizona law prohibits corporations from paying dividends when, after giving the dividend effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights on dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Southern Arizona's articles provide that the Board of Directors may, from time to time, distribute dividends out of the capital surplus of Southern Arizona.

Liquidation Rights

          Upon liquidation, dissolution or winding up of Zions, whether voluntary or involuntary, the holders of Zions Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Zions, the Board of Directors may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of Zions available for distribution before any distribution is made to the holders of Zions Common Stock.

          The rights of the holders of Southern Arizona Common Stock in the event of a liquidation are substantially similar to those applicable to Zions shareholders. Under Arizona law, upon dissolution or liquidation by a court, after all liabilities and obligations of the corporation have been satisfied, any remaining assets or proceeds shall be distributed among its shareholders according to their respective rights and interests.

Miscellaneous

          There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Zions Common Stock or Southern Arizona Common Stock. Holders of fully paid shares of Zions Common Stock and Southern Arizona Common Stock are not subject to any liability for further calls or assessments.

                                 LEGAL OPINIONS

          Opinions with respect to certain legal matters in connection with the Reorganization will be rendered by Metzger, Hollis, Gordon & Alprin, Washington, D.C., as counsel for Zions, and by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., Phoenix, Arizona, as counsel for Southern Arizona.

                                     EXPERTS

          The consolidated financial statements of Zions as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

          The consolidated financial statements of Southern Arizona as of December 31, 1995 and 1994, and for each of the years then ended, included herein have been included herein in reliance upon the report of McGladrey & Pullen LLP, independent certified public accountants, appearing elsewhere herein, and upon their authority as experts in auditing and accounting.

          The consolidated financial statements of Southern Arizona for the year ended December 31, 1993, included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

          The opinion as to the fairness of the consideration paid pursuant to the Plan of Reorganization to the shareholders of Southern Arizona from a financial point of view which has been presented in Appendix C to this Proxy Statement/Prospectus has been prepared by M One, Inc., Phoenix, Arizona, an independent financial advisory and consulting firm.

                                  OTHER MATTERS

          The management of Southern Arizona does not know of any other matters intended to be presented for shareholder action at the Special Meeting. If any other matter does properly come before the Special Meeting and is put to a shareholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                         SOUTHERN ARIZONA BANCORP, INC.

                                FINANCIAL REPORT

                                DECEMBER 31, 1995

                                 C O N T E N T S




                                                                            Page

INDEPENDENT AUDITORS' REPORTS                                                F-3

FINANCIAL STATEMENTS

   Consolidated balance sheets                                               F-5
   Consolidated statements of income                                         F-6
   Consolidated statements of stockholders' equity                           F-7
   Consolidated statements of cash flows                                     F-8
   Notes to consolidated financial statements                                F-9

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Southern Arizona Bancorp, Inc.
and Subsidiary
Yuma, Arizona

We have audited the accompanying consolidated balance sheet of Southern Arizona Bancorp, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits. The statements of income, stockholders' equity and cash flows of Southern Arizona Bancorp, Inc. for the year ended December 31, 1993 were audited by other auditors whose report, dated January 21, 1994, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1995 and 1994 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Arizona Bancorp, Inc. and Subsidiary as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




                                             /s/McGladrey & Pullen LLP



Phoenix, Arizona
January 24, 1996

INDEPENDENT AUDITORS' REPORT


Stockholders and Board of Directors
Southern Arizona Bancorp, Inc.
Yuma, Arizona

We have audited the accompanying consolidated statement of income, stockholders' equity and cash flows of Southern Arizona Bancorp, Inc. and subsidiary for the year ended December 31, 1993. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting priciples used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Southern Arizona Bancorp, Inc. and subsidiary for the year ended December 31, 1993 in conformity with generally accepted accounting principles.


                                        /s/Deloltte & Touche LLP

January 21, 1994

                  SOUTHERN ARIZONA BANCORP, INC. AND SUBSIDIARY

- ---------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994
                                                                            1995           1994
- ---------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 2)                                    $     7,701,102 $    6,459,750
Interest bearing deposits in financial institutions                         594,000        297,000
Federal funds sold                                                       25,194,000      1,536,000
Securities (Note 3)
   Held to maturity (fair value 1995 $499,400; 1994 $250,850)               498,687        251,283
   Available for sale securities                                          1,388,183      7,420,906
Loans, net of allowance for credit losses 1995 $2,466,513;
   1994 $2,393,242 (Notes 4 and 10)                                      84,532,153     79,646,615
Loans held for sale (Note 4)                                              1,052,814      1,042,370
Bank premises and equipment, net (Notes 5 and 8)                          4,129,523      2,398,755
Accrued interest receivable                                                 537,524        557,000
Deferred income taxes (Note 7)                                              973,755        871,544
Other assets                                                                816,152        773,198
                                                                      -------------------------------
                                                                    $   127,417,893 $  101,254,421
                                                                      -------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES
Deposits:
   Noninterest bearing demand                                       $    34,453,718 $   26,290,478
   Interest bearing:
      NOW accounts                                                       24,362,291     21,412,280
      Savings                                                             8,158,478      7,666,686
      Time certificates $100,000 and over (Note 6)                       13,140,246      8,501,417
      Time certificates under $100,000                                   34,647,097     27,334,523
                                                                      -------------------------------
                                                                        114,761,830     91,205,384

Accrued interest payable and other liabilities                              817,687        265,338
Senior notes payable (Note 8)                                             2,500,000      2,500,000
Other note payable (Note 8)                                                 480,000              -
                                                                      -------------------------------
                                                                        118,559,517     93,970,722
                                                                      -------------------------------

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' EQUITY (Notes 9 and 12)
   Common stock, no par value, authorized 2,000,000 shares;
      issued and outstanding, 1,266,362 shares                            2,483,013      2,483,013
   Retained earnings                                                      6,336,125      4,793,010
   Unrealized gain on securities available for sale, net                     39,238          7,676
                                                                      -------------------------------
                                                                          8,858,376      7,283,699
                                                                      -------------------------------
                                                                    $   127,417,893 $  101,254,421
                                                                      -------------------------------

                See Accompanying Notes to Consolidated Statements

                  SOUTHERN ARIZONA BANCORP, INC. AND SUBSIDIARY

- ---------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1995, 1994, and 1993

- ----------------------------------------------------------------------------------------------------------------------

                                                                             1995            1994          1993
                                                                        -----------------------------------------------

Interest income:
   Loans                                                                $ 9,045,120     $ 7,344,146    $ 6,165,863
   Securities:
      U.S. Government agencies                                              447,475         368,123        375,069
      Other investments                                                     207,524         215,795        333,811
   Federal funds sold                                                       492,948         188,978        132,770
                                                                        -----------------------------------------------
                                                                         10,193,067       8,117,042      7,007,513
Interest expense (Note 11)                                                3,151,424       2,067,786      1,845,403
                                                                        -----------------------------------------------

         Net interest income                                              7,041,643       6,049,256      5,162,110

Provision for loan losses (Note 4)                                          401,000         429,000        755,500
                                                                        -----------------------------------------------

         Net interest income after provision for loan losses              6,640,643       5,620,256      4,406,610
                                                                        -----------------------------------------------

Other income:
   Customer service fees                                                    728,028         591,464        487,990
   Gain on sale of loans and investments                                    446,715         513,741        882,406
   Other income                                                             105,841         115,536         23,135
                                                                        -----------------------------------------------

                                                                          1,280,584       1,220,741      1,393,531
                                                                        -----------------------------------------------

Other expenses:
   Salaries and employee benefits                                         2,453,244       2,203,215      1,859,691
   Occupancy (Note 9)                                                       294,023         271,317        216,013
   Equipment expenses                                                       361,207         308,707        228,098
   Supplies and services                                                    773,413         723,570        653,548
   Other                                                                    817,763         781,810        870,461
                                                                        -----------------------------------------------

                                                                          4,699,650       4,288,619      3,827,811
                                                                        -----------------------------------------------

         Income before income taxes                                       3,221,577       2,552,378      1,972,330
Income taxes (Note 7)                                                     1,222,570         920,164        681,179
                                                                        -----------------------------------------------

         Net income                                                     $ 1,999,007     $ 1,632,214    $ 1,291,151
                                                                        -----------------------------------------------

Net earnings per share                                                  $      1.58     $     1.29     $      1.02
                                                                        -----------------------------------------------

Common shares outstanding                                                 1,266,362      1,266,362       1,266,362
                                                                        -----------------------------------------------

                See Accompanying Notes to Consolidated Statements

                  SOUTHERN ARIZONA BANCORP, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1995, 1994, and 1993

- --------------------------------------------------------------------------------------------------------------------



                                                                                Unrealized gain on
                                                                Retained       securities available
                                            Common stock        earnings          for sale, net            Total
                                          --------------------------------------------------------------------------

Balance, December 31, 1992               $    2,483,013   $   2,553,477        $           -        $    5,036,490

   Cash dividend                                      -        (303,927)                   -              (303,927)
   Net income                                         -       1,291,151                    -             1,291,151

                                          --------------------------------------------------------------------------


Balance, December 31, 1993                    2,483,013       3,540,701                    -             6,023,714

   Cash dividend                                      -        (379,905)                   -              (379,905)
   Net income                                         -       1,632,214                    -             1,632,214
   Net change in unrealized gain on
      securities available for sale                   -               -                7,676                 7,676

                                         --------------------------------------------------------------------------


Balance, December 31, 1994                    2,483,013       4,793,010                7,676             7,283,699

   Cash dividend                                      -        (455,892)                   -              (455,892)
   Net income                                         -       1,999,007                    -             1,999,007
   Net change in unrealized gain on
     securities available for sale                    -               -               31,562                31,562

                                        --------------------------------------------------------------------------


Balance, December 31, 1995               $    2,483,013   $   6,336,125        $      39,238        $    8,858,376

                                        --------------------------------------------------------------------------

                See Accompanying Notes to Consolidated Statements

                  SOUTHERN ARIZONA BANCORP, INC. AND SUBSIDIARY

- -------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1995, 1994, and 1993

- -------------------------------------------------------------------------------------------------------------------

                                                                             1995            1994          1993
                                                                     -----------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                       $     1,999,007 $     1,632,214 $    1,291,151
   Adjustments to reconcile net income to net cash provided
      by operating activities:
         Depreciation                                                       344,893         295,399        207,372
         Provision for loan losses                                          401,000         429,000        755,500
         Amortization of premium                                           (259,859)        (59,937)      (174,007)
         Origination of loans available for sale                        (21,786,419)    (19,737,152)   (27,089,894)
         Proceeds from sale of loans available for sale                  21,775,975      20,208,926     27,305,470
         Deferred income tax benefit                                       (102,211)       (155,030)      (286,167)
         Gain on sale of securities available for sale                      (90,014)       (156,474)      (387,612)
         Change in assets and liabilities:
           Accrued income receivable and other assets                       (23,478)         14,789         66,318
           Accrued interest payable and other liabilities                   552,349        (120,147)      (126,693)
                                                                     -----------------------------------------------
                  Net cash provided by operating activities               2,811,243       2,351,588      1,561,438
                                                                     -----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Maturities of securities held to maturity                                250,000               -              -
   Purchase of securities held to maturity                                 (489,639)       (260,938)             -
   Purchase of interest bearing deposit in financial institutions        (1,980,000)     (2,082,000)             -
   Maturities of interest bearing deposit in financial institutions       1,683,000       2,869,000              -
   Purchase of securities available for sale                            (11,341,297)    (14,351,783)   (21,312,774)
   Proceeds from maturities of securities available for sale             15,500,000      19,250,000     14,000,000
   Proceeds from sale of securities available for sale                    2,247,690       1,466,338      8,085,700
   (Increase) decrease in federal funds sold                            (23,658,000)        886,000        896,000
   Loans made to customers, net                                          (5,286,538)    (16,442,363)   (11,730,805)
   Purchase of bank premises and equipment                               (2,075,661)       (705,645)      (402,492)
                                                                     -----------------------------------------------
                  Net cash used in investing activities                 (25,150,445)     (9,371,391)   (10,464,371)
                                                                     -----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                              23,556,446       8,889,090      5,880,880
   Dividends paid                                                          (455,892)       (379,905)      (303,927)
   Proceeds from issuance of other notes payable                            480,000               -      2,500,000
   Cost of issuing senior notes payable                                           -               -       (153,515)
                                                                     -----------------------------------------------
                  Net cash provided by financing activities              23,580,554       8,509,185      7,923,438
                                                                     -----------------------------------------------
                  Increase (decrease) in cash and due from banks          1,241,352       1,489,382       (979,495)

Cash and due from banks:
   Beginning                                                              6,459,750       4,970,368      5,949,863
                                                                     -----------------------------------------------
   Ending                                                           $     7,701,102 $     6,459,750 $    4,970,368
                                                                     -----------------------------------------------


                See Accompanying Notes to Consolidated Statements

                  SOUTHERN ARIZONA BANCORP, INC. AND SUBSIDIARY

- -------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Years Ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------------------------------------------

                                                                            1995            1994          1993
                                                                    -----------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
      Cash payments for:
         Interest paid to depositors                                $     2,756,010 $     1,789,401 $    1,758,500
                                                                    -----------------------------------------------

         Interest paid on senior notes payable                      $       218,750 $       210,243 $            -
                                                                    -----------------------------------------------

         Income taxes paid                                          $     1,337,145 $     1,198,800 $    1,234,500
                                                                    -----------------------------------------------

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING ACTIVITIES

      Unrealized gain on securities available for sale, net         $        31,562 $         7,676 $            -
                                                                    -----------------------------------------------

      Land acquired in exchange for other note payable              $       480,000 $             - $            -
                                                                    -----------------------------------------------

               See Accompanying Notes to Consolidated Statements

Note 1.  Nature of Banking Activities and Significant Accounting Policies

Nature of banking activities:

Southern Arizona Bancorp, Inc. (the Bancorp) is a holding company which owns 100% of the stock of Southern Arizona Bank (the Bank). The Bank provides a full range of banking service to its commercial, SBA, residential, agricultural and consumer customers through its facilities located in Yuma, Arizona.

The Bank grants commercial, residential and consumer loans to customers located primarily in southern Arizona. The loan portfolio includes a significant credit exposure to the real estate industry of this area. As of December 31, 1995, loans with real estate as collateral accounted for approximately 54.9% of total loans. Substantially all of these loans are secured by first liens with an initial loan to value ratio of generally not more than 60%.

The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Bank's policy requires that collateral be obtained on substantially all loans. Such collateral is primarily first trust deeds on property.

Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of consolidation:

The consolidated financial statements include all the accounts of the Bancorp and the Bank. All material intercompany accounts and transactions have been eliminated.

Earnings per share:

Earnings per share are computed using the weighted average method. The effect of stock options on earnings per share was not material.

Cash and cash equivalents:

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Bank, deposits, and federal funds purchased are reported net.

The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. The bank has not experienced any losses in such accounts.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

Held to maturity securities:

Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The sale of a security within three months of maturity date or after at least 85 percent of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

Available for sale securities:

Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Transfers:

Transfers of debt securities into the held-to-maturity classification from the available-for-sale classification are made at fair value on the date of transfer. The unrealized holding gains or losses on the date of transfer are retained as a separate component of stockholders' equity and in the carrying value of the held-to-maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.

Loans:

Loans are stated at the amount of unpaid principal, reduced by net deferred loan costs and an allowance for possible loan losses.

The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC), as an integral part of their examination process, periodically reviews the Bank's allowance for credit losses, and may require the Bank to make additions to the allowance based on their judgment about information available for them at the time of their examinations.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Interest and fees on loans:

Interest on loans is recognized over the terms of the loans and is calculated on principal amounts outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.

Sales of loans:

The Bank sells loans to provide funds for additional lending and to generate servicing income. Under such agreement, the Bank may continue to service the loans with the buyer receiving the principal collected together with interest. Loans held for sale are valued at the lower of cost or market value.

Gains and losses on sales are recognized at the time of sale are calculated based on the difference between the selling price and the book value of loans sold. Any inherent risk of loss on loans sold is transferred to the buyer at the date of sale.

Other real estate owned:

Other real estate (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose. Depreciation is recorded based on the recorded amount of depreciable assets after they have been owned for one year. Depreciation and additions to or reductions from valuation allowances are recorded in income.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

Bank premises and equipment:

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                                    Years
                                                                    -----

Furniture, fixtures, and equipment                                 3 - 25

Building and improvements                                            30


Income taxes:

The Bank files its income tax return on a consolidated basis. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fair value of financial instruments:

Effective January 1, 1995, the Bank adopted FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction at December 31, 1995. The estimated fair value amounts for 1995 have been measured as of year end, and have not been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial instruments subsequent to the reporting date may be different than the amounts reported at each year end.

This disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles.

Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank's disclosures and those of the banks may not be meaningful.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

   Cash and short-term instruments: The carrying amounts reported in the balance sheet for cash and due from banks, interest bearing deposits and federal funds sold approximate their fair values.

   Securities: Carrying amounts approximate fair values for securities available for sale. Fair values for securities held to maturity are based on quoted market prices.

   Loans: For variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. At December 31, 1995, variable rate loans comprised approximately 71% of the loan portfolio. Fair values for all other loans are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

   Loans held for sale: Fair value of loans held for sale are estimated based upon the subsequent selling price.

   Off-balance sheet instruments: Fair values of off-balance sheet instruments are not considered material.

   Deposit liabilities: Fair values disclosed for demand deposits equal their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawals of fixed-rate certificates of deposit are not expected to be significant.

   Accrued interest receivable and payable: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

Accounting by creditors for impairment of a loan:

On January 1, 1995, the Bank adopted Financial Accounting Standards Board (FASB) Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended by FASB Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. There was no effect on the Bank's financial statements for this change, which generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. At January 1, 1995, the Bank has classified $1,313,529 of its loans as impaired with a specific loss reserve of $387,000.

Note 1. Nature of Banking Activities and Significant Accounting Policies (Continued)

Accounting for the impairment of long-lived assets and long-lived assets to be disposed of:

In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. Statement No. 121 establishes accounting standard for the impairment of long- lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long- lived assets and certain identifiable intangibles to be disposed of. Statement No. 121 will first be required for the Bank's year ending December 31, 1996. Based on its preliminary analysis, the Bank does not anticipate that the adoption of Statement No. 121 will have a material impact on the financial statements as of the date of adoption.

Accounting for mortgage servicing rights:

In May 1995, the FASB issued Statement No. 122, Accounting for Mortgage Servicing Rights an Amendment of Financial Accounting Standards Board Statement No. 65. Statement No. 122 requires a mortgage banking enterprise to recognize as separate assets, rights to service mortgage loans for others, whenever those servicing rights are acquired. Statement No. 122 will first be required for the Bank's year ending December 31, 1996. The Bank has not addressed the potential future impact of the application of this Statement.

Accounting for stock-based compensation:

In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation. Statement No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans such as a stock purchase plan. The statement generally suggests, but does not require, stock-based compensation transactions be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. An enterprise may continue to follow the requirements of Accounting Principles Board (APB) Opinion No. 25, which does not require compensation to be reported if the consideration to be received is at least equal to its fair value at the measurement date. If an enterprise elects to follow APB Opinion No. 25, it must disclose the proforma effects on net income as if the compensation were measured in accordance with the guidelines of Statement No. 123. The Bank has not determined if it will continue to follow APB Opinion No. 25 or follow the guidance of Statement No. 123. However, if adopted in 1996, this pronouncement is not expected to have a material impact on the financial statements.

Note 2.  Restrictions on Cash and Due From Banks

The Bank is required to maintain reserve balances with Federal Reserve Banks. The total of those reserve balances were approximately $51,000 and $63,000 at December 31, 1995 and 1994, respectively.

Note 3.  Securities

Carrying amounts and approximate fair values of securities held to maturity as of December 31, 1995 and 1994 are summarized as follows:

                                                                                 1995
                                                  --------------------------------------------------------------------
                                                                         Gross           Gross        Approximate
                                                      Amortized        unrealized      unrealized         fair
                                                        cost             gains           losses           value
                                                  --------------------------------------------------------------------

United States Treasury Security                   $    498,687     $        713     $          -     $     499,400
                                                  ------------------------------------------------------------------



                                                                                 1994
                                                  -----------------------------------------------------------------
                                                                         Gross           Gross        Approximate
                                                     Amortized        unrealized       unrealized         fair
                                                        cost             gains           losses           value
                                                  ------------------------------------------------------------------

United States Treasury Security                   $    251,283     $          -     $        433     $     250,850
                                                  ------------------------------------------------------------------


The amortized cost and fair value of securities being held to maturity as of December 31, 1995 by contractual maturity are shown below.

                                                              Approximate
                                                 Amortized        fair
                                                    cost          value
                                            -------------------------------

Due in one year or less                     $      498,687     $  499,400
                                            -------------------------------


Carrying amounts and approximate fair values of investment securities available for sale as of December 31, 1995 and 1994 are summarized as follows:

                                                                                 1995
                                                 -----------------------------------------------------------------
                                                                         Gross            Gross        Approximate
                                                        Amortized      unrealized      unrealized         fair
                                                          cost           gains           losses           value
                                                 ------------------------------------------------------------------

United States Treasury Securities                 $      798,204   $     17,166     $          -     $     815,370
Obligations of states and political
   subdivisions                                          524,583         48,230                -           572,813
                                                 ------------------------------------------------------------------

                                                  $    1,322,787   $     65,396     $          -     $   1,388,183
                                                 ------------------------------------------------------------------


                                                                                 1994
                                                 -----------------------------------------------------------------
                                                                         Gross           Gross        Approximate
                                                       Amortized       unrealized      unrealized         fair
                                                          cost           gains           losses           value
                                                 -----------------------------------------------------------------

United States Treasury Securities                 $    4,723,062   $      7,886     $    (22,818)    $   4,708,130
Obligations of states and political
   subdivisions                                        2,685,050         66,091          (38,365)        2,712,776
                                                 ------------------------------------------------------------------

                                                  $    7,408,112   $     73,977     $    (61,183)    $   7,420,906
                                                 ------------------------------------------------------------------


The amortized cost and approximate fair value of investment securities available for sale as of December 31, 1995 by contractual maturity are shown below.

                                                Amortized     Approximate fair
                                                   cost            value
                                            -------------------------------


Due in one year or less                      $     300,110    $     301,770
Due after one year through 5 years                 498,094          513,600
Due after 5 years through ten years                524,583          572,813
                                             -------------------------------


                                             $   1,322,787    $   1,388,183
                                             -------------------------------


Realized gains on the sale of investment securities available for sale amounted to $90,014, $156,474, and $387,612 for the years ended December 31, 1995, 1994, and 1993, respectively.

Securities available for sale with an amortized cost of $1,821,484 and $733,980 as of December 31, 1995 and 1994, respectively, were pledged as collateral in public deposits and for other purposes as required or permitted by law.

Note 4.  Loans

Loans consist of the following at December 31:
                                                         1995            1994
                                                 -------------------------------


Commercial                                       $   63,062,496   $  62,336,364
Real estate - mortgage                                9,503,874       7,273,963
Real estate - construction                              435,006         939,898
Installment - mobile home                             5,604,752       4,757,365
Installment - other                                   9,466,726       7,894,146
Personal credit line                                    338,779         362,196
Other                                                   164,498          38,497
                                                 -------------------------------


                                                     88,576,131      83,602,429
Deduct:
   Unearned net loan fees and costs                    (524,651)       (520,202)
   Allowance for loan losses                         (2,466,513)     (2,393,242)
                                                 -------------------------------


                                                 $   85,584,967  $   80,688,985
                                                 -------------------------------


Classified as:
   Loans, net                                    $   84,532,153  $   79,646,615
   Loans held for sale                                1,052,814       1,042,370

At December 31, 1995 and 1994, the total of Small Business Administration (SBA) loans serviced for others amounted to approximately $793,000 and $17,500, respectively. Loans totaling approximately $850,000 and $862,000 were secured by Bank time certificates of deposit at December 31, 1995 and 1994.

Changes in the allowance for loan losses are as follows for the years ended December 31:

                                                                      1995                1994             1993
                                                                -------------------------------------------------
Balance, beginning                                                $  2,393,242      $  1,990,428     $   1,332,068
   Provision charged to operating expense                              401,000           429,000           755,500
   Recoveries of amounts charged off                                    21,485            19,108            12,315
                                                                -------------------------------------------------

                                                                     2,815,727         2,438,536         2,099,833
   Amounts charged off                                                (349,214)          (45,294)         (109,455)
                                                                -------------------------------------------------

Balance, ending                                                   $  2,466,513      $  2,393,242     $   1,990,428
                                                                -------------------------------------------------


Impaired loans: Impairment of loans, having recorded investments of $4,466,859 at December 31, 1995, has been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. The total allowance for credit losses related to these loans was $1,066,483 on December 31, 1995 and are fully or partially allowed for.

Management believes commercial real estate loans have a greater risk of uncollectibility because repayment depends on income production from the property or future development of the real estate. Commercial loans summarized by type of collateral are as follows at December 31, 1995: real estate non-residential, $36,408,913; multi-family residential, $2,265,642; accounts receivable, inventory and contract rights, $9,170,308; agriculture, $8,142,940; unsecured, $4,141,161; and other, $2,933,532.

During the years ended December 31, 1995, 1994, and 1993, residential mortgage loans totaling $21,775,975, $20,208,296, and $27,305,470, respectively, were sold. Total income from such loan sales was $558,577, $357,267, and $494,794 for the years ended December 31, 1995, 1994, and 1993, respectively.

Note 5.  Bank Premises and Equipment

The major classes of bank premises and equipment and the total accumulated depreciation are as follows at December 31:
                                                 1995              1994
                                            -------------------------------


Land                                         $  1,067,453     $     477,000
Building improvements                           2,652,944         1,701,815
Furniture and equipment                         2,313,943         1,779,864
                                            -------------------------------


                                                6,034,340         3,958,679
Less accumulated depreciation                  (1,904,817)       (1,559,924)
                                            -------------------------------


                                             $  4,129,523     $   2,398,755
                                            -------------------------------

Note 6.  Time Certificates of Deposit

Aggregate maturities of time certificates $100,000 and over are as follows at December 31:

                                               1995               1994
                                          -------------------------------


Three months or less                       $  4,168,319     $   4,258,472
Three through six months                      6,123,001         1,000,000
Six through twelve months                     1,116,361         1,526,000
Over twelve months                            1,732,565         1,716,945
                                         -------------------------------


                                           $ 13,140,246     $   8,501,417
                                         -------------------------------


Note 7.  Income Tax Matters

The following table shows the cumulative tax effects of the primary temporary differences as of December 31:

                                                                1995              1994
                                                          -------------------------------

Deferred tax assets:
Loan loss allowances                                       $    834,755     $     731,544
Deferred loan fees                                              226,000           224,000
                                                          -------------------------------


   Total deferred tax assets                                  1,060,755           955,544
                                                          -------------------------------


Deferred tax liabilities:
Property and equipment                                          (70,000)          (81,000)
Unrealized gain on available-for-sale securities                (17,000)           (3,000)
                                                          -------------------------------


   Total deferred tax liabilities                               (87,000)          (84,000)
                                                          -------------------------------



Net deferred tax asset                                     $    973,755     $     871,544
                                                          -------------------------------


                                      F-20



Note 7.  Income Tax Matters (Continued)

The provision for income taxes charged to operations consists of the following for the years ended December 31:


                                                      1995           1994             1993
                                             -----------------------------------------------

Current tax expense                           $     1,324,781 $     1,075,194 $      967,346
Deferred tax expense (benefit)                       (102,211)       (155,030)      (286,167)

                                             -----------------------------------------------

                                              $     1,222,570 $       920,164 $      681,179

                                             -----------------------------------------------


The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1995 and 1994 as follows:

                                                                             1995            1994           1993
                                                                    -----------------------------------------------


Computed "expected" tax expense                                     $     1,127,000 $       893,000 $      690,000
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefit                              258,000         204,000        158,000
Tax-exempt interest income (net of disallowed expenses)                     (59,000)        (64,000)             -
Other                                                                      (103,430)       (112,836)      (166,821)
                                                                    -----------------------------------------------


                                                                    $     1,222,570 $       920,164 $      681,179
                                                                    -----------------------------------------------


Note 8.  Notes Payable

Senior notes payable:

Bancorp has issued $2,500,000 of 8.75% Senior Notes payable which require that interest be paid semi-annually. These notes are due July 1, 2000. The net proceeds from the issuance were contributed to be capital of the Bank. The terms of the Senior Notes include certain restrictions on the issuance of additional debt and payment of dividends. The costs, totaling approximately $154,000, of issuing the Senior Notes have been deferred and are being amortized over the contract terms of such notes.

Other notes payable:

Other notes payable consists of a 8.5% note payable to a director arising from the purchase of the land for the Bank's San Luis branch. Principal in the amount of $120,000 per year, plus interest, is due commencing January 1996.
Final payment is due January 1999. The note is secured by real estate.

Note 9.  Commitments and Contingencies

Financial instruments with off-balance-sheet risk:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making conditional obligations as they do for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 1995 and 1994 are as follows:
                                                 1995               1994
                                            -------------------------------


   Commitments to extend credit             $  16,384,611    $   12,604,126
                                             -------------------------------


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Concentrations of credit risk:

All of the Bank's loans and commitments to extend credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of commercial and real estate loans outstanding. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit.

Lease commitments:

The Bank leases two of its branches under terms of noncancellable operating leases.

At December 31, 1995, approximate future minimum lease payments under this agreement is as follows:

      Year

      1996                                                  $   43,624
      1997                                                      38,850
      1998                                                      38,850
      1999                                                      38,850
      2000                                                      22,663
                                                             -----------


                                                            $  182,837
                                                             -----------


Rent expense totaled approximately $52,063, $33,768, and $32,436 for the years ended December 31, 1995, 1994, and 1993, respectively, and is included in occupancy expense.

Contingencies:

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.

Stock options:

At December 31, 1995 and 1994, there were 57,000 shares of stock available for grant under a company stock option plan. No options were outstanding. The option price of the shares may not be less than the fair market value of common shares as of the date of grant.

Sales of loans:

The Bank has issued various representations and warranties associated with the sale of loans. These representations and warranties may require the Bank to repurchase loans with underwriting deficiencies as defined per the applicable sales agreements. The Bank experienced no losses during the years ended December 31, 1995 and 1994, regarding these representations and warranties.

Note 10. Transactions with Related Parties

The  Bank  has  had,  and  may  be  expected  to  have  in the  future,  banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties were as follows for the years ended December 31:

                                                    1995              1994
                                              -------------------------------


Balance, beginning                             $  2,351,175     $   1,735,788
   New loans                                         64,350           944,647
   Repayments                                    (1,008,468)         (329,260)
                                              -------------------------------


Balance, ending                                $  1,407,057     $   2,351,175
                                              -------------------------------


Note 11. Interest Expense

The components of interest are as follows for the year ended December 31:

                                                                         1995               1994            1993
                                                                    -----------------------------------------------


NOW accounts                                                        $    486,186    $    559,383     $  495,015
Savings accounts                                                         147,428         151,504        141,982
Time certificates of deposit $100,000 and over                           502,455         292,005        258,002
Certificates under $100,000                                            1,755,415         842,341        848,932
Senior notes payable                                                     218,750         218,750        100,128
Other                                                                     41,190           3,803          1,344
                                                                    --------------------------------------------

                                                                    $  3,151,424    $  2,067,786     $ 1,845,403
                                                                    ---------------------------------------------

Note 12. Employee Benefit Plan

The Bank has adopted a 401(k) plan (the Plan) and sponsored an employee stock ownership plan (ESOP) to which the Bank makes contributions. All full-time and part-time employees of the Bank who have completed 1,000 hours per year and have reached 21 years of age are eligible to participate.

Under the 401(k) plan, the Bank matches 100% of employee contributions. Contributions to the Plan totalled approximately $89,000, $83,000, and $71,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

The Bank makes voluntary contributions to the ESOP each year. Participants vest in the contributions over a five year period. Common stock of the Bancorp held by the ESOP is voted by the ESOP's administrative committee, consisting of three members of the Board of Directors. For the years ended December 31, 1995, 1994, and 1993, contributions were approximately $54,000, $123,000, and $128,000, respectively.

In the event a terminated ESOP participant desires to sell his or her shares of the Company's stock, the Company may be required to purchase the shares from the participant. At December 31, 1995, the ESOP held 66,851 shares of Bancorp stock.


Note 13. Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1995, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                   To Be Well
                                                                                For Capital     Capitalized Under
                                                                                 Adequacy       Prompt Corrective
                                                                  Actual         Purposes       Action Provisions
                                                       ----------------------------------------------------------
As of December 31, 1995:
   Total Capital (to Risk Weighted Assets)                         12.8%            8%                10%
   Tier I Capital (to Risk Weighted Assets)                        11.7%            4%                 6%
   Tier I Capital (to Average Assets)                               8.4%            4%                 5%

As of December 31, 1994:
   Total Capital (to Risk Weighted Assets)                          9.9%            8%                10%
   Tier I Capital (to Risk Weighted Assets)                         8.7%            4%                 6%
   Tier I Capital (to Average Assets)                               9.4%            4%                 5%

Note 14. Merger

During January, 1996 Southern Arizona Bancorp, Inc. entered into an Agreement and Plan of Reorganization with Zions Bancorporation. Under the terms of this agreement, the stockholders of the Bancorp will exchange their shares for shares of Zions Bancorporation. The exchange rate will be set at the time of closing so that the Bancorp shareholders collectively receive Zions Bancorporation stock valued at $25,330,000, plus earnings of the Bancorp for the period October 1, 1995 through the closing date. This merger is contingent upon and awaiting governmental regulatory approval.

Note 15. Fair Values of Financial Instruments

The fair values of the Bank's financial instruments are as follows:

                                                                                       Carrying           Fair
                                                                                   -------------------------------
Financial assets:
   Cash and due from banks                                                          $  7,701,102     $   7,701,102
   Interest bearing deposits in financial institutions                                   594,000           594,000
   Federal funds sold                                                                 25,194,000        25,194,000
   Securities                                                                          1,886,870         1,888,000
   Loans, net                                                                         84,532,153        84,815,000
   Loans available for sale                                                            1,052,814         1,053,000
   Accrued interest receivable                                                           537,524           537,000
Financial liabilities:
   Deposits                                                                          114,761,830       113,787,000
   Senior notes payable                                                                2,500,000         2,500,000
   Other note payable                                                                    480,000           480,000

Fair value of commitments: The estimated fair value of off-balance-sheet loan commitments are not considered to be significant.

Note 16. Parent Only Financial Information

BALANCE SHEETS
                                                              1995            1994
- ---------------------------------------------------------------------------------------

Assets
Cash and due from banks                                 $     115,322    $     118,838
Investment in Southern Arizona Bank                        11,004,815        9,506,650
Prepaid senior note costs and other assets                    104,758          126,941
Deferred taxes                                                250,049          147,838
                                                        -------------------------------


                                                        $  11,474,944    $   9,900,267
                                                        -------------------------------


Liabilities and Stockholders' Equity
Interest payable and other accrued liabilities          $     116,568    $     116,568
Note payable                                                2,500,000        2,500,000
                                                        -------------------------------


                                                            2,616,568        2,616,568
                                                        -------------------------------


Stockholders' Equity
   Common Stock                                             2,483,013        2,483,013
   Retained earnings                                        6,336,125        4,793,010
   Net unrealized gain                                         39,238            7,676
                                                        -------------------------------


                                                            8,858,376        7,283,699
                                                        -------------------------------


                                                        $  11,474,944    $   9,900,267
                                                        -------------------------------


STATEMENTS OF INCOME
                                                                             1995           1994           1993
                                                                    -----------------------------------------------
Revenues
Equity in earnings of Southern Arizona Bank                         $     2,151,244 $     1,784,665 $    1,360,461
Other income                                                                  1,475           2,500          5,912
                                                                    -----------------------------------------------

                                                                          2,152,719       1,787,165      1,366,373
                                                                    -----------------------------------------------

Expenses

Interest expense on senior notes                                    $       218,750 $       218,750 $      110,080
Amortization of senior note cost                                             22,183          22,183              -
Other expense                                                                14,990          15,649         11,348
                                                                    -----------------------------------------------

                                                                            255,923         256,582        121,428
                                                                    -----------------------------------------------

Income tax benefit                                                          102,211         101,631         46,206
                                                                    -----------------------------------------------

Net income                                                          $     1,999,007     $ 1,632,214    $ 1,291,151

                                                                    -----------------------------------------------


STATEMENTS OF CASH FLOWS
   Cash flows from operating activities:
   Net income                                                             1,999,007       1,632,214      1,291,151
   Adjustments to reconcile net income to net
      cash provided by (used in) operating activities:
      Undistributed equity in income of subsidiary                       (1,466,603)     (1,186,004)      (884,666)
      Amortization expense                                                   22,183          22,183          8,402
      Deferred taxes                                                       (102,211)       (101,632)       (46,206)
      Changes in assets and liabilities:
         Accrued interest payable and other liabilities                           -           6,955        102,418

                                                                    -----------------------------------------------

      Net cash provided by operating activities                             452,376         373,716        471,099
                                                                    -----------------------------------------------


Cash flows used in investing activities,
   capital contribution to Southern Arizona Bank                                  -               -     (2,390,000)
                                                                    -----------------------------------------------



STATEMENTS OF CASH FLOWS
                                                                            1995         1994            1993
                                                                     -----------------------------------------------
Cash flows used in financing activities:
   Payment of dividends                                             $    (455,892)  $   (379,905)   $     (303,927)
   Proceeds from issuance of senior notes payable                               -              -         2,500,000
   Cost of issuing senior notes payable                                         -              -          (153,515)
                                                                     -----------------------------------------------


           Net cash (used in) provided by financing activities           (455,892)      (379,905)        2,042,558
                                                                     -----------------------------------------------



           Net (decrease) increase in cash                                 (3,516)        (6,189)          123,657

Cash and due from banks
           Beginning of year                                              118,838        125,027             1,370
                                                                     -----------------------------------------------


           End of year                                              $     115,322   $    118,838    $      125,027
                                                                     -----------------------------------------------


SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION
      Cash payments for interest                                    $     218,750   $    210,243    $        9,212
                                                                     -----------------------------------------------


SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES
      Unrealized gain on available for sale securities              $      31,562   $      7,676    $            -
                                                                     -----------------------------------------------

                      STATISTICAL INFORMATION AND ANALYSIS

   The  following  tables  present  certain  statistical  information  regarding
Southern Arizona and should be read in connection with Southern Arizona Consolidated Financial Statements and Notes set forth elsewhere in this Proxy Statement/Prospectus.

                                                          SOUTHERN ARIZONA BANCORP, INC.
                                                    Allocation of the Allowance for Loan Losses
                                                             As of December 31, 1995


                        1995                    1994                   1993                    1992                 1991
                 ----------------------   -------------------   --------------------    --------------------   ---------------------

                          % of Loans              % of Loans             % of Loans             % of Loans              % of Loans
                          Per Catagory           Per Catagory            Per Catagory           Per Catagory           Per Catagory
   (000's)        Amount  To Total Lns   Amount  To Total Lns   Amount   To Total Lns   Amount  To Total Lns   Amount  To Total Lns

Commercial        2,237       71.20      2,083       74.56      1,772       74.20       1,077      71.03         758       71.34

Real Estate          36       11.22         49        9.83         38       11.06          61      11.16          22       12.85

Consumer Loans      194       17.58        261       15.61        180       14.74         194      17.81          93       15.81
                ---------------------- ----------------------  --------------------- ------------------------- --------------------

         Total    2,467         100%     2,393         100%     1,990         100%      1,332        100%        873         100%
                ====================== ======================  ===================== ========================= ====================



                                               SOUTHERN ARIZONA BANCORP, INC.
                                             Analysis of the Allowance for Loan Losses
                                                Years Ended December 31, 1991 - 1995



                                   --------------------------------------------------------------------------------------
               (000's)                1995                1994               1993               1992               1991
                                   --------------------------------------------------------------------------------------

Balance at beginning of period        2,393               1,990              1,332                873                679

Charge-offs:

          Commercial                    291                  37                 65                143                131

          Real Estate                    48                   0                  3                149                 74

          Installment                    10                   8                 41                 23                 97
                                   --------------------------------------------------------------------------------------

                  Total                 349                  45                109                315                302


Recoveries:

          Commercial                     14                  14                  7                 18                 35

          Real Estate                     6                   0                  0                  0                  0

          Installment                     2                   5                  4                  3                 39
                                   --------------------------------------------------------------------------------------

                  Total                  22                  19                 11                 21                 74


Net (charge-offs) / recoveries         (327)                (26)               (98)              (294)              (228)

Additions charged to operations         401                 429                756                753                422
                                   --------------------------------------------------------------------------------------

Balance at end of period              2,467               2,393              1,990              1,332                873
                                   --------------------------------------------------------------------------------------



Ratio of net charge-offs during
the period to average loans
outstanding during the period             0.40                0.04               0.16               0.60               0.55
                                   --------------------------------------------------------------------------------------




                                                                         SOUTHERN ARIZONA BANCORP, INC.
                                                                                 Deposit Analysis
                                                                                Based on Averages
                                                                       Years Ended December 31, 1993 - 1995


                                                    1995                         1994                            1993
                                        --------------------------     ---------------------------     --------------------------

                                           Average      Average        Average         Average          Average         Average
                  (000's)                  Amount      Rate Paid        Amount        Rate Paid         Amount         Rate Paid

Noninterest bearing demand deposits         27,556          0           24,068            0              20,206            0

Interest bearing demand deposits            22,819          2.13        27,045            2.07           22,523            2.20

Savings deposits                             9,632          1.53         8,538            1.78            7,704            1.84

Certificates of deposit                     40,612          5.56        27,881            4.07            27,163           4.08
                                        -------------------------     ---------------------------     ----------------------------

         Total                             100,619                      87,532                            77,596
                                        ===========                   ==========                      ===========











                                                                      Time Deposit Maturity Schedule
                                                                             $100,000 and over
                                                                          As of December 31, 1995

                                         -----------------------------------------------------------------------------------
                                            3 Months                  3 - 6                 6 -12                Over
                                             or Less                 Months                Months              One Year
                                         -----------------------------------------------------------------------------------

                 $100,000 and over                 4,168                   6,123                 1,116                1,733
                                         ================        ================      ================     ================



                         SOUTHERN ARIZONA BANCORP, INC.
                           Return on Equity and Assets
                      Years Ended December 31, 1993 - 1995



                                          1995         1994             1993
                                          ----         ----             ----


Return on average assets                  1.78         1.68              1.52

Return on average equity                 24.77        24.53             23.35

Dividend payout ratio                    22.78        23.26             23.53

Average equity to average assets          7.19         6.84              6.53

                                                                                Southern Arizona Bancorp, Inc.
                                                                                     Balance Sheets
                                                                                 Based on Average Balances


                                                                                  Years Ended December 31
(000)                                                                      1995           1994           1993
                                                                 -----------------------------------------------
Assets
     Cash and due from banks                                               5,673          4,913           4,509
     Federal funds sold                                                    8,757          4,878           4,766
     US Treasury obligations                                               7,202          8,769           9,180
     Municipal obligations                                                 2,302          2,485           3,742
     Other investments                                                     1,133          1,396           2,068
     Loans
                 Commercial loans                                         54,465         49,275          38,751
                 Agriculture loans                                         6,926          5,599           4,509
                 Real estate loans                                         9,605          7,410           6,401
                 Installment loans                                        14,628         11,763          10,025
                 Less - Deferred loan fees                                  (571)          (509)           (422)
                     Allowance for loan losses                            (2,438)        (2,173)         (1,711)
                                                                 -----------------------------------------------
                    Total loans                                           82,615         71,365          57,553

     Fixed and other assets                                                4,558          3,517           2,924
                                                                 -----------------------------------------------
                 Total Assets                                            112,240         97,323          84,742
                                                                 ===============================================

Liabilities and Stockholders' Equity
     Deposits
                 Non-interest bearing demand                              27,556         24,068          20,206
                 Interest bearing demand                                  22,819         27,045          22,523
                 Money market and savings                                  9,632          8,538           7,704
                 Certificates of deposit                                  40,612         27,881          27,163
                                                                 -----------------------------------------------
                    Total deposits                                       100,619         87,532          77,596

     Other Liabilities                                                       570            637             473
     Senior Notes Payable                                                  2,980          2,500           1,143
                                                                 -----------------------------------------------
                 Total liabilities                                       104,169         90,669          79,212

     Stockholders' equity                                                  8,071          6,654           5,530
                                                                 -----------------------------------------------
                 Total Liabilities and
                 Stockholders' equity                                    112,240         97,323          84,742
                                                                 ===============================================

                         Southern Arizona Bancorp, Inc.
                        Analysis of Net Interest Earnings
                       Years Ended December 31, 1993-1995

Results of Operations

Average Balance, Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollar amounts and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are monthly average balances and include the balances of non-accuring loans. The yields and costs for the periods indicated include fees which are considered adjustments to yield.


            1995 (000)                                                Avg. Amt         Interest            Average
- ----------------------------------                                  Outstanding         Earned              Yield
Assets

     Federal funds sold                                                    8,757            493               5.63%
     US Treasury obligations                                               7,202            447               6.21%
     Other investments                                                     3,435            208               6.06%
     Loans                                                                85,624          9,045              10.56%
                                                                 --------------------------------------------------
                 Total                                                   105,018         10,193               9.71%
                                                                 ==================================================

Liabilities
     Deposits
                 Interest bearing demand                                  22,819            486               2.13%
                 Money market and savings                                  9,632            147               1.53%
                 Certificates of deposit                                  40,612          2,258               5.56%
     Long-Term Debt                                                        2,980            261               8.76%
                                                                 --------------------------------------------------
                 Total                                                    76,043          3,152               4.15%
                                                                 ==================================================

Avg. Yield Int Earning Assets                                                                                 9.71%
Avg. Rate Pd Int Earning Liabilities                                                                          4.15%
Net Yield on Assets                                                                                           6.70%




            1994 (000)                                                   Avg. Amt        Interest        Average
- -------------------------------------------------                      Outstanding         Earned          Yield
Assets                                                           --------------------------------------------------

     Federal funds sold                                                    4,878            189               3.87%
     US Treasury obligations                                               8,769            368               4.20%
     Other investments                                                     3,881            216               5.57%
     Loans                                                                74,047          7,344               9.92%
                                                                 --------------------------------------------------
                 Total                                                    91,575          8,117               8.86%
                                                                 ==================================================

Liabilities
     Deposits
                 Interest bearing demand                                  27,045            559               2.07%
                 Money market and savings                                  8,538            152               1.78%
                 Certificates of deposit                                  27,881          1,134               4.07%
     Other                                                                    90              4               4.44%
     Long-Term Debt                                                        2,500            219               8.76%
                                                                 --------------------------------------------------
                 Total                                                    66,054          2,068               3.13%
                                                                 ==================================================

Avg. Yield Int Earning Assets                                                                                 8.86%
Avg. Rate Pd Int Earning Liabilities                                                                          3.13%
Net Yield on Assets                                                                                           6.61%

            1993 (000)                                                   Avg. Amt        Interest        Average
- -------------------------------------------------                      Outstanding         Earned          Yield
                                                                --------------------------------------------------
Assets
     Federal funds sold                                                    4,766            133               2.79%
     US Treasury obligations                                               9,180            375               4.08%
     Other investments                                                     5,810            334               5.75%
     Loans                                                                59,686          6,166              10.33%
                                                                 --------------------------------------------------
                 Total                                                    79,442          7,008               8.82%
                                                                 ==================================================

Liabilities
     Deposits
                 Interest bearing demand                                  22,523            495               2.20%
                 Money market and savings                                  7,704            142               1.84%
                 Certificates of deposit                                  27,163          1,107               4.08%
     Other                                                                    42              1               2.38%
     Long-Term Debt                                                        1,143            100               8.75%
                                                                 --------------------------------------------------
                 Total                                                    58,575          1,845               3.15%
                                                                 ==================================================

Avg. Yield Int Earning Assets                                                                                 8.82%
Avg. Rate Pd Int Earning Liabilities                                                                          3.15%
Net Yield on Assets                                                                                           6.50%




                         Southern Arizona Bancorp, Inc.
                         Analysis of Change in Interest
                      Years Ended December 31, 1994 - 1995


Rate/Volume of Net Interest Income

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate multiplied by old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

                                                                        Interest       Int Change     Int Change
                                                                          Change          Due To         Due To
            1995                                                        1994-1995        Volume          Rates
- -------------------------------------------------               -----------------------------------------------
Assets

     Federal funds sold                                                      304            193             111
     US Treasury obligations                                                  79            (74)            153
     Other investments                                                        (8)           (26)             18
     Loans                                                                 1,701          1,201             500
                                                                 -----------------------------------------------
                 Total                                                     2,076          1,294             782
                                                                 ===============================================

Liabilities
     Deposits
                 Interest bearing demand                                     (73)           (90)             17
                 Money market and savings                                     (5)            18             (23)
                 Certificates of deposit                                   1,124            623             501
     Senior Notes                                                             42             42               0
     Short term borrowings                                                    (4)            (2)             (2)
                                                                 -----------------------------------------------
                 Total                                                     1,084            591             493
                                                                 ===============================================



            1994                                                       Interest       Int Change       Int Change
- -------------------------------------------------                       Change          Due To           Due To
Assets                                                                 1993-1994        Volume            Rates
                                                                 -----------------------------------------------
     Federal funds sold                                                       56              3              53
     US Treasury obligations                                                  (7)           (17)             10
     Other investments                                                      (118)          (107)            (11)
     Loans                                                                 1,178          1,433            (255)
                                                                 -----------------------------------------------
                 Total                                                     1,109          1,312            (203)
                                                                 ===============================================

Liabilities
     Deposits
                 Interest bearing demand                                      64             94             (30)
                 Money market and savings                                     10             15              (5)
                 Certificates of deposit                                      27             29              (2)
     Senior Notes                                                            119            119               0
     Short term borrowing                                                      3              1               2
                                                                 -----------------------------------------------
                 Total                                                       223            258             (35)
                                                                 ===============================================


                                                                         Southern Arizona Bancorp, Inc.
                                                                                Loan Portfolio
                                                                               As of December 31,


                                                 -------------------------------------------------------------------------------
(000)                                                      1995            1994            1993           1992            1991
                                                 -------------------------------------------------------------------------------

Commercial                                                63,062          62,336         50,155          39,820          31,893
Real Estate - Mortgage                                     9,504           7,274          6,946           5,976           4,184
Real Estate - Construction                                   435             940            531             277             254
Installment - Mobile Home                                  5,605           4,757          3,501           1,363           1,307
Installment - Other                                        9,467           7,894          5,972           8,044           6,504
Personal Credit Line                                         339             362            428             522             527
Other                                                        164              39             63              57              37

                                                 -------------------------------------------------------------------------------
                 Total                                    88,576          83,602         67,596          56,059          44,706
                                                 -------------------------------------------------------------------------------



                                                      Loan Portfolio Maturity Schedule
                                                           As of December 31, 1995

                                                 ---------------------------------------------------------------
                                                          Within          1 - 5         After 5
(000)                                                     1 year          years          years           Total
                                                 ---------------------------------------------------------------

Loans at fixed interest rates                              4,421           9,437         12,328          26,186

Loans at variable interest rates                          24,889          26,108         11,393          62,390

                                                 ---------------------------------------------------------------
                 Total                                    29,310          35,545         23,721          88,576
                                                 ---------------------------------------------------------------

                         Southern Arizona Bancorp, Inc.
                              Investment Portfolio
                               As of December 31,





                                1995 Book         1994 Book         1993 Book
(000)                             Value             Value             Value
                              -----------------------------------------------

U.S Treasury Obligations           1,314             4,959            10,296

Municipal Obligations                573             2,713             3,256

                              -----------------------------------------------
          Total                    1,887             7,672            13,552
                              -----------------------------------------------



                                                           Investment Portfolio Maturity Schedule
                                                                As of December 31, 1995

                                          ------------------------------------------------------------------------------
                                             Within            1 - 5            6 - 10          After 10
(000)                                        1 year            years             years           Years           Total
                                          ------------------------------------------------------------------------------
U.S. Treasury Obligations
     Carrying amount                           800               514               0              0             1,314
     Weighted average yield                   7.10%             8.39%                                            7.59%

Municipal obligations
     Carrying amount                             0                 0              573                             573
     Weighted yield                                                              7.00%                           7.00%

                                          ---------------------------------------------------------------------------
             Total                             800               514              573              0            1,887
                                          ----------------------------------------------------------------------------

                         Southern Arizona Bancorp, Inc.
                          Past Due and Nonaccrual Loans
                               As of December 31,



(000)                                           1995           1994           1993            1992            1991

                                          -------------------------------------------------------------------------

Nonaccural Loans                                   0             15              18              0              59

Other Real Estate Owned                           11            202              18             82               0

                                          -------------------------------------------------------------------------

          Total                                   11            217              36             82              59
                                          -------------------------------------------------------------------------

                                            Southern Arizona Bancorp, Inc.



Average Balance Sheet Data
- --------------------------
                                                                    Years Ended Ended December 31,
(000)                                                 1995           1994            1993            1992            1991
                                            -------------------------------------------------------------------------------

Securities                                          10,637          12,650          14,990          14,830          10,737
Loans and Leases, net                               82,615          71,365          57,553          48,198          40,987
Total interest earning assets                      105,018          91,575          79,442          66,579          54,746
Total assets                                       112,240          97,323          84,742          71,245          59,314
Total deposits                                     100,619          87,532          77,596          66,336          54,790
Interest bearing deposits                           73,063          63,464          57,390          50,882          43,290
Long-term debt                                       2,980           2,500           1,143               0               0
Shareholders' Equity                                 8,071           6,654           5,530           4,669           4,025


                                   APPENDIX A

                        ARIZONA BUSINESS CORPORATION ACT
                         CHAPTER 13. DISSENTERS' RIGHTS


                    ARTICLE 1. DISSENT AND PAYMENT FOR SHARES

ss. 10-1301.  DEFINITIONS.

         In this article, unless the context otherwise requires:

         1. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.

         4. "Fair value" with respect to a dissenter's shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.

         5. "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.

         6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         7. "Shareholder" means the record shareholder or the beneficial shareholder.

ss. 10-1302.  RIGHT TO DISSENT.

         A. A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

         1. Consummation of a plan of merger to which the corporation is a party if either:

         (a) Shareholder approval is required for the merger by ss. 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.

         (b) The corporation is a subsidiary that is merged with its parent under ss. 10-1104.

         2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

         3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

         4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it either:

         (a) Alters or abolishes a preferential right of the shares.

         (b)  Creates,  alters or  abolishes  a right in respect of  redemption,
including  a  provision   respecting  a  sinking  fund  for  the  redemption  or
repurchase, of the shares.

         (c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

         (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuances of shares or other securities with similar voting rights.

         (e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ss. 10-604.

         5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code ss. 80a-1 through 80a-64).

         D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.

ss. 10-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS

         A. A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder's other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if both:

         1. The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

         2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

             ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

ss. 10-1320.  NOTICE OF DISSENTERS' RIGHTS

         A. If proposed corporate action creating dissenters' rights under ss. 10- 1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss. 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in ss. 10-1322.

ss. 10-1321.  NOTICE OF INTENT TO DEMAND PAYMENT

         A. If proposed corporate action creating dissenters' rights under ss. 10- 1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall both:

         1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

         2. Not vote the shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

ss. 10-1322.  DISSENTERS' NOTICE

         A. If proposed corporate action creating dissenters' rights under ss. 10- 1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ss. 10-1321.

         B. The dissenters' notice shall be sent no later than ten days after the corporate action is taken and shall:

         1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.

         2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

         3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

         4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.

         5. Be accompanied by a copy of this article.

ss. 10-1323.  DUTY TO DEMAND PAYMENT

         A. A shareholder sent a dissenters' notice described in ss. 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ss. 10-1322, subsection B, paragraph 3 and deposit the shareholder's certificates in accordance with the terms of the notice.

         B. A shareholder who demands payment and deposits the shareholder's certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment or does not deposit the shareholder's certificates if required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this article.

ss. 10-1324.  SHARE RESTRICTIONS

         A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under ss. 10-1326.

         B.  The  person  for  whom  dissenters'   rights  are  asserted  as  to
uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

ss. 10-1325.  PAYMENT

         A. Except as provided in ss. 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with ss. 10-1323 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

         B.       The payment shall be accompanied by all of the following:

         1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

         2. A statement of the corporation's estimate of the fair value of the shares.

         3. An explanation of how the interest was calculated.

         4. A statement of the dissenter's right to demand payment under ss. 10-1328.

         5. A copy of this article.

ss. 10-1326.  FAILURE TO TAKE ACTION

         A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under ss. 10-1322 and shall repeat the payment demand procedure.

ss. 10-1327.  AFTER-ACQUIRED SHARES

         A. A corporation may elect to withhold payment required by ss.10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment under ss. 10- 1328.

ss. 10-1328.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

         A. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due and either demand payment of the dissenter's estimate, less any payment under ss. 10-1325, or reject the corporation's offer under ss. 10-1327 and demand payment of the fair value of the dissenter's shares and interest due, if either:

         1. The dissenter believes that the amount paid under ss. 10-1325 or offered under ss. 10-1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

         2. The corporation fails to make payment under ss. 10-1325 within sixty days after the date set for demanding payment.

         3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                     ARTICLE 3. JUDICIAL APPRAISAL OF SHARES

ss. 10-1330.  COURT ACTION

         A. If a demand for payment under ss. 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the court in the county where a corporation's principal offices or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.

         D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master's report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         E. Each dissenter made a party to the proceeding is entitled to judgment either:

         1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.

         2. For the fair value plus accrued interest of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ss. 10-1327.

ss. 10-1331.  COURT COSTS AND ATTORNEY FEES

         A. The court in an appraisal proceeding commenced under ss. 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amounts offered by the corporation pursuant to ss.ss. 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under ss. 10-1328.

         B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:

         1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.

         2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to ss.ss. 10-1325 and 10-1327.

         3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

         C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                   APPENDIX B


                          O'CONNOR, CAVANAGH, ANDERSON,
                         KILLINGSWORTH & BESHEARS, P.A.
                       One East Camelback Road, Suite 1100
                             Phoenix, Arizona 85012
                                  602-263-2400



                                 March 28, 1996


Southern Arizona Bancorp, Inc.
1800 Fourth Avenue
Yuma, Arizona  85364

                  Re: Certain Federal Income Tax Consequences Associated with Merger Agreement and Plan of Reorganization

Gentlemen:

                  We have acted as special legal counsel to Southern Arizona Bancorp, Inc., an Arizona corporation ("Southern Arizona"), in connection with the proposed merger of Southern Arizona with and into Zions Bancorporation, a Utah corporation ("Zions"), under the laws of the states of Arizona and Utah (the "Holding Company Merger"), and the proposed merger of Southern Arizona Bank, an Arizona banking corporation and Southern Arizona's wholly-owned subsidiary ("SAB"), with and into National Bank of Arizona, a national banking corporation ("NBA"), one of Zions' wholly-owned subsidiaries (the "Bank Merger") pursuant to the Agreement and Plan of Reorganization dated January 17, 1996 (the "Agreement") between Southern Arizona, Zions, NBA and SAB. The Holding Company Merger is described in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") constituting the proxy statement of Southern Arizona Bancorp, Inc. for a shareholders' meeting to be held in March 1996.

                  Pursuant to Section 3.3 of the Agreement, you have requested our opinion as to certain federal income tax consequences to the shareholders of Southern Arizona of the Holding Company Merger. All terms contained herein, unless otherwise specified, have the meaning assigned to them in the Agreement.

                  Subject to the assumption that (i) the Holding Company Merger and the Bank Merger will take place as described in the Proxy Statement/Prospectus and in the Agreement, (ii) the documents and signatures examined by us are genuine and authentic, (iii) persons executing the documents examined by us have the legal capacity to execute such documents, and (iv) the cash received by the Southern Arizona shareholders will not exceed the fair market value of the Zions Common Stock received by the Southern Arizona shareholders in the Holding Company Merger, and subject to the further limitations, assumptions and qualifications set forth below, it is our opinion that under present law for federal income tax purposes:

                  (1) The Holding Company Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (2) Southern Arizona will recognize no taxable gain or loss as a result of the Holding Company Merger.

                  (3)      Southern  Arizona   shareholders  will  recognize  no
                           taxable gain or loss upon the receipt of Zions Common Stock pursuant to the Holding Company Merger.

                  (4) Southern Arizona shareholders may have to recognize taxable gain if any cash ("Boot") is received pursuant to the Holding Company Merger. Such gain will be recognized to the extent of the lesser of (a) the gain which would have been realized by such shareholder had the Holding Company Merger been a fully taxable transaction or (b) the Boot received. Such gain will be capital gain if the Southern Arizona Common Stock surrendered by a Southern Arizona shareholder in the Holding Company Merger was a capital asset in the hands of that Southern Arizona shareholder.

                  (5) The holding period of the Zions Common Stock received by the Southern Arizona shareholders in the Holding Company Merger will include the period during which the shares of Southern Arizona Common Stock were held, provided such shares were held as a capital asset.

                  (6) If any cash is received in lieu of a fractional share of Zions Common Stock, gain (or loss) will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in that fractional share.

                  (7) The tax basis of the Zions Common Stock received by the Southern Arizona shareholders in the Holding Company Merger will be the same as the tax basis of the Southern Arizona Common Stock surrendered in exchange therefor, decreased by any cash received and increased by any gain recognized.

                  With respect to the opinions set forth above, we have examined and relied upon the accuracy and completeness of the facts, covenants, and representations relating to the proposed Holding Company Merger transactions contemplated by the Agreement and contained in the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate. In addition, we have relied upon certain statements, representations, and covenants certified by Southern Arizona, Zions, and certain shareholders of Southern Arizona and our opinion is conditioned, among other things, upon the initial and continued accuracy of those statements, representations, and covenants, as well as upon facts, covenants, and representations set forth in the documents referred to above. Finally, we have assumed that there is no existence of a plan by any other shareholders of Southern Arizona to sell the Zions Common Stock received in the Holding Company Merger constituting 50 percent or more of the total consideration received in the Holding Company Merger.

                  We render the foregoing opinions in our capacity as attorneys admitted to practice law in the State of Arizona. We do not opine or purport to opine in any manner to the extent that the Holding Company Merger involves the laws of any jurisdiction other than the United States of America. You should be aware that the foregoing opinion is not binding upon the Internal Revenue Service or courts and represents only our good faith evaluations of the provisions of the Code and applicable Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service and court decisions, any of which could be changed or overruled at a future date with retroactive effect. In rendering the foregoing opinion, we have relied upon those authorities available to us as of the business day preceding the day of this letter, and we assume no responsibility for changes in applicable law occurring after such date.

                  We hereby expressly consent to any reference to our firm in the Proxy Statement/Prospectus, the inclusion of this opinion as an exhibit to that Proxy Statement/Prospectus, and the filing of this opinion with any appropriate governmental agency.

                                Very truly yours,

                                /s/ O'Connor, Cavanagh, Anderson,
                                Killingsworth & Beshears, P.A.

                                   APPENDIX C


                                   M ONE, INC.

- --------------------------------------------------------------------------------

                             SOUTHERN ARIZONA BANCORP, INC.


                                    FAIRNESS
                                    OPINION

- --------------------------------------------------------------------------------


February 29, 1996

The Board of Directors
Southern Arizona Bancorp, Inc.
P. O. Box 5148
Yuma, AZ  84364

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (the "Common Shares") of Southern Arizona Bancorp, Inc. (the "Company") of the consideration, as herein defined, offered by Zions Bancorporation ("Zions") to such holders in the proposed merger (the "Merger") of the Company into Zions, pursuant to the Agreement and Plan of Reorganization as of January 17, 1996 between the Company and Zions (the "Agreement"). The number of shares of Zions common stock that will be exchanged for each share of the Company common stock will be determined by applying a formula as set forth in the Agreement.

M ONE, Inc. ("M ONE") is a financial advisory and consulting firm whose principals and Advisory Board members have extensive experience in the strategic, operations and financial affairs of American depository institutions, including mergers and acquisitions. M ONE has not been retained to provide investment banking or advisory services to the Company outside of rendering this fairness opinion and did not determine or recommend the kind or amount of consideration to be paid in the Merger. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services. M ONE's opinion is directed only to the consideration to be received by the Company shareholders in the Merger and does not constitute a recommendation to any Company shareholder as to how such shareholder should vote at the Annual Meeting.

In arriving at our opinion, we have reviewed and analyzed, among other things:

1. Agreement and Plan of Reorganization between Zions Bancorporation and Southern Arizona Bancorp, Inc. dated 01/17/96
2. Zions Bancorporation Form S-4 Dated 01/31/96 as well as the last three Form 10-K Annual Statements
3.    Zions Bancorporation Unaudited 1995 Annual Financial Statements
4.    Zions Bancorporation last three Annual Reports
5.    Zions Bancorporation last two Proxy Reports
6.    Zions Bancorporation Quarterly Reprort dated 09/30/95
7.    Southern   Arizona  Bancorp,   Inc.   Preliminary  1995  Annual  Financial
      Statements
8.    Southern Arizona Bancorp, Inc. last two Annual Reports

9. Southern Arizona Bank - Bank Deposit By County Report - Yuma County dated 12/31/95

We also have held discussions with members of the Senior Management of the Company and Zions regarding their respective past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading history for the Company's and Zions' Common Shares, compared certain financial and stock market information for the Company and Zions with similar information for certain other companies, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as we considered relevant.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for the purposes of this opinion. In this regard, we have assumed that the financial forecasts have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company and Zions. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company and Zions or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have not independently evaluated the allowance for loan losses of the respective companies in relation to their loan portfolios and have assumed that the allowance for the Company and Zions are adequate to cover future loan portfolio losses as they may occur from time to time.

Set forth below is a brief summary of selected analyses undertaken by M ONE in connection with rendering its opinion to the Company's Board of Directors.

Analysis of the Zions' Offer
M ONE reviewed the terms of the proposed transaction as reflected in the Merger Agreement. The Agreement established a fixed purchase price of $25,330,000, plus consolidated net undistributed income of the Company after October 1 as defined in the Agreement (the "Benchmark Price"). The Benchmark Price is constant, as defined, between the price range of Zions's stock from $59.00 per share to $72.00 per share. M ONE has calculated that each share of the Company common stock has an economic value of $20.00 at the Benchmark Price of $25,330,000. The number of shares of Zions' stock exchanged for the Company stock will vary according to the average price of Zions' stock divided into the Benchmark Price. The economic value of the exchange price of $20.00 compares to $14.70 per share for the average trading value of the Company's stock for the 90 days prior to September 30, 1995. The

Benchmark consideration represents a purchase price which was 2.86 times the Company's book value as of 09/30/95; as of that date, the Company's book value and tangible book value were the same.

Dividend Analysis
M ONE analyzed the effect of the Zions' offer on the dividends received by Company shareholders. Assuming the current indicated annual dividends for Zions' common stock of $1.64 per share, the annual yield is 2.46% at the closing price at the date that the Agreement was signed. Assuming the current indicated annual dividend for the Company common stock of $0.36 per share, the annual yield is 2.4% at the closing price at the date the Agreement was signed. The equivalent Zions' dividend is $0.49 per share based upon the $20.00 economic value of the exchange offer compared to the $0.36 dividend per share currently received on the Company Common Shares.

Analysis of Selected Merger Transactions
M ONE reviewed certain financial data related to bank holding company acquisitions of banks announced during 1995 throughout the United States. In addition, we reviewed similar data for selected transactions that were announced in certain Southwestern states where the acquired banks had an asset size ranging from $70 million to $350 million - Exhibit A).

For each of the selected transactions, M ONE reviewed the purchase price as a percentage of the acquiree's book value, tangible book value and total assets; as a multiple of the acquiree's latest twelve months earnings per share; and as a premium over the acquiree's market price in recent public share purchases prior to the acquisition. The calculations yielded the following statistics, utilizing the Company's full year results for 1995, compared to the most recently available figures in the Bank universe (Exhibit A) at 09/30/95:

1. The purchase price offered as a percentage of book value ranged from 254% to 98% with an average of 154% and a median of 147% as compared to 286% for the merger.

2. The price offered as a percentage of assets ranged from 23.3% to 7.2% with an average of 14.2% and a median of 14.5% as compared to 19.9% for the merger.

3. The price offered as a multiple of the latest twelve months earnings per share ranged from 60.7 times to 6.9 times with an average of 17.5 times and a median of 12.9 times as compared to 12.67 times associated with the merger. The price earnings ratio can vary significantly in peer companies depending upon bank performance. To better focus this comparison, M ONE conducted an additional sampling of the 80 commercial banks acquired during 1995 with return on equity levels greater than 15% (i.e., high performing, like Southern

      Arizona - Exhibit B). For this focused peer comparison, the average acquisition price/earnings ratio was 12.5 and the median was 12.0 as compared to 12.67 for the merger.
4. The core deposit premium (price offered, less tangible book value divided by core deposits) ranged from 15.4% to 6.00% with an average of 6.57% and a median of 6.62% as compared to 14.4% with the merger.

The aforementioned comparisons are limited in that no company or transaction is identical to Southern Arizona or Zions. Previous transactions generally occurred in different stock markets and economic conditions. As such, an analysis of the results of the foregoing involves judgments associated with differences in financial, operating, geographic and other factors that could affect the public trading value of companies to which they are being compared.

Discounted Cash Flow Analysis
- -----------------------------
M ONE completed a discounted cash flow analysis to compare the offered merger price against the intrinsic value of Southern Arizona Bancorp as an ongoing concern - Exhibits C(1) and C(2). Based upon projected earnings and reasonable assumptions concerning a future terminal value and discount rate on cash flows, the analysis concluded the current intrinsic value of the Company as an ongoing concern to range between $13.30 and $17.66, depending on the discount rate applied and the timing of a future sale. This analysis is not necessarily indicative of actual future results and does not purport to reflect pricing multiples at which any securities may trade at any time in the future.

Zions' Analyses
- ---------------
M ONE reviewed the historical performance of Zions, the historical performance of publicly traded peers, the historical and current stock market valuation of Zions and its peers, and management and financial analysts' earnings projections for Zions. M ONE compared the financial performance of Zions based on various financial measures of earnings performance, capital adequacy, asset quality and operating efficiencies with selected other banking companies that operate in the Western states - Exhibit D). The calculations yielded the following statistics as of 09/30/95 (the most recent statement date where comparable statistics are available):

1. The price to earnings ratio for the peer group ranged from 16.17 to 10.46 with an average of 12.56 compared to Zions' 13.47 times.
2. The price to book value ratio for the peer group ranged from 3.51 to 1.41 with an average of 1.92 compared to Zions' 2.64 times.
3. The return on assets ratio for the peer group ranged from 1.60% to .45% with an average of 1.22% compared to Zions' 1.31%.

4. The return on equity ratio for the peer group ranged from 23.01 to 5.90 with an average of 15.87 compared to Zions' 18.82%.
5. The dividend pay out ratio for the peer group ranged from 77.74 to 20.96 with an average of 34.26 compared to Zions' 26.30%.
6. The reserve for loan losses as a percentage of total loans for the peer group ranged from 5.46 to 1.40 with an average of 2.16 compared to Zions' 2.68.
7. The non-performing assets as a percentage of total loans for the peer group ranged from 2.40 to .33 with an average of .87 compared to Zions' .83.
8. The tangible book value to asset ratio for the peer group ranged from 8.99 to 5.27 with an average of 6.80 compared to Zions' 6.65%(1).

The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. M ONE believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis without considering all analyses or without considering all factors relevant thereto would create an incomplete view of the process underlying M ONE's review and opinion.

The fact that any specific analysis or factor has been referred to in the summary above is not meant to indicate that such analyses or factors were given greater weight than any other.

M ONE made numerous assumptions with respect to industry performance, general business and economic conditions, the legislative and regulatory environment for depository institutions and other matters relevant to the commercial banking industry.

Based upon and subject to the foregoing and other such matters we consider relevant, it is our opinion that, as of the date thereof, the consideration offered in the merger is fair, from a financial point of view, to the holders of the Common Shares of the Company.

Sincerely, M ONE, Inc.


BY: /s/Marilyn Seymann                         BY:/s/L. William Seidman
    --------------------                          ---------------------
    Marilyn R. Seymann                            L. William Seidman
    President & CEO                               Chairman - Advisory Board


Attachments

- --------
1 Tangible book value calculated utilizing 12/31/95 figures.
                                                                               5


                                                    Exhibit A

                                                      Bank/
             Acquiror                   St.           Thrift                  Seller               St.
- ----------------------------------------------------------------------------------------------------------

Vectra Banking Group                    CO             Bank        Bank Land Company               CO
CVB Financial Corp                      CA             Bank        Citizens Commercial             CA
Pacific Bank, NA                        CA             Bank        Burlingame Bancorp              CA
Shinhan Bank                            ROK            Bank        Marine National Bank            CA
First Fnc'l Bnkshrs                     TX             Bank        Citizens Equity Corp            TX
FP Bancorp                              CA             Bank        Rancho Santa Fe NB              CA
Cullen/Frost Bankers                    TX             Bank        Park NB of Houston              TX
Dartmouth Capital                       NH            NonDep       Liberty Nat'l Bk - CA           CA
ValliCorp Holdings                      CA             Bank        CoBank Financial Corp           CA
Norwest Corporation                     MN             Bank        Bank of Robstown                TX
California St. Bank                     CA             Bank        Landmark Bancorp                CA
Comerica Inc.                           MI             Bank        QuestStar Bank, N.A.            TX
Plains Capital Corp                     TX             Bank        Friona Bancorp                  TX
Norwest Corporation                     MN             Bank        Liberty National Bank           TX
Norwest Corporation                     MN             Bank        Alice Bancshares                TX
Coastal Bancorp                         TX            Thrift       Texas Capital Bncshrs           TX
Eldorado Bancorp                        CA             Bank        Mariners Bancorp                CA
ValliCorp Holdings                      CA             Bank        El Capitan Bncshrs              CA
Texas Bncp Shares                       TX             Bank        Camino Real Bncshrs             TX
Norwest Corporation                     MN             Bank        First NB - Big Spring           TX
Victoria Bankshares                     TX             Bank        Cattlemen's Financial           TX
California Bancshares                   CA             Bank        Centennial Bank                 CA
Norwest Corporation                     MN             Bank        Valley - Hi Inv. Co             TX
First Interstate                        CA             Bank        Tomball Nat'l Bncshrs           TX
CRB Financial Corp.                     TX             Bank        Camino Real Bncshrs             TX
Northern Trust Corp                     IL             Bank        Tanglewood Bncshrs              TX
Texas Fin'l Bancorp                     MN             Bank        First Bank                      TX
Western Bank                            OR             Bank        Pacific Bank, NA                CA


Exhibit B
- -----------------------------------------------------------------------------------------------------------------------------------

1995 Commercial Bank Transactions
(comparison of high performing institutions)
                                                                   (P)ool,        Deal       Seller Information:
                                                                   P(u)rch  Deal Price/ Deal --------------------------------------
                                                       Ann-  Deal (N)A, Not Price/ Tng.Price/  Total  Total Equity  YTD  YTD   NPA
                          Bank/                        ounce Value (D)is-    Book   Bk  4-Qtr  Assets Equity Assets ROAA ROAE Assets
     Acquiror        St. Thrift   Seller           St. Date  ($M)  closed    (%)   (%)  EPS    ($000s) ($000s) (%)   (%)  (%)   (%)
- -----------------------------------------------------------------------------------------------------------------------------------

Vectra Banking Group CO  Bank Bank Land Company     CO 12/27/95 22.3 U 176.75 176.75 11.39    109,529 12,617 11.52 1.73 15.84  0.42
Colonial BancGroup            Southern Banking                                       18.56    207,204                   15.95
ABC Bancorp. Inc     GA  Bank Southland Bancorp     AL 12/19/95 11.2 U 180.00 180.00 13.21    102,336  7,197  7.03 1.15 16.71  1.16
Community Bnkshrs             Commerce Bank of VA                                    12.56     68,277                   15.33
Bank of Boston                BayBanks, Inc                                          15.33 11,524,770                   15.84
Charter Bancshares            Texas Bank                                             9.36      36,247                   15.53
Compass Bancshares            Post Oak Bank                                           NA      299,458                   17.40
Compass Bancshares            Peoples Bncshrs                                         NA      129,279                   20.68
CNB Bancshares, Inc           Du Quoin Bancorp                                       13.21     86,756                   15.34
Whitaker Bank Corp            Mount Sterling Nat'l                                   16.67     67,356                   19.79
First Bank System             First Interstate                                       12.03 55,067,000                   23.86
Fort Wayne National           Valley Financial Srvcs                                 13.00    728,857                   15.80
Fulton Fin'l Corpp            Gloucester County                                      13.98    185,323                   20.36
Peoples Heritage Fin          Bank of NH Corp                                        15.50    960,052                   15.78
First Michigan                Arcadia Fin'l Group                                     NA       97,632                   20.84
George Mason Bnkshrs          Palmer National Bcrp                                   12.86     91,392                   16.16
Gulf Coast B&T Co             Gulf South Bncshrs                                     6.62      51,690                   22.08
Washington Mutual Bk          Western Bank                                           16.67    738,572                   15.42
Magna Group                   River Bend Bcshrs                                      12.36    160,657                   15.16
Citi-Bancshares               Citizens First Bnshr                                   22.13     38,481                   15.28
Whitney Holding Corp          First Citizens Bncsh                                   18.03    231,697                   14.89
MidAmerica Bancshares         Minnesota State Bcsh                                    NA       93,317                   25.47
First Fnc'l Bkshrs            Weatherford Nat Bksh                                   12.15     56,070                   17.31
Chittenden Corp               Flagship B&T                                           13.21    258,296                   18.00
LUB Financial                 Summit Bancorp                                         34.70  5,512,343                   15.78
First Fnc'l Bnkshrs  TX  Bank Citizens Equity Corp  TX  9/8/95  13.1 U 162.83 164.66 10.68     91,134  8,045  8.83 1.43 16.14  1.12
Cullen/Frost Bankers TX  Bank Park NB of Houston    TX 8/18/95  34.0 U 216.44 216.44 12.69    225,249 15,709  6.97 1.17 16.26  0.29
Norwest Corporation           Irene Bancorporation                                   9.49      35,995                   19.60
National City Corp            Integra Financial                                      13.12 14,810,861                   17.06
First Bank System             FirsTier Financial                                     12.61  3,580,427                   15.69
Colonial BancGroup            Southland Bancorp                                       NA      102,336                   16.71
UMB Financial Group           First Sooner Bncshrs                                    NA      120,162                   18.72
NationsBank Corp              North Florida Bk Crp                                    NA       51,770                   18.72
First Nat'l Bancorp           Bank of Heard County                                   14.95     38,644                   17.10
South Banking Comp            Pineland State Bank                                     NA       26,412                   16.44
Compass Bancshares            Flower Mound Bncshrs                                    NA       45,307                   22.49
First Chicago Corp            NBD Bancorp, Inc                                       9.13  47,755,844                   16.12
PNC Bank Corp                 Midatlantic Corp                                       11.29 13,634,216                   15.30
BancMidwest Corp              South St. Paul Bcshr                                   9.07      38,661                   20.70
Comerica Inc.        MI  Bank QuestStar Bank, N.A.  TX 6/29/95  25.0 U 253.73 253.73 10.71    190,418  9,853  5.17 1.48 25.48  0.02
First Bank System             Midwestern Services                                    16.77    223,661                   15.40
Bank Corporation-GA           Effingham Bank & Trust                                  NA       28,127                   24.72
First Union Corp              First Fidelity Bncp                                    12.44 35,399,736                   15.79
Norwest Corporation  MN  Bank Liberty National Bank TX 6/16/95  27.3 U 200.94 212.56 9.03     147,119 13,586  9.23 2.09 24.45  0.86
Hibernia Corporation          FNB Bancshares, Inc                                    12.91     57,705                   15.25
Central Bancompany            Pleasant Hope Bncshr                                   10.97    100,532                   17.13
Barnett Banks, Inc            Community Bk-Islands                                   12.65     82,782                   18.84
Coastal Bancorp      TX ThriftTexas Capital Bncshrs TX 5/30/95  21.1 U 167.61 168.92 11.99    176,930 12,589  7.12 1.20 16.77  0.15
Norwest Corporation           State National Bank                                    13.87  1,098,189                   20.13
First Commercial Crp          West-Ark Bancshares                                    9.14     133,025                   17.00
First Commerce Corp           Central Corporation                                    18.05    820,150                   16.00
Private Investor              Delhi Bancshares Inc                                   10.11     14,220                   16.02
Texas Bncp Shares    TX  Bank Camino Real Bncshrs   TX 5/10/95  12.9 U 123.23 137.35 9.83     123,809 10,043  8.11 1.19 15.53  0.15
US Bancorp                    West One Bancorp                                       13.85  8,656,701                   15.41
Premier Bancorp               HNB Corporation                                        10.25     93,452                   21.18
Mountain Parks Fin'l          Midway Investment                                      5.81      42,544                   27.98
Lenard C. Briscoe             Dewey County Bancorp                                   11.11     15,055                   17.75
Rice Insurance Agency         Collegiate Peaks Bcp                                   8.94      18,766                   21.04
National City Bncs            First National Bank                                    17.03     16,529                   16.12
Fifth Third Bancorp           Bank of Naples                                         13.66     47,443                   21.24
Bank of New York              Putnam Trust Co                                        15.27    686,406                   15.57
BayBanks, Inc                 Cornerstone Finc'l                                     10.00    142,891                   22.99
Victoria Bankshares  TX  Bank Cattlemen's Financial TX 4/27/95  13.1 U 165.32 165.32 12.96    108,225  7,924  7.32 0.99 14.71  0.85
Norwest Corporation  MN  Bank Valley - Hi Inv. Co   TX 3/22/95  10.7 U 123.54 123.54 6.87     121,728  8,661  7.12 1.32 16.97  0.65
Private Investors-CA          Grossmont Bank                                          NA      462,253                   15.31
International Bancorp         American Bncp                                          11.15     43,304                   22.50
First NB in Cameron           Lee County National                                    8.60      22,378                   21.72
Central Community             Citizens State Bank                                     NA       15,896                   48.95
United Security Bank          Golden Oak Bank                                        9.98      42,222                   25.62
Northern Trust Corp  IL  Bank Tanglewood Bncshrs    TX  2/8/95  33.0 U 219.50 219.50 12.92    233,188 15,004  6.74 1.32 20.21  0.65
Texas Fin'l Bancorp  MN  Bank First Bank            TX  2/7/95  13.2 U 162.64 162.64 11.00     73,201  8,116 11.09 1.73 14.87  0.55
First Interst Bncsvs          First Park City Bshrs                                  11.11     60,088                   17.36
Nat'l Australia Bank          Michigan Nat'l Corp                                    10.05  8,691,969                   19.50
Buerge Bancshares             Peoples State Bank                                     9.49      21,171                   17.64
Mercantile Bancorp            Southwest Bancshares                                   11.50    174,098                   16.57
Hibernia Corporation          Bank of St. John                                       9.12     113,341                   28.76
Norwest Corporation           First Tule Bancorp                                     9.52      60,924                   15.55
Western Bank         OR  Bank Pacific Bank, NA      CA 1/17/95  57.2 U 121.65 123.08  NA      354,144 45,205 12.76 3.35 34.37  5.40
Aspen Bancshares              Val Cor Bancorp                                        10.61     59,329                   19.74
Rebank-Dutch Antilles         Plaza Bank of Miami                                     NA       99,352                   16.06


                                                   ---------------------------------------------------------------------------------
                                                         HIGH   57.2  253.73  253.73 34.70 55,067,000 45,205 12.76 3.35 48.95  5.40
                                                         LOW    10.7  121.65  123.08  5.81     14,220  7,197  5.17 0.99 14.71  0.02
                                                         MEAN   22.6  174.94  177.27 12.51  2,706,658 13,427  8.39 1.55 18.90  0.94
                                                         MEDIAN 21.1  167.61  168.92 12.09    105,281 10,043  7.32 1.32 17.03  0.65
                                                   ---------------------------------------------------------------------------------

                                    Exhibit C

              Summary of Assumptions to Discounted Cash Flow Model
- --------------------------------------------------------------------------------

  o  Discounted  cash flow was based  upon 1995  actual  financial  results  for
     Southern  Arizona  Bancorp,   1996  budgeted  earnings   projections,   and
     discussions with Southern Arizona management.

  o The scenario assumes the repayment of principal of $2.5 million of holding company debt from the years 1997 to 2001. While interest expense for this debt is included in overhead expenses, the repayment of principal does not impact net income.

  o Based upon very slow asset growth projected in 1996 (3.4%), asset growth in the future is projected to average 7% annually, a long-term industry average.

  o Profitability is budgeted to decline slightly during 1996 to a 1.58% return on assets. A steady 1.52% ROA is projected for years thereafter.

  o Due to slower asset growth, the bank's dividends are projected to increase significantly over the projected periods in order to manage core capital at the 7.0 - 8.0% level.

  o  Terminal values were calculated and weighted according to two factors:

     o 50% to the Price/Earnings ratio. The national average during 1995 for commercial banks earning at least 15% ROE was 12.5 times earnings. This ratio was utilized for the discounted cash flow.

     o 50% to Price/Book ratio. A 2.75 price/book ratio was assumed, based upon current and historical offers for Southern Arizona Bancorp.

  o  Two scenarios were run using two separate  discount rates for the analysis:
     12.20% and 15.20%. These rates represent a reasonable range for Southern Arizona's cost of capital, based upon the current 30-year treasury bond rate of 6.5% plus a historical risk premium for small bank stocks of 5.7% to 8.7%.

  o The intrinsic value (or net present value) of Southern Arizona Bancorp as a going concern appears to range between $16.73 and $17.66 per share utilizing a 12.20% discount rate, and between $13.30 and $17.20 per share utilzing a 15.20% discount rate. The range of these of these values depends on when the Company is assumed to be sold in the analysis. Due to slowing earnings growth, the net present value to shareholders declines slightly over time in the discounted cash flow projections.


Exhibit C(1) - Intrinsic Value Of Southern Arizona Bancorp
                                    1993    1994     1995*  1996**  1997    1998    1999    2000    2001    2002    2003    2004
- -----------------------------------------------------------------------------------------------------------------------------------
                                                        Balance Sheet Drivers
- -----------------------------------------------------------------------------------------------------------------------------------
Total  Assets                      91,225 101,254  127,417 131,711 140,931 150,796 161,352 172,646 184,731 197,663 211,499 226,304
Average Assets                             96,240  114,336 129,564 136,321 145,863 156,074 166,999 178,689 191,197 204,581 218,902
Shareholder Equity                  6,024   7,284    8,828  10,261  11,104  11,931  12,614  13,380  14,234  15,684  17,234  18,893
- -----------------------------------------------------------------------------------------------------------------------------------
        Statement of Operations                                                  7
- -----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                  7,042   7,583   7,979   8,537   9,135   9,774  10,459  11,191  11,974  12,812
 -   Loan Loss Provisions                              401     763     545     583     624     668     715     765     818     876
 +   Non Interest Income                             1,281   2,112   1,704   1,823   1,951   2,087   2,234   2,390   2,557   2,736
Operating Income                                0    7,922   8,932   9,138   9,777  10,462  11,194  11,978  12,816  13,713  14,673
 -   Overhead                                        4,700   5,620   5,794   6,199   6,633   7,097   7,594   8,126   8,695   9,303
Pretax Profit                                   0    3,222   3,312   3,344   3,578   3,828   4,096   4,383   4,690   5,018   5,370
 -   Taxes                                           1,223   1,265   1,277   1,367   1,462   1,565   1,674   1,792   1,917   2,051
Net Income                                      0    1,999   2,047   2,067   2,211   2,366   2,532   2,709   2,898   3,101   3,318
 -   Dividends and Debt Repayment                      455     614   1,223   1,384   1,683   1,766   1,854   1,449   1,551   1,659
Transfer to Retained Earnings                   0    1,544   1,433     843     827     683     766     854   1,449   1,551   1,659
- -----------------------------------------------------------------------------------------------------------------------------------
                                                               Key Ratios
- -----------------------------------------------------------------------------------------------------------------------------------
Return on Average Assets                              1.75%   1.58%   1.52%   1.52%   1.52%   1.52%   1.52%   1.52%   1.52%   1.52%
Return on Average Equity                             24.82%  21.44%  19.34%  19.20%  19.28%  19.48%  19.62%  19.38%  18.84%  18.37%
Efficiency Ratio                                     56.47%  57.97%  59.83%  59.83%  59.83%  59.83%  59.83%  59.83%  59.83%  59.83%
Core Capital                                 7.19%    6.93%   7.79%   7.88%   7.91%   7.82%   7.75%   7.71%   7.93%   8.15%   8.35%
- --------------------------------------------------------------------------------------------------------------------------------
                                                               Assumptions
- --------------------------------------------------------------------------------------------------------------------------------
Total Asset Growth                                   25.84%   3.37%   7.00%   7.00%   7.00%   7.00%   7.00%   7.00%   7.00%   7.00%
                                  ----------------------------------------------------------------------------------------------
Net Interest Income/Avg. Assets              0.00%    6.16%   5.85%   5.85%   5.85%   5.85%   5.85%   5.85%   5.85%   5.85%   5.85%
                                  ----------------------------------------------------------------------------------------------
Loan Loss Provisions/Avg. Assets             0.00%    0.35%   0.59%   0.40%   0.40%   0.40%   0.40%   0.40%   0.40%   0.40%   0.40%
                                  ----------------------------------------------------------------------------------------------
Noninterest Income                           0.00%    1.12%   1.63%   1.25%   1.25%   1.25%   1.25%   1.25%   1.25%   1.25%   1.25%
                                  ----------------------------------------------------------------------------------------------
Overhead/Avg. Assets                         0.00%    4.11%   4.34%   4.25%   4.25%   4.25%   4.25%   4.25%   4.25%   4.25%   4.25%
                                  ----------------------------------------------------------------------------------------------
Tax Rate                                             37.95%  38.20%  38.20%  38.20%  38.20%  38.20%  38.20%  38.20%  38.20%  38.20%
- --------------------------------------------------------------------------------------------------------------------------------
Dividend Payout                                      22.75%  30.00%  35.00%  40.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%
- -----------------------------------------------------------------------------------------------------------------------------------
                                                               Intrinsic Value
- -----------------------------------------------------------------------------------------------------------------------------------
Discount Rate                                        12.20%
- ------------------------------------------------------------
Terminal Value
PER Value                                           24,991  25,583  25,832  27,640  29,575  31,645  33,861  36,231  38,767  41,481
     Driver: Price Earnings Multiplier (PER)         12.50   12.50   12.50   12.50   12.50   12.50   12.50   12.50   12.50   12.50
     Driver: Weighting                               50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%
- ----------------------------------------------------------------------------------------------------------------------------------
PB Value                                            24,278  28,218  30,537  32,810  34,689  36,795  39,144  43,130  47,394  51,957
     Driver: Price/Book Multiplier (PB)               2.75    2.75    2.75    2.75    2.75    2.75    2.75    2.75    2.75    2.75
     Driver: Weighting                               50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%
- ---------------------------------------------------
Perpetuity Value                                    16,387  16,775  16,939  18,125  19,393  20,751  22,204  55,740  25,421  27,200
     Driver: Long Term Sustainable Growth             0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   7.00%   0.00%   0.00%
     Driver: Weighting                                0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%
Average Terminal Value                              24,634  26,900  28,184  30,225  32,132  34,220  36,502  39,680  43,080  46,719
Investor Cashflows: Dividends                          455     614   1,223   1,384   1,683   1,766   1,854   1,449   1,551   1,659
- ----------------------------------------------------------------------------------------------------------------------------------
                       Terminal Value               24,634  26,900  28,184  30,225  32,132  34,220  36,502  39,680  43,080  46,719
- ----------------------------------------------------------------------------------------------------------------------------------
Intrinsic Value (Net Present Value)                 22,361  22,261  21,713  21,705  21,650  21,617  21,600  21,669  21,708  21,721
- ----------------------------------------------------------------------------------------------------------------------------------
Net Present Value Per Share                         $17.66  $17.58  $17.15  $17.14  $17.10  $17.07  $17.06  $17.11  $17.14  $17.15
- ----------------------------------------------------------------------------------------------------------------------------------
Terminal Value Per Share                            $19.45  $21.24  $22.26  $23.87  $25.38  $27.03  $28.83  $31.34  $34.02  $36.90
- ----------------------------------------------------------------------------------------------------------------------------------
Annual Earnings Growth                                        2.37%   0.98%   7.00%   7.00%   7.00%   7.00%   7.00%   7.00%   7.00%
- ----------------------------------------------------------------------------------------------------------------------------------
Price to Book Value (NPV)                             2.53    2.52    2.46    2.46    2.45    2.45    2.45    2.45    2.46    2.46
- ----------------------------------------------------------------------------------------------------------------------------------
*1995 numbers are actual
**1996 numbers are based upon Southern Arizona's 1996 budget
***1996 overhead includes $153,000 holding company interest expense


Exhibit C(2) - Intrinsic Value Of Southern Arizona Bancorp
                                     1993    1994    1995*  1996**  1997    1998    1999    2000    2001    2002     2003    2004
- ------------------------------------------------------------------------------------------------------------------------------------
                                                         Balance Sheet Drivers
- ------------------------------------------------------------------------------------------------------------------------------------
Total  Assets                       91,225 101,254 127,417 131,711 140,931 150,796 161,352 172,646 184,731 197,663  211,499 226,304
Average Assets                              96,240 114,336 129,564 136,321 145,863 156,074 166,999 178,689 191,197  204,581 218,902
Shareholder Equity                   6,024   7,284   8,828  10,261  11,604  12,931  14,114  15,127  15,939  16,519   17,139  17,803
- ------------------------------------------------------------------------------------------------------------------------------------
        Statement of Operations                                                  7
- ------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                  7,042   7,583   7,979   8,537   9,135   9,774  10,459  11,191   11,974  12,812
 -   Loan Loss Provisions                              401     763     545     583     624     668     715     765      818     876
 +   Non Interest Income                             1,281   2,112   1,704   1,823   1,951   2,087   2,234   2,390    2,557   2,736
Operating Income                                 0   7,922   8,932   9,138   9,777  10,462  11,194  11,978  12,816   13,713  14,673
 -   Overhead                                        4,700   5,620   5,794   6,199   6,633   7,097   7,594   8,126    8,695   9,303
Pretax Profit                                    0   3,222   3,312   3,344   3,578   3,828   4,096   4,383   4,690    5,018   5,370
 -   Taxes                                           1,223   1,265   1,277   1,367   1,462   1,565   1,674   1,792    1,917   2,051
Net Income                                       0   1,999   2,047   2,067   2,211   2,366   2,532   2,709   2,898    3,101   3,318
 -   Dividends                                         455     614     723     884   1,183   1,519   1,896   2,319    2,481   2,655
Transfer to Retained Earnings                    0   1,544   1,433   1,343   1,327   1,183   1,013     813     580      620     664
- ------------------------------------------------------------------------------------------------------------------------------------
                                                               Key Ratios
- ------------------------------------------------------------------------------------------------------------------------------------
Return on Average Assets                              1.75%   1.58%   1.52%   1.52%   1.52%   1.52%   1.52%   1.52%    1.52%   1.52%
Return on Average Equity                             24.82%  21.44%  18.90%  18.02%  17.50%  17.32%  17.44%  17.86%   18.43%  18.99%
Efficiency Ratio                                     56.47%  57.97%  59.83%  59.83%  59.83%  59.83%  59.83%  59.83%   59.83%  59.83%
Core Capital                                  7.19%   6.93%   7.79%   8.23%   8.58%   8.75%   8.76%   8.63%   8.36%    8.10%   7.87%
- ------------------------------------------------------------------------------------------------------------------------------------
                                                              Assumptions
- ------------------------------------------------------------------------------------------------------------------------------------
Total Asset Growth                                   25.84%   3.37%   7.00%   7.00%   7.00%   7.00%   7.00%   7.00%    7.00%   7.00%
                                  -----------------------------------------------------------------------------------------------
Net Interest Income/Avg. Assets               0.00%   6.16%   5.85%   5.85%   5.85%   5.85%   5.85%   5.85%   5.85%    5.85%   5.85%
                                  -----------------------------------------------------------------------------------------------
Loan Loss Provisions/Avg. Assets              0.00%   0.35%   0.59%   0.40%   0.40%   0.40%   0.40%   0.40%   0.40%    0.40%   0.40%
                                  -----------------------------------------------------------------------------------------------
Noninterest Income                            0.00%   1.12%   1.63%   1.25%   1.25%   1.25%   1.25%   1.25%   1.25%    1.25%   1.25%
                                  -----------------------------------------------------------------------------------------------
Overhead/Avg. Assets                          0.00%   4.11%   4.34%   4.25%   4.25%   4.25%   4.25%   4.25%   4.25%    4.25%   4.25%
                                  -----------------------------------------------------------------------------------------------
Tax Rate                                             37.95%  38.20%  38.20%  38.20%  38.20%  38.20%  38.20%  38.20%   38.20%  38.20%
- ---------------------------------------------------------------------------------------------------------------------------------
Dividend Payout                                      22.75%  30.00%  35.00%  40.00%  50.00%  60.00%  70.00%  80.00%   80.00%  80.00%
- ------------------------------------------------------------------------------------------------------------------------------------

                                                               Intrinsic Value
- ------------------------------------------------------------------------------------------------------------------------------------
Discount Rate                                        15.20%
- ------------------------------------------------------------
Terminal Value
PER Value                                           24,991  25,583  25,832  27,640  29,575  31,645  33,861  36,231   38,767  41,481
     Driver: Price Earnings Multiplier (PER)         12.50   12.50   12.50   12.50   12.50   12.50   12.50   12.50    12.50   12.50
     Driver: Weighting                               50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%   50.00%  50.00%
- ------------------------------------------------------------------------------------------------------------------------------------
PB Value                                            24,278  28,218  31,912  35,560  38,814  41,598  43,833  45,427   47,133  48,958
     Driver: Price/Book Multiplier (PB)               2.75    2.75    2.75    2.75    2.75    2.75    2.75    2.75     2.75    2.75
     Driver: Weighting                               50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%  50.00%   50.00%  50.00%
- ------------------------------------------------------------
Perpetuity Value                                    13,153  13,464  13,596  14,548  15,566  16,655  17,821  35,347   20,404  21,832
     Driver: Long Term Sustainable Growth             0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   7.00%    0.00%   0.00%
     Driver: Weighting                                0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%   0.00%    0.00%   0.00%
- ------------------------------------------------------------------------------------------------------------------------------------
Average Terminal Value                              24,634  26,900  28,872  31,600  34,194  36,622  38,847  40,829   42,950  45,219
Investor Cashflows: Dividends                          455     614     723     884   1,183   1,519   1,896   2,319    2,481   2,655
                       Terminal Value               24,634  26,900  28,872  31,600  34,194  36,622  38,847  40,829   42,950  45,219
- ------------------------------------------------------------------------------------------------------------------------------------
Intrinsic Value (Net Present Value)                 21,779  21,127  20,216  19,775  19,269  18,734  18,197  17,680   17,231  16,842
- ------------------------------------------------------------------------------------------------------------------------------------
Net Present Value Per Share                         $17.20  $16.69  $15.97  $15.62  $15.22  $14.80  $14.37  $13.96   $13.61  $13.30
- ------------------------------------------------------------------------------------------------------------------------------------
Terminal Value Per Share                            $19.45  $21.24  $22.80  $24.96  $27.00  $28.92  $30.68  $32.24   $33.92  $35.71
- ------------------------------------------------------------------------------------------------------------------------------------
Annual Earnings Growth                                        2.37%   0.98%   7.00%   7.00%   7.00%   7.00%   7.00%    7.00%   7.00%
- ------------------------------------------------------------------------------------------------------------------------------------
Price to Book Value (NPV)                             2.47    2.39    2.29    2.24    2.18    2.12    2.06    2.00     1.95    1.91
- ------------------------------------------------------------------------------------------------------------------------------------
*1995 numbers are actual
**1996 numbers are based upon Southern Arizona's 1996 budget
***1996 overhead includes $153,000 holding company interest expense

                                    Exhibit D

              Banking Companies That Operate in the Western States
- --------------------------------------------------------------------------------

        Banc One Corp.                              First Security Corp/Del.
      Bancorp Hawaii Inc.                                Norwest Corp.
       BankAmerica Corp                             Union Bank/San Francisco
         Comerica Inc.                                     US Bancrop
    First Bank System Inc.                             Wells Fargo & Co.
   First Interstate Bancorp                        WestAmerica Bancorporation

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

                  Utah  law  provides  for   indemnification  of  directors  and
officers as follows:

16-10a-902  AUTHORITY TO INDEMNIFY DIRECTORS.

      (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

         (a) his conduct was in good faith; and

         (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

         (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

      (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

      (4)    A corporation may not indemnify a director under this section:

         (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

         (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

      (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

16-10a-903  MANDATORY INDEMNIFICATION OF DIRECTORS.

      Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

16-10a-907  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

      Unless a corporation's articles of incorporation provide otherwise:

      (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

      (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

      (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

16-10a-908  INSURANCE.

      A corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16-10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

16-10a-909      LIMITATIONS OF INDEMNIFICATION OF DIRECTORS.

      (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

      (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

Item 21.  Exhibits and Financial Statement Schedules.

      (a) Exhibits. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-7.

      (b)    Financial Statement Schedules.  Not applicable.

      (c)    Report, Opinion or Appraisal.  Not applicable.

Item 22.  Undertakings.

      The undersigned registrant hereby undertakes as follows:

      (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (6) to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

      (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 2nd day of April, 1996.


                                                 Zions Bancorporation



                                        By:      /s/ Harris H. Simmons
                                                ------------------------------
                                                 Harris H. Simmons, President
                                                   and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harris H. Simmons, Roy W. Simmons, and Gary L. Anderson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Capacity                                    Date


/s/ Harris H. Simmons
- ------------------------                     President, Chief Executive                  April 2, 1996
Harris H. Simmons                            Officer and Director


/s/ Gary L. Anderson
- ------------------------                     Secretary, Senior Vice                      April 2, 1996
Gary L. Anderson                             President and Chief
                                             Financial Officer


/s/ Walter E. Kelly                          Controller                                  April 2, 1996
- ------------------------
Walter E. Kelly

                                      II-5





/s/ Roy W. Simmons                           Chairman and Director                       April 2, 1996
- ------------------------
Roy W. Simmons


/s/ Jerry C. Atkin                           Director                                    April 2, 1996
- ------------------------
Jerry C. Atkin


/s/ R. D. Cash                               Director                                    April 2, 1996
- ------------------------
R. D. Cash


/s/ L. E. Simmons                            Director                                    April 2, 1996
- ------------------------
L. E. Simmons

/s/ Grant R. Caldwell                        Director                                    April 2, 1996
- ------------------------
Grant R. Caldwell


/s/ I. J. Wagner                             Director                                    April 2, 1996
- ------------------------
I. J. Wagner


/s/ Roger B. Porter                          Director                                    April 2, 1996
- ------------------------
Roger B. Porter


/s/ Dale W. Westergard                       Director                                    April 2, 1996
- ------------------------
Dale W. Westergard


/s/ Richard H. Madsen                        Director                                    April 2, 1996
- ------------------------
Richard H. Madsen


/s/ Robert G. Sarver                         Director                                    April 2, 1996
- ------------------------
Robert G. Sarver


                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

                                                                                                  Page Number
                                                                                                 in Sequential
Exhibit                                                                                            Numbering
  No.             Description and Method of Filing                                                  System
  ---             --------------------------------                                                  ------

2.1      Agreement and Plan of Reorganization dated as of January 17, 1996 among
         Zions  Bancorporation,  National  Bank  of  Arizona,  Southern  Arizona
         Bancorp, Inc. and Southern Arizona Bank (filed herewith)


3.1      Restated  Articles  of  Incorporation  of  Zions  Bancorporation  dated                        *
         November 8, 1993, and filed with the Department of Business Regulation,
         Division  of  Corporations  of the  State of Utah on  November  9, 1993
         (incorporated by reference to Exhibit 3.1 to the Registrant's  Form S-4
         Registration  Statement,  File No.  33-51145,  filed on Novem-  ber 22,
         1993)

3.2      Restated  Bylaws  of  Zions  Bancorporation,  dated  November  8,  1993                        *
         (incorporated by reference to Exhibit 3.2 to the Registrant's  Form S-4
         Registration Statement, File No. 33-51145, filed November 22, 1993)

5 Opinion of Metzger, Hollis, Gordon & Alprin regarding the legality of the shares of Common Stock being registered (filed herewith)

8        Opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A.
         regarding  tax  matters  (filed  herewith  as  Appendix  B to the Proxy
         Statement/Prospectus)


9        Voting  Trust  Agreement,  dated  December  31, 1991  (incorporated  by                        *
         reference to Exhibit 9 of Zions Bancorporation's  Annual Report on Form
         10-K for the year ended December 31, 1991)

10.1     Amended and Restated Zions Bancorporation Pension Plan (incorporated by                        *
         reference to Exhibit 10.1 of Zions  Bancorporation's  Annual  Report on
         Form 10-K for the year ended December 31, 1994)

10.2     Amendment to Zions  Bancorporation  Pension Plan effective  December 1,                        *
         1994   (incorporated   by   reference   to   Exhibit   10.2  of   Zions
         Bancorporation's Annual Report on Form 10-K for the year ended December
         31, 1994)
                                      II-7

10.3     Zions   Utah   Bancorporation   Supplemental   Retirement   Plan   Form                        *
         (incorporated   by   reference   to   Exhibit   19.4  of   Zions   Utah
         Bancorporation's  Quarterly  Report on Form 10-Q for the quarter  ended
         September 30, 1985)

10.4     Zions Utah  Bancorporation  Key  Employee  Incentive  Stock Option Plan                        *
         approved  by  the  shareholders  of  the  Company  on  April  28,  1982
         (incorporated  by reference  to Exhibit 10.1 of Zions  Bancorporation's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1995)

10.5     Amendment No. 1 to Zions  Bancorporation  Key Employee  Incentive Stock                        *
         Option Plan  approved by the  shareholders  of the Company on April 27,
         1990   (incorporated   by   reference   to   Exhibit   10.2  of   Zions
         Bancorporation's  Quarterly  Report on Form 10-Q for the quarter  ended
         June 30, 1995)

10.6     Amendment No. 2 to Zions  Bancorporation  Key Employee  Incentive Stock                        *
         Option Plan  approved by the  shareholders  of the Company of April 28,
         1995   (incorporated   by   reference   to   Exhibit   10.3  of   Zions
         Bancorporation's  Quarterly  Report on Form 10-Q for the quarter  ended
         June 30, 1995)

10.7     Zions  Bancorporation  Deferred  Compensation  Plan for  Directors,  as                        *
         amended May 1, 1991  (incorporated  by reference to Exhibit 19 of Zions
         Bancorporation's Annual Report on Form 10-K for the year ended December
         31, 1991)

10.8     Zions Bancorporation Senior Management Value Sharing Plan, Award Period                        *
         1991-1994   (incorporated   by   reference   to  Exhibit  19  of  Zions
         Bancorporation's Annual Report on Form 10-K for the year ended December
         31, 1992)

10.9     Zions Bancorporation Senior Management Value Sharing Plan, Award Period                        *
         1992-1995   (incorporated   by  reference  to  Exhibit  10.6  of  Zions
         Bancorporation's Annual Report on Form 10-K for the year ended December
         31, 1992)

10.10    Zions Bancorporation Senior Management Value Sharing Plan, Award Period                        *
         1993-1996   (incorporated   by  reference  to  Exhibit  10.8  of  Zions
         Bancorporation's Annual Report on Form 10-K for the year ended December
         31, 1993)

                                      II-8

10.11    Zions Bancorporation Senior Management Value Sharing Plan, Award Period                        *
         1994-1997   (incorporated   by  reference  to  exhibit  10.9  of  Zions
         Bancorporation's Annual Report on Form 10-K for the year ended December
         31, 1994)

10.12    Zions Bancorporation  Senior Management Value Sharing Plan Award Period                        *
         1995-1998   (incorporated  by  reference  to  Exhibit  10.14  of  Zions
         Bancorporation's Annual Report on Form 10-K for the year ended December
         31, 1995)

10.13    Zions Bancorporation Executive Management Pension Plan (incorporated by                        *
         reference to Exhibit 10.10 of Zions  Bancorporation's  Annual Report on
         Form 10-K for the year ended December 31, 1994)

10.14    Employment  Agreement with Mr. John J. Gisi  (incorporated by reference                        *
         to Exhibit 10.13 of Zions  Bancorporation's  Annual Report on Form 10-K
         for the year ended December 31, 1995)

10.15    Form of Employment  Agreement between National Bank of Arizona and John
         E.  Byrd  (filed  herewith  as  Exhibit  III to  Agreement  and Plan of
         Reorganization, filed as Exhibit 2.1)

21       List of subsidiaries of Zions Bancorporation (incorporated by reference                        *
         to Exhibit 21 of Zions Bancorporation's  Annual Report on Form 10-K for
         the year ended December 31, 1995)

23.1     Consent  of  KPMG  Peat  Marwick  LLP,  independent   certified  public
         accountants for Zions Bancorpora- tion (filed herewith)


23.2 Consent of McGladrey & Pullen, independent certified public accountants for Southern Arizona Bancorp, Inc. (filed herewith)


23.3     Consent  of  Deloitte  &  Touche  LLP  independent   certified   public
         accountants for Southern Arizona Bancorp, Inc. (filed herewith)


23.4 Consent of Metzger, Hollis, Gordon & Alprin (contained in their opinion filed as Exhibit 5)


23.5     Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A.
         with respect to certain tax matters (filed herewith in Appendix B to the Proxy Statement/Prospectus)


23.6     Consent of M One, Inc. (filed herewith)


                                      II-9

24.1     Power  of  Attorney  (set  forth  on  Page  II-5  of  the  Registration
         Statement)


99.1 Preliminary copy of letter to shareholders of Southern Arizona Bancorp, Inc. (filed herewith)


99.2     Preliminary  copy of Notice  of  Special  Meeting  of  Shareholders  of
         Southern Arizona Bancorp, Inc. (filed herewith)


99.3     Preliminary  copy of form of proxy for use by  shareholders of Southern
         Arizona Bancorp, Inc. (filed herewith)


99.4     Agreement  between Zions  Bancorporation  and each director of Southern
         Arizona Bancorp, Inc. (filed herewith as part of Agreement and Plan of Reorgani- zation, filed as Exhibit 2.1)


99.5     Fairness  Opinion of M One, Inc.  (filed  herewith as Appendix C to the
         Proxy Statement/Prospectus)



* incorporated by reference

                                      II-8

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